Exhibit 10.1
LEASE
BY AND BETWEEN
CRP NORTH FIRST STREET, L.L.C.,
A DELAWARE LIMITED LIABILITY COMPANY
AS LANDLORD
AND
HARMONIC INC.,
A DELAWARE CORPORATION
AS TENANT
PREMISES:
4300 NORTH FIRST STREET
SAN JOSE, CALIFORNIA

LEASE
SUMMARY OF LEASE TERMS
4300 North First Street
San Jose, California 95134

A.	Date:	December 15, 2009

B.	Landlord:	CRP North First Street, L.L.C., a Delaware limited liability company

	Landlord’s address for notices: [Paragraph 28.11]	CRP North First Street, L.L.C. c/o Carlyle Realty 11100 Santa Monica Boulevard, Suite 750 Los Angeles, CA 90025 Fax No.: (310) 575-1755 Attn: Paul Brady

With copies to:

The Carlyle Group 4 Orinda Way, Suite 170D Orinda, CA 94563 Fax No.: (925) 258-1330 Attn: David Kingery

and

CB Richard Ellis Asset Services 225 W. Santa Clara Street, Suite 1050 San Jose, CA 95113

	Landlord’s address for payments: [Paragraph 3.2]	CRP North First Street, L.L.C. P.O. Box 301109 Los Angeles, CA 90030-1109

C.	Tenant:	Harmonic Inc., a Delaware corporation

i

	Tenant’s address for notices:	Before the Commencement Date:
[Paragraph 28.11]

549 Baltic Way Sunnyvale, CA 94089 Attention: Real Estate Director

With a copy to:

549 Baltic Way Sunnyvale, CA 94089 Attention: Legal Department

Following the Commencement Date:

4300 North First Street San Jose, CA 95134 Attention: Real Estate Director

4300 North First Street San Jose, CA 95134 Attention: Legal Department

Tenant Contact Person:

D.	Building:	The office/R&D building located at 4300 North First Street, San Jose, California

E.	Premises: [Paragraph 1.8]	The entirety of the Building

F.	Rentable area of Premises: [Paragraph 1.8]	188,332 square feet

G.	Tenant’s Percentage Share: [Paragraph 1.13]	Lease Years 1 through 5: 87.61% Lease Years 6 through 10: 100%

H.	Lease Term: [Paragraph 2]	The term of this Lease shall be for approximately ten (10) years, subject to extension and earlier termination as provided herein

	Commencement Date:	September 1, 2010, subject to extension as set forth in Exhibit C

	Expiration Date:	The last day of the calendar month in which the ten (10) year anniversary of the Commencement Date shall occur; provided, however, that if the Commencement Date shall be deemed to have occurred on the first day of a calendar month, the Expiration Date shall be the last day of the calendar month immediately preceding the ten (10) year anniversary of the Commencement Date.

I.	Basic Rental:
[Paragraph 3.1]

	Basic Monthly	Basic	Basic
Lease Years	Rental/RSF	Monthly Rental	Annual Rental
Lease Year 1	$0.00	$.00	$.00
Lease Year 2	$0.00	$.00	$.00
Lease Year 3	$1.90	$313,500.00	$3,762,000.00
Lease Year 4	$2.00	$330,000.00	$3,960,000.00
Lease Year 5	$2.10	$346,500.00	$4,158,000.00
Lease Year 6	$2.20	$414,330.40	$4,971,964.80
Lease Year 7	$2.30	$433,163.60	$5,197,963.20
Lease Year 8	$2.40	$451,996.80	$5,423,961.60
Lease Year 9	$2.50	$470,830.00	$5,649,960.00
Lease Year 10	$2.60	$489,663.20	$5,875,958.40
Note: Tenant is not obligated to pay Basic Rental with respect to 23,332 square feet of rentable area of the Premises until the commencement of Lease Year 6.

J.	Parking: [Paragraph 25]	Six Hundred Seventy-Six (676) unreserved parking spaces (on the basis of 3.59 parking spaces per 1,000 square feet of rentable area in the Premises)

K.	Security Deposit: [Paragraph 3.3]	Three Hundred Thirteen Thousand Five Hundred Dollars ($313,500.00) in the form of cash

L.	Landlord’s Broker(s): [Paragraph 28.19]	CB Richard Ellis

M.	Tenant’s Broker(s): [Paragraph 28.19]	Jones Lang LaSalle

N.	Exhibits and addenda: [Paragraph 28.24]	Exhibit A — Project Site Plan and Parking Area
Exhibit B-1 — Project Rules and Regulations
Exhibit B-2 — Rooftop Rules and Regulations
Exhibit C — Tenant Improvement Agreement
Exhibit C-1 — Preliminary Space Plan
Exhibit C-2 — Guaranty of Tenant Improvement Allowance
Exhibit D — Commencement Date Memorandum
Exhibit E — Hazardous Substances Disclosure Certificate
Exhibit F — Memorandum of Lease

The provisions of the Lease identified above in brackets are those provisions where references to particular Lease Terms appear. Each such reference shall incorporate the applicable Lease Terms. In the event of any conflict between the Summary of Lease Terms and the Lease, the latter shall control.

LANDLORD: CRP NORTH FIRST STREET, L.L.C., a Delaware limited liability company
By:	/s/ Paul Brady
Paul Brady
Vice President

TENANT: HARMONIC INC., a Delaware corporation
By:	/s/ Patrick Harshman
	Name:	Patrick Harshman
	Title:	President [chairman, president or vice-president]

By:	/s/ Robin N. Dickson
	Name:	Robin N. Dickson
	Title:	C.F.O. [secretary, assistant secretary, chief financial officer or assistant treasurer]

v

4300 NORTH FIRST STREET
SAN JOSE, CALIFORNIA
LEASE
     THIS LEASE dated for reference purposes only as of December 15, 2009, is made by and between CRP NORTH FIRST STREET, L.L.C., a Delaware limited liability company (“Landlord”), and HARMONIC INC., a Delaware corporation (“Tenant”).
WITNESSETH:
     Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises described in Paragraph 1.8 below, for the term and subject to the terms, covenants, agreements and conditions hereinafter set forth.
     1. DEFINITIONS. In addition to terms that are defined elsewhere in this Lease, unless the context otherwise specifies or requires, the following terms shall have the meanings herein specified:
          1.1 Applicable Laws. The term “Applicable Laws” shall mean all laws, statutes, ordinances, orders, judgments, decrees, regulations, permits, and requirements of all courts and governmental authorities now or hereafter in effect and applicable to the Real Property, including, without limitation, Title III of the Americans With Disabilities Act of 1990 and all regulations and guidelines promulgated thereunder (the “ADA”) and any and all Environmental Laws (as defined in Paragraph 7.3 below).
          1.2 Building and 4400 Building. The term “Building” shall mean the office/R&D building located at 4300 North First Street in San Jose, California, and shown on Exhibit A attached hereto. The term “4400 Building” shall mean the building located at 4400 North First Street in San Jose, California.
          1.3 Common Areas. The term “Common Areas” shall mean all exterior areas of the Project made available by Landlord from time to time for the general common use or benefit of the tenants of the Project (as defined in Paragraph 1.9 below), and their employees and invitees, or the public, including, without limitation, common entrances, access ways, drives and platforms and any passageways and service ways thereto, and the common pipes, conduits, wires and appurtenant equipment serving the Premises. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Common Areas at any time, and Tenant acknowledges and agrees that Landlord may, without any abatement of Rental under this Lease, from time to time, close-off or restrict access to the Common Areas for purposes of permitting or facilitating any construction, alteration, repairs or improvements, provided that in each case there is no material interference with Tenant’s access to or use of the Building or Tenant’s parking rights, or any other express right of Tenant under this Lease.
          1.4 Expense Year. The term “Expense Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires.
          1.5 Land. The term “Land” shall mean the parcel(s) of land on which the Building is located.
          1.6 Lease Year. The term “Lease Year” means each consecutive twelve (12) month period during the Lease Term, commencing on the Commencement Date, except that if the Commencement Date is not the first day of a calendar month, then the first Lease Year shall be the period from the Commencement Date through the final day of the calendar month during which the first anniversary of the Commencement Date occurs, and subsequent Lease Years shall be each succeeding twelve (12) month period during the Lease Term following the first Lease Year.

          1.7 Operating Expenses.
               (a) The term “Operating Expenses” shall mean the total costs and expenses incurred by Landlord in connection with the ownership, management, operation, maintenance and repair of the Real Property (as defined in Paragraph 1.10 hereof) and Common Areas (as defined in Paragraph 1.3 hereof), including, without limitation, the following costs; provided, however, that Landlord shall act in a commercially reasonable manner in incurring Operating Expenses, taking into consideration the class and quality of the Building: (1) salaries, wages, bonuses and other compensation (including hospitalization, medical, surgical, retirement plan, pension plan, union dues, uniforms, parking privileges, payroll, social security, workers’ compensation, unemployment and similar taxes, life insurance, including group life insurance, welfare and other fringe benefits, and vacation, holidays and other paid absence benefits) (collectively, “Compensation Expenses”) relating to employees of Landlord or its agents engaged in the management, operation, repair, or maintenance of the Real Property and Common Areas, it being understood that (i) the costs and expenses of employees of Landlord who are not employed full time, not on site at the Project, or work on several buildings, including the Building, shall be allocated among such buildings in accordance with reasonable and consistent criteria; and (ii) if Landlord and its agents each have employees engaged in the management, operation, repair, or maintenance of the Real Property or Common Areas, then Operating Expenses shall exclude Compensation Expenses for any employees of Landlord’s agents to the extent such employees provide services that are duplicative of the services provided by Landlord’s employees; (2) premium charges incurred by Landlord with respect to fire, other casualty, boiler and machinery, theft, rent interruption and liability insurance, and any other insurance (including earthquake and flood insurance) as may be deemed necessary or advisable in the reasonable judgment of Landlord, or as may be required by any “Security Holder” (as defined in Paragraph 15 hereof), all in such amounts as Landlord reasonably determines to be appropriate, and commercially reasonable deductible amounts under the applicable insurance policies; (3) water charges and sewer rents or fees; (4) license, permit and inspection fees and charges, the cost of contesting any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with any government-mandated transportation system management program or similar program, including the costs of operating any shuttle bus or similar program; (5) sales, use and excise taxes on goods and services purchased by Landlord in connection with the operation, maintenance or repair of the Real Property and Building Systems (as defined in Paragraph 9.1(a) below) and equipment; (6) telephone, telegraph, postage, stationery supplies and other expenses incurred in connection with the operation, maintenance, or repair of the Real Property and Common Areas; (7) management fees and expenses (including fees and expenses for accounting, financial management, data processing and information services) and costs of tenant service programs, provided that Tenant’s Percentage Share of the management fees for any Expense Year shall not be less than Three Thousand One Hundred Twenty-Five Dollars ($3,125.00) per month, nor greater than one and one-half percent (1.5%) of the Basic Rental and other Operating Expenses and Real Property Taxes payable hereunder for such Expense Year; (8) except for costs and expenses which are the sole responsibility of Tenant pursuant to Paragraph 9.1 below, and except as provided in clauses (24) and (25) of Paragraph 1.7(c) below, all costs paid or incurred by Landlord to perform Landlord’s Repair Obligations (as defined in Paragraph 9.2(a) below); (9) supplies, tools, materials and equipment used in connection with the operation, maintenance or repair of the Real Property and Common Areas; (10) painting the exterior of the Building (but not more than once during the initial Lease Term without Tenant’s prior written approval) or Common Areas and the cost of maintaining and repairing or replacing the sidewalks, landscaping and other Common Areas; (11) all costs and expenses for electricity, power and other energy related utilities required in connection with the operation, maintenance and repair of the Common Areas; (12) the cost of landscaping maintenance for the Common Areas; (13) payments under any easement, license, operating agreement, declaration, restrictive covenant or instrument in effect on the date of this Lease pertaining to the sharing of costs by the Building; and (14) the cost of operation, repair and maintenance of the parking facilities appurtenant to or servicing the Building (the “Parking Facilities”), including resurfacing, restriping and cleaning. Any Operating Expenses that constitute capital expenditures (collectively, “Included Capital Items”) shall be amortized by Landlord over the useful life thereof as reasonably determined by Landlord in accordance with generally accepted real estate accounting principles, together with interest on the unamortized balance at a rate per annum equal to the Interest Rate (as defined in Paragraph 3.2 hereof) charged at the time such capital expenditures are made, and such amortized costs shall be included in Operating Expenses only for that portion of the useful life of the Included Capital Item which falls within the Lease Term, unless the cost of the Included Capital Item is less than Five Thousand Dollars ($5,000) in which case it shall be expensed in the year in which it was incurred. Operating Expenses shall be “net” only and for that purpose shall be reduced by the amount of any reimbursement, refund, or credit received or receivable by Landlord (net of the reasonable cost and expenses of obtaining the same, if any) with respect to any item of cost that is included in Operating Expenses. In the event any such reimbursement, refund, or credit is received or receivable by Landlord in a later Lease Year, it shall be applied against the Operating Expense for such later Lease Year; provided, however, that, if the Lease Term has expired, Tenant’s share of such items shall promptly be refunded by Landlord to Tenant.
               (b) Landlord shall calculate Operating Expenses separately for the Building and the 4400 Building, such that, for each Building, Operating Expenses shall include (1) all Operating Expenses fairly allocable to that Building, plus (2) a proportionate share (based on the gross rentable area of the Building as a percentage of the gross rentable area of the Project) of all Operating Expenses which relate to the Project in general and are not fairly allocable to any one building in the Project.
               (c) Operating Expenses shall not include the following: (1) any depreciation allowance or expense, amortization (except with respect to Included Capital Items), expense reserves or other non-cash items; (2) any finance and debt service fees, principal and/or interest on debt or amortization payments on any mortgages executed by Landlord with respect to the Project, any other indebtedness of Landlord (except relating to capital expenditures expressly included in Operating Expenses pursuant to Paragraph 1.7(a) above), and rental under any ground lease of the Project; (3) interest (except as expressly provided in Paragraph 1.7(a) above); (4) Real Property Taxes; (5) accounting, legal and other professional fees and expenses incurred in connection with lease negotiations with prospective tenants of the Project, or the sale or refinance of the Project, or in connection with disputes between Landlord and any tenants of the Project, or between Landlord and any mortgagee; (6) the cost of decorating, improving for tenant occupancy, painting or redecorating portions of the Project to be demised to tenants; (7) advertising or promotional expenses relating to vacant space in the Project; (8) real estate brokers’ or other leasing commissions, fees, disbursements, and other costs and expenses incurred in procuring prospective tenants, and negotiating and executing leases; (9) compensation paid to any employee of Landlord or managing agent not involved in the direct day to day management or operation of the Project, including, but not limited to, administrative, executive and partner wages and salaries, bonuses and other compensation (including hospitalization, medical, surgical, retirement plan, pension plan, union dues, uniforms, parking privileges, payroll, social security, workers’ compensation, unemployment and similar taxes, life insurance, including group life insurance, welfare and other fringe benefits, and vacation, holidays and other paid absence benefits); (10) expenditures for which Landlord is reimbursed from any insurance carrier, from any tenant, including Tenant, or from any other source; (11) cost of repairs or replacements incurred by reason of fire or other casualty or condemnation to the extent that the same is covered by insurance or condemnation proceeds (or to the extent that the same would have been covered by insurance proceeds had Landlord carried the insurance required to be carried by Landlord pursuant to Paragraph 14.5 below); (12) advertising and promotional expenditures relating to leasing space in the Project; (13) costs incurred in performing non-standard work or furnishing services for any tenant (including Tenant), whether at such tenant’s or Landlord’s expense, if such work or service is not also available to Tenant hereunder; (14) except as expressly provided in Paragraph 1.7(a) above, financing costs, including points, commitment fees, broker’s fees, legal fees, and mortgage interest and amortization payments, associated with the selling, syndicating, financing, mortgaging or hypothecating Landlord’s interest in the Project; (15) costs for sculpture, decorations, paintings or other objects of art, including, without limitation, costs incurred with respect to the purchase, ownership, leasing, repair and/or maintenance of same; (16) costs incurred by Landlord arising out of its breach of any of its covenants, agreements, representations, warranties, guarantees or indemnities made under this Lease; (17) any amounts paid to a person, firm, corporation, or other entity related to Landlord that materially exceeds the amount charged by unaffiliated parties for comparable goods or services (taking into account the scope, timing and quality of the goods or services in question); (18) costs associated with the operation of the business of the entity which constitutes Landlord as the same are distinguished from the costs of operation of the Project, including, without limitation, costs of selling, syndicating, financing, mortgaging or hypothecating Landlord’s interest in the

Buildings; (19) the cost of any political, charitable or civic contribution or donation; (20) the cost of installing, operating and maintaining a specialty improvement, including, but not limited to, an observatory, athletic, luncheon or recreational club or facility; (21) any other cost or expense which, under generally accepted real estate accounting principles, consistently applied, would not be a normal maintenance or operating expense of the Real Property, including bad debt loss, rent loss, or reserves for either of them; (22) insurance costs for coverage not included in clause (2) of Paragraph 1.7(a) above, increases in insurance costs directly attributable to the activities of another occupant of the Project, insurance deductibles in excess of commercially reasonable amounts and co—insurance payments; provided, however, that, in the case of any insurance deductibles exceeding Fifty Thousand Dollars ($50,000.00), Tenant shall only be responsible for the cost of Restoration (as defined in Paragraph 19.1 below) of the Tenant Improvements to be installed by Tenant pursuant to the Tenant Improvement Agreement attached hereto as Exhibit C (“Tenant Improvement Agreement”) and any Alterations, and such Restoration costs shall be amortized over the ten (10) year period beginning on the date that Restoration is substantially complete, together with interest on the unamortized balance at a rate per annum equal to the Interest Rate charged at the time such expenditures are made, and such amortized costs shall be included in Operating Expenses only for that portion of such 10-year period which falls within the Lease Term; (23) costs incurred in connection with the presence of any Hazardous Substances, provided that the same shall not affect Tenant’s obligations pursuant to Paragraph 7.3 below; (24) the costs of repairs, alterations, and general maintenance necessitated by the negligence or willful misconduct of Landlord or its agents, employees, or contractors or repairs, alterations, and general maintenance necessitated by the negligence or willful misconduct of any other tenant or occupant of the Building or any of their respective agents, employees, contractors, invitees, or licensees; (25) costs to maintain and repair the roof structure and other structural elements of the Building, including without limitation the foundations, columns, footings, load-bearing and exterior walls (excluding any glass and any routine maintenance, including, without limitation, any painting, sealing, patching and waterproofing of such walls, the cost of which shall be an Operating Expense), sub-flooring, and all pipes and conduit (including, without limitation, the fire protection loop) to the point of entry into the Building; (26) interest or penalties due to the late payment of taxes, utility bills or other such costs; and (27) the costs including fines, penalties, and legal fees incurred due to violations by Landlord, its employees, agents, or contractors or assigns, or any other tenant (excluding Tenant) or occupant of the Project of building codes, any governmental rule or requirement or the terms and conditions of any lease pertaining to the Project or any other contract.
          1.8 Premises. The term “Premises” shall mean the Building, together with the appurtenant right to the use, in common with others, of the Common Areas. Landlord and Tenant agree that the Premises contain the number of square feet of rentable area specified in Paragraph F of the Summary of Lease Terms.
          1.9 Project. The term “Project” shall mean, collectively, the Real Property, the 4400 Building, the parcel(s) of land on which the 4400 Building is located, and the utilities, facilities, drives, walkways, Parking Facilities and other amenities appurtenant to or servicing the 4400 Building.
          1.10 Real Property. The term “Real Property” shall mean, collectively, the Land, the Building, and the utilities, facilities, drives, walkways, Parking Facilities and other amenities appurtenant to or servicing the Building.
          1.11 Real Property Taxes.
               (a) The term “Real Property Taxes” shall mean all taxes, assessments (whether general or special), excises, transit charges, housing fund assessments or other housing charges, levies or fees, ordinary or extraordinary, unforeseen as well as foreseen, of any kind, which are assessed, levied, charged or imposed (1) on the Real Property or any part thereof, (2) on Landlord with respect to the Real Property, (3) on the use or occupancy of the Real Property or any part thereof, (4) with respect to services or utilities consumed in the use, occupancy or operation of the Real Property, (5) on or attributable to personal property used in connection with the Building, including the Common Areas, and (6) related to any government-mandated transportation plan, fund or system affecting the Building, and shall also include any other governmental tax, fee or other excise, however described, which may be levied or assessed in lieu of, as a substitute (in whole or in part) for, or as an addition to, any other Real Property Taxes. Real Property Taxes shall include reasonable out-of-pocket attorneys’ fees, costs and disbursements reasonably incurred in connection with proceedings to contest, determine or reduce Real Property Taxes.
               (b) At any time after the expiration of Lease Year 5, Tenant shall have the right to request Landlord to contest Real Property Taxes, and if Landlord is not willing to undertake such contest, Landlord agrees that Tenant, at Tenant’s expense, can institute a contest on its own and Landlord will reasonably cooperate with such contest. Tax refunds shall be credited against Real Property Taxes and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that (i) in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount of Real Property Taxes paid by Tenant as additional rent under Paragraph 4 below for such Expense Year and (ii) if the total amount of Real Property Taxes paid by Tenant as additional rent under Paragraph 4 below for such Expense Year is, as a result of the limitations set forth in Paragraph 1.11(c) below, less than the total amount of Real Property Taxes for such Expense Year, then tax refunds shall first be credited to the amount of Real Property Taxes paid by Landlord for such Expense Year, and then any remaining amount of such tax refund shall be credited to Tenant as provided above. If Real Property Taxes for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand Tenant’s Percentage Share of any such increased Real Property Taxes. Real Property Taxes shall not include (i) income, gift, franchise, transfer, inheritance, sales, or capital stock taxes, unless, due to a change in the method of taxation, any of such sale or capital stock taxes is levied or assessed against Landlord in lieu of, as a substitute (in whole or in part) for, or as an addition to, any other charge which would otherwise constitute a part of Real Property Taxes, or (ii) penalties and interest, other than those attributable to Tenant’s failure to comply timely with its obligations pursuant to this Lease, (iii) increases in Real Property Taxes (whether increases result from increased rate, valuation, or both) attributable to additional improvements to the Real Property unless constructed for Tenant’s primary benefit or for the common benefit of Tenant and other tenants in the Project, (iv) any Real Property Taxes in excess of the amount which would be payable if such tax or assessment expense were paid in installments over the longest allowable term.
               (c) Notwithstanding anything to the contrary set forth above, Real Property Taxes payable by Tenant shall be subject to the following limitations: (i) Real Property Taxes payable by Tenant during calendar year 2010 shall not exceed $0.29 per square foot of rentable area in the Premises per month; (ii) Real Property Taxes payable by Tenant during calendar year 2011 shall not exceed $0.2919 per square foot of rentable area in the Premises per month; and (iii) commencing in calendar year 2012, Real Property Taxes payable by Tenant shall not increase by more than two percent (2%) per calendar year; provided, however, that if the Real Property is sold or otherwise transferred to an unrelated third party at any time during the Lease Term, then commencing upon the later of (A) the commencement of Lease Year 6 or (B) the date of the sale or other transfer, Tenant shall be obligated to pay actual Real Property Taxes, without any such limitations.
          1.12 Rental. The term “Rental” shall include the Basic Monthly Rental set forth in Paragraph I of the Summary of Lease Terms, all additional rent, and any other costs or charges payable by Tenant to Landlord hereunder.
          1.13 Tenant’s Percentage Share. The term “Tenant’s Percentage Share” shall mean the percentage figure specified in Paragraph G of the Summary of Lease Terms.
     2. TERM.

          2.1 Lease Term. The term of this Lease (the “Lease Term”) shall commence and, unless ended sooner or extended as herein provided, shall expire on the dates respectively specified in Paragraph H of the Summary of Lease Terms (respectively referred to hereinafter as the “Commencement Date” and the “Expiration Date”). Landlord and Tenant hereby agree to confirm the actual Commencement and Expiration Dates within ten (10) days following the commencement of the Lease Term by executing and delivering to each other counterparts of a Commencement Date Memorandum in the form of Exhibit D attached hereto, but the Lease Term shall commence on the Commencement Date and end on the Expiration Date whether or not such Memorandum is executed. This Lease shall be a binding contractual obligation effective upon execution and delivery hereof by Landlord and Tenant, notwithstanding the later commencement of the Lease Term.
          2.2 Delivery of Premises.
               (a) Landlord shall deliver possession of the Premises to Tenant upon the mutual execution and delivery of this Lease by Landlord and Tenant. Tenant agrees to accept possession of the Premises in their “as is” condition on the date of this Lease, without representation or warranty by Landlord, express or implied, except as expressly set forth in this Lease, and with no obligation of Landlord to repaint, remodel, repair, improve or alter the Premises, or to perform any construction, remodeling or other work of improvement upon the Premises, or contribute to the cost of any of the foregoing, except as expressly set forth in this Lease, including the Tenant Improvement Agreement, and subject to any repair, maintenance, warranty and other obligations of Landlord under this Lease. The parties acknowledge that Landlord has caused elevator cabs and related equipment to be delivered to the Premises, but Tenant shall be responsible for installing the elevators and related equipment pursuant to the Tenant Improvement Agreement. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises or the Building or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business, except as expressly set forth in this Lease. Landlord shall assign to Tenant the benefit of any warranties that Landlord has on the elevator equipment, Building Systems or other portions of the Premises that Tenant is responsible for maintaining under this Lease, and shall reasonably cooperate with Tenant to enforce all such warranties.
               (b) Landlord represents and warrants that, to Landlord’s knowledge, as of the date of execution of this Lease, the Real Property complies in all material respects with all Applicable Laws, including, but not limited to, the ADA and Title 24 (as interpreted by applicable governmental or quasi-governmental authorities as of the date of this Lease) applicable to a “cold shell” condition, without regard to any specific use of the Premises or the Tenant Improvements to be installed by Tenant pursuant to the Tenant Improvement Agreement (“Tenant Improvements”). If the Real Property as of the date of execution of this Lease does not comply in all material respects with Applicable Laws, then Landlord shall not be liable to Tenant for any damages, but Landlord, at Landlord’s expense (without pass through to Tenant), shall perform such corrective work or take such other actions as may be necessary to cure any violation. Landlord shall have the right to apply for and obtain a waiver or deferment of compliance, the right to contest any violation in good faith, including, but not limited to, the right to assert any and all defenses allowed by Applicable Laws, and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by Applicable Laws, and Landlord’s obligation to perform corrective work or take other action to cure a violation under this Paragraph 2.2(b) shall not apply until after the exhaustion of any and all rights to appeal or contest; provided, however, that any delay in the Substantial Completion Date (as defined in the Tenant Improvement Agreement) that is caused by any such violation or alleged violation of Applicable Laws, including, without limitation, any corrective work or other actions taken by Landlord, or by any application for waiver, contest, appeal or other proceeding brought by Landlord to challenge such violation or alleged violation, shall automatically constitute a “Landlord Delay” under the Tenant Improvement Agreement, notwithstanding anything to the contrary contained in this Lease. If prior to the completion of the Tenant Improvements, Tenant does not notify Landlord in writing of any violation or alleged violation of Applicable Laws with respect to the Real Property as of the date of this Lease, then the issuance of a temporary or permanent certificate of occupancy (or sign off on the job card) for the Tenant Improvements to be constructed pursuant to the Tenant Improvement Agreement shall conclusively establish that the foregoing representation was true and correct, and Landlord shall thereafter have no further liability or responsibility pursuant to this Paragraph 2.2(b).
               (c) Landlord represents and warrants that, to Landlord’s knowledge, as of the date of execution of this Lease, the roof (as used herein, the term “roof” shall mean both the roof membrane and roof structure), structural elements of the Building (as used herein, the term “structural elements” includes, without limitation, the foundations, columns, footings, load-bearing and exterior walls, sub-flooring, and all pipes and conduit [including, without limitation, the fire protection loop] to the point of entry into the Building), and all portions of Building Systems in place upon delivery of the Premises to Tenant (recognizing that the Premises are being delivered in a “cold shell” condition) (the “Existing Building Systems”), are in good working condition and repair and “water tight”, except that elevators will be installed by Tenant pursuant to the Tenant Improvement Agreement. In addition, Landlord agrees to promptly perform all work necessary to maintain the roof, structural elements of the Building, and all portions of the Existing Building Systems in good working condition and repair during (i) the first twelve (12) months following the Commencement Date with respect to patent defects (i.e., any defects that could be discovered by a reasonable inspection of the Building), and (ii) the entire Lease Term with respect to latent defects (i.e., any hidden defects that could not be discovered by a reasonable inspection of the Building), at no cost to Tenant, except as provided in Paragraph 9.2(c).
               (d) Without abrogating or otherwise limiting Landlord’s obligations under Paragraph 2.2(c) or elsewhere in this Lease, Tenant shall, as soon as reasonably practicable, but in any event before January 15, 2010, cause an inspection of the roof, portions of the Building Systems in place upon delivery of the Premises to Tenant, and the structural elements of the Premises to be performed by a contractor approved in advance by Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed, and to deliver to Landlord, not later than January 15, 2010, a copy of the report prepared by such contractor. If the report concludes that repairs or other corrective work (collectively, the “Corrective Work”) is necessary to cause said portions of the Building to be in good condition and repair, Landlord, within thirty (30) days after its receipt of the report, shall perform the Corrective Work at Landlord’s cost (without pass through to Tenant as an Operating Expense). Tenant shall provide Landlord and its contractors with reasonable access to the Premises to perform any Corrective Work, the parties shall reasonably coordinate their respective work so as to minimize delays to the other party, and Landlord shall complete such work in a good and workmanlike manner, in accordance with all Applicable Laws, and as soon as reasonably possible. Notwithstanding the foregoing, if within ten (10) business days after receipt of Tenant’s inspection report, Landlord delivers to Tenant a good faith written objection to the report, then Landlord and Tenant shall promptly meet and attempt in good faith to resolve the dispute. If the parties are unable to resolve the dispute within thirty (30) days after Tenant’s receipt of Landlord’s written objection to the report, the dispute shall be submitted to binding arbitration in accordance with Paragraph 34 below.
          2.3 Early Occupancy. Tenant agrees that Tenant’s entry into and possession of the Premises prior to the Commencement Date, including for the purpose of preparing the Premises for Tenant’s occupancy, shall be pursuant to all of the applicable terms, covenants and conditions of this Lease, including, without limitation, Tenant’s indemnity obligations contained in Paragraph 13 below and Tenant’s insurance obligations contained in Paragraph 14 below, but specifically excluding the obligation to pay Basic Monthly Rental or Tenant’s Percentage Share of Operating Expenses and Real Property Taxes, as provided in Paragraph 4 below.
          2.4 Tenant’s Early Termination Option.
               (a) Subject to the terms and conditions contained herein, Tenant shall have an option (the “Termination Option”) to terminate this Lease effective as of any date after the expiration of Lease Year 7 (the “Early Termination Date”), with respect to the entirety of the Premises. The Termination Option shall be exercisable only by giving Landlord unconditional and irrevocable written notice (“Termination Notice”) thereof no later than two hundred seventy (270) days prior to the Early Termination Date, time being of the essence. If Tenant elects to so terminate this Lease, Tenant shall pay to Landlord, concurrently with Tenant’s delivery to Landlord of the Termination Notice, a termination fee (the “Termination Fee”) equal to the unamortized amount, as of the Early Termination Date, of “Landlord’s Lease Expenses” (as defined below) (such unamortized balance to be computed by amortizing such amounts over the initial Lease Term, with interest at the Reference Rate as of the date of the Termination Notice). As used herein, “Landlord’s Lease Expenses” means the following: (1) all brokerage commissions paid by Landlord in connection with this Lease, plus (2) the amount of the Tenant Improvement Allowance (as defined in the Tenant Improvement Agreement attached hereto as Exhibit C) paid by Landlord pursuant to the Tenant Improvement Agreement. Landlord shall furnish Tenant with written notice of the total amount of Landlord’s Lease Expenses (along with reasonable supporting backup documentation) within thirty (30) days following Tenant’s request; and if Landlord has not furnished such written notice prior to Tenant’s delivery of the Termination Notice hereunder, then, notwithstanding the foregoing, the Termination Fee shall be payable to Landlord within thirty (30) days following Tenant’s receipt of such written notice.
               (b) The following provisions apply to Tenant’s Termination Option:
                    (i) If Tenant fails to pay the Termination Fee as required herein, Tenant’s attempted exercise of the Termination Option shall be null and void and this Lease shall continue in full force and effect.
                    (ii) Tenant’s exercise of the Termination Option shall, at Landlord’s election, be null and void if any monetary default or material non-monetary default by Tenant of which Tenant has received Notice (as defined in Paragraph 28.11) under this Lease exists on the date of Landlord’s receipt of Tenant’s Termination Notice or at any time thereafter prior to the Early Termination Date (unless such default is cured by Tenant before the expiration of any applicable cure period). Tenant’s exercise of the Termination Option shall not operate to cure any default under the Lease by Tenant, nor to extinguish or impair any rights or remedies of Landlord arising by virtue of any default by Tenant.
                    (iii) If Tenant exercises the Termination Option and pays the Termination Fee as provided above, Tenant shall surrender the Premises to Landlord in the condition required pursuant to Paragraph 21 hereof on or, at Tenant’s option, before the Early Termination Date. If Tenant fails to so vacate and surrender possession of the Premises on the Early Termination Date, the provisions of Paragraph 22 hereof shall apply to Tenant’s continued occupancy thereof.
               (c) The Termination Option is personal to, and may be exercised only by, Harmonic Inc., a Delaware corporation (the “Original Tenant”) or any “Permitted Assignee” pursuant to Paragraph 12.9 below. If Tenant assigns this Lease other than to a Permitted Assignee prior to Tenant’s exercise of the Termination Option, then immediately upon such assignment, Tenant’s right to exercise the Termination Option shall simultaneously terminate and be of no further force or effect. An assignment of this Lease made after Tenant’s exercise of the Termination Option pursuant to Paragraph 2.4(a) shall not affect Tenant’s prior exercise of the Termination Option. No assignee (other than a Permitted Assignee) or subtenant shall have any right to exercise the Termination Option.
     3. RENTAL; SECURITY DEPOSIT.
          3.1 Basic Monthly Rental. Tenant agrees to pay to Landlord as “Basic Monthly Rental” for the Premises the sums specified in Paragraph I of the Summary of Lease Terms. Basic Monthly Rental shall be paid to Landlord, in advance, on or before the first day of each and every successive calendar month during the Lease Term. In the event the Lease Term commences on a day other than the first day of a calendar month, or ends on a day other than the last day of a calendar month, then the Basic Monthly Rental for the first and/or last fractional months of the Lease Term shall be appropriately prorated. All such prorations shall be made on the basis of the actual number of days in the month in question.

          3.2 Payment; Interest; Late Charge. Rental shall be paid to Landlord without notice, demand, deduction or offset, except as expressly set forth in this Lease, in lawful money of the United States in immediately available funds or by good check as described below at Landlord’s address for payments specified in Paragraph B of the Summary of Lease Terms, or to such other person or at such other place as Landlord from time to time may designate in writing. Payments made by check must be drawn either on a California financial institution or on a financial institution that is a member of the federal reserve system. All amounts of Rental, if not paid when due, shall bear interest from the due date until paid at an annual rate of interest (the “Interest Rate”) equal to the lesser of (a) the maximum interest rate per year allowed by Applicable Laws, or (b) a rate equal to the sum of two (2) percentage points over the publicly-announced reference rate charged on such due date by the San Francisco Main Office of Bank of America N.A. (or if Bank of America, N.A. ceases to exist, the largest bank then headquartered in the State of California) (the “Reference Rate”). In addition, Tenant acknowledges that late payment by Tenant to Landlord of Rental will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult to fix. Such costs include, without limitation, processing and accounting charges, and late charges that may be imposed on Landlord by the terms of any encumbrance and/or note secured by an encumbrance covering the Premises. Therefore, if any installment of Rental due from Tenant is not received within five (5) days of when due, Tenant shall pay to Landlord an additional sum of five percent (5%) of the overdue Rental as a late charge; provided that, if Rental is not paid when due two (2) times during any one Lease Year, then, thereafter, Tenant shall not be entitled to such five (5) day grace period, and such late charge shall be assessed on any Rental not paid by 5:00 p.m. on the date due. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment of Rental by Tenant. Acceptance of any late charge shall not constitute a waiver of Tenant’s default with respect to the overdue amount, or prevent Landlord from exercising any of the other rights and remedies available to Landlord. Notwithstanding the foregoing or anything to the contrary contained in this Lease, no such late charge or interest shall accrue on the first (and only the first) late payment of Rental by Tenant during any Lease Year, unless Tenant fails to make such payment within three (3) business days after Tenant’s receipt of a written notice of delinquency from Landlord.
          3.3 Deposit. Upon signing this Lease, Tenant shall pay to Landlord the amount of the security deposit specified in Paragraph K of the Summary of Lease Terms (the “Deposit”). The Deposit shall be held by Landlord as security for the faithful performance by Tenant of all of the provisions of this Lease to be performed or observed by Tenant. If an Event of Default by Tenant shall occur with respect to any provision of this Lease (or, if Landlord is prohibited by Applicable Laws from providing Notice to Tenant of Tenant’s failure to comply with one or more provisions of this Lease, then upon any such failure by Tenant and lapse of the specified cure period without the necessity of providing Notice to Tenant), Landlord may (but shall not be obligated to), and without prejudice to any other remedy available to Landlord, use, apply or retain all or any portion of the Deposit for the payment of any Rental in default or for the payment of any other sum to which Landlord may become obligated by reason of Tenant’s default, or to compensate Landlord for any loss or damage which Landlord may suffer thereby, including, without limitation, prospective damages and damages recoverable pursuant to California Civil Code Section 1951.2. If Landlord uses or applies all or any portion of the Deposit as provided above, Tenant shall within ten (10) days after demand therefor deposit cash with Landlord in an amount sufficient to restore the Deposit to the full amount thereof, and Tenant’s failure to do so shall, at Landlord’s option, be an Event of Default (as defined in Paragraph 18.1) under this Lease. Landlord shall not be required to keep the Deposit separate from its general accounts. The Deposit, or so much thereof as has not previously been applied by Landlord, shall be returned, without payment of interest or other increment for its use, to Tenant (or, at Landlord’s option, to the last assignee, if any, of Tenant’s interest hereunder) within thirty (30) days following the later of the expiration of the Lease Term or Tenant’s vacation and surrender of the Premises. Tenant waives the provisions of California Civil Code Section 1950.7, or any similar or successor laws now or hereinafter in effect, that restrict Landlord’s use or application of the Deposit, or that provide specific time periods for return of the Deposit. Landlord’s return of the Deposit or any part thereof shall not be construed as an admission that Tenant has performed all of its obligations under this Lease. No trust relationship is created herein between Landlord and Tenant with respect to the Deposit.
     4. TENANT’S SHARE OF OPERATING EXPENSES AND REAL PROPERTY TAXES.

          4.1 Payment of Operating Expenses and Real Property Taxes. In addition to the Basic Monthly Rental payable during the Lease Term, commencing on the Commencement Date and continuing throughout the Lease Term, Tenant shall pay to Landlord, as additional rent, Tenant’s Percentage Share of Operating Expenses and Real Property Taxes allocable to any Expense Year.
          4.2 Estimates. Prior to the Commencement Date and during December of each Expense Year or as soon thereafter as practicable, Landlord shall give Tenant notice of its reasonable estimate of the amounts payable pursuant to Paragraph 4.1 above for the succeeding Expense Year. On or before the first day of each month during the succeeding Expense Year, Tenant shall pay to Landlord, as additional rent, one twelfth (1/12) of such estimated amounts. If Landlord fails to deliver such notice to Tenant in December, Tenant shall continue to pay Tenant’s Percentage Share of Operating Expenses and Real Property Taxes on the basis of the prior year’s estimate until the first day of the next calendar month after such notice is given, provided that on such date Tenant shall pay to Landlord the amount of such estimated adjustment payable to Landlord for prior months during the year in question, less any portion thereof previously paid by Tenant. If at any time it reasonably appears to Landlord that the amounts payable under this Paragraph 4.2 for the current Expense Year will vary from Landlord’s estimate, Landlord may, by giving written notice to Tenant, revise Landlord’s estimate for such year, and subsequent payments by Tenant for such year shall be based on such revised estimate. Landlord’s failure or delay in providing Tenant with Landlord’s estimate of Tenant’s Percentage Share of Operating Expenses and Real Property Taxes or Landlord’s “Annual Statement” (as defined in Paragraph 4.3(a) below) for any Expense Year shall not constitute a default by Landlord hereunder, or a waiver by Landlord of Tenant’s obligation to pay Tenant’s Percentage Share of Operating Expenses or Real Property Taxes for such Expense Year or of Landlord’s right to send to Tenant such an estimate or Annual Statement, as the case may be, but Landlord shall use reasonable efforts to provide such estimates and Annual Statements to Tenant as soon as reasonably practicable.
          4.3 Annual Statement; Review of Books and Records.
               (a) Within one hundred twenty (120) days after the close of each Expense Year or as soon after such one hundred twenty (120) day period as practicable, Landlord shall deliver to Tenant a statement of the amounts payable under Paragraph 4.1 above for such Expense Year (an “Annual Statement”) and, subject to Paragraph 4.3(b), such statement shall be final and binding upon Tenant. If, on the basis of such Annual Statement, Tenant owes an amount that is more than the estimated payments for such Expense Year previously made by Tenant, Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of the Annual Statement . If, on the basis of such Annual Statement, Tenant has paid to Landlord an amount in excess of the amounts payable under Paragraph 4.1 above for the preceding Expense Year, then Landlord, at its option, shall either promptly refund such excess to Tenant or credit the amount thereof to the Basic Monthly Rental next becoming due from Tenant until such credit has been exhausted. The obligations of Landlord and Tenant under this Paragraph to refund any overpayment or pay any deficiency, as appropriate, shall survive the expiration or earlier termination of this Lease.
               (b) Tenant shall have the right, during the one hundred eighty (180) day period following delivery of an Annual Statement, at Tenant’s sole cost to review in Landlord’s offices in the San Francisco Bay Area Landlord’s records of Operating Expenses and Real Property Taxes for the subject Expense Year (including reasonably detailed “back up” documentation). Such review shall be carried out only by regular employees of Tenant or by a licensed national or regional accounting firm and not by any other third party. No person conducting such an audit shall be compensated on a “contingency” or other incentive basis. Tenant shall keep any information gained from its inspection of Landlord’s books and records confidential and shall not disclose any such information to any other party, except for Tenant’s employees, agents, attorneys, accountants, and other consultants, or as otherwise required by Applicable Laws or court order. If requested by Landlord, Tenant shall require its employees, agents or contractors inspecting Landlord’s books and records to sign a confidentiality agreement in a commercially reasonable form prior to making Landlord’s books and records available to them. If, as of the one hundred eightieth (180th) day after delivery to Tenant of an Annual Statement, Tenant shall not have delivered to Landlord an Objection Statement (as defined below), then such Annual Statement shall be final and binding upon Landlord and Tenant, and Tenant shall have no further right to object to such Annual Statement. If within such one hundred eighty (180) day period, Tenant delivers to Landlord a written statement specifying objections to such Annual Statement (an “Objection Statement”), then Landlord and Tenant shall promptly meet and attempt in good faith to resolve the objections. If the parties are unable to resolve Tenant’s objections within thirty (30) days after Landlord’s receipt of the Objection Statement, then Landlord shall select (subject to Tenant’s approval, which shall not be unreasonably withheld) an independent certified public accountant, property manager or other expert in the determination of operating expenses in commercial office projects (“Operating Expenses Expert”) to issue a final and conclusive resolution of Tenant’s objection. If, according to such Operating Expenses Expert, Landlord’s original determination of annual Operating Expenses and Real Property Taxes overstated the amounts thereof, in the aggregate, by two and one-half percent (2.5%) or less, then Tenant shall pay the cost of the certification within thirty (30) days following Tenant’s receipt of such certification, and if, according to such certification, Landlord’s original determination of annual Operating Expenses and Real Property Taxes overstated the amounts thereof, in the aggregate, by more than two and one-half percent (2.5%), then Landlord shall pay the cost of the certification. Further, in the case of an understatement, Tenant shall pay to Landlord the deficiency in Tenant’s payment of Operating Expenses and Real Property Taxes within thirty (30) days following Tenant’s receipt of such certification. In the case of an overstatement, Landlord shall, at its election, either promptly refund the amount of Tenant’s overpayment of Operating Expenses and Real Property Taxes or, if this Lease is still in effect, credit such overpayment against Tenant’s subsequent obligations to pay Operating Expenses and Real Property Taxes. Notwithstanding that any such dispute remains unresolved, Tenant shall be obligated to pay Landlord all amounts payable in accordance with this Paragraph 4 (including any disputed amount).
          4.4 Proration. If this Lease terminates on a day other than the last day of an Expense Year, the amounts payable by Tenant under Paragraph 4.1 above with respect to the Expense Year in which such termination occurs shall be prorated on the basis which the number of days from the commencement of such Expense Year, to and including such termination date, bears to 360; provided, however, that notwithstanding the foregoing or anything to the contrary contained in this Lease, Tenant shall have no obligation to pay any Operating Expenses or Real Property Taxes that are fairly allocable to any period of time before the Commencement Date or after the expiration of earlier termination of the Lease Term. The termination of this Lease shall not affect the obligations of Landlord and Tenant pursuant to Paragraph 4.3 above to be performed after such termination.
          4.5 Net Lease. It is the intention of Landlord and Tenant that the Basic Monthly Rental paid to Landlord throughout the Lease Term shall be absolutely net of all Real Property Taxes and Operating Expenses, except as otherwise expressly set forth in this Lease.
     5. OTHER TAXES PAYABLE BY TENANT. Tenant shall reimburse Landlord upon demand for any and all taxes, but not including Real Property Taxes, payable by Landlord (other than (i) net income, gift, franchise, transfer, inheritance or capital stock taxes, (ii) penalties and interest, other than those attributable to Tenant’s failure to comply timely with its obligations pursuant to this Lease, (iii) increases in taxes (whether increases result from increased rate, valuation, or both) attributable to additional improvements to the Real Property unless constructed for Tenant’s primary benefit or for the common benefit of Tenant and other tenants in the Building, and (iv) any taxes in excess of the amount which would be payable if such tax or assessment expense were paid in installments over the longest allowable term) whether or not now customary or within the contemplation of the parties hereto: (a) imposed upon, measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures and Tenant’s other personal property located in the Premises; (b) imposed upon or measured by the Basic Monthly Rental payable hereunder, including, without limitation, any gross income tax or excise tax levied by the City of San Jose, County of Santa Clara, the State of California, the federal government or any other governmental body with respect to the receipt of such rental; (c) imposed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion thereof; or (d) imposed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises. In the event that it shall not be lawful for Tenant to so reimburse Landlord, the Basic Monthly Rental payable to Landlord under this Lease shall be revised to net Landlord the same income after imposition of any such tax upon Landlord as would have been received by Landlord hereunder prior to the imposition of any such tax.
     6. USE. Subject to the other provisions of this Paragraph 6, Tenant shall be entitled to use the Premises for any lawful use consistent with applicable zoning, including, but not limited to, research and development labs, manufacturing, warehouse and general office administration; provided, however, that Tenant agrees not to do or permit to be done in or about the Premises, nor to bring or keep or permit to be brought or kept in or about the Premises, anything which is prohibited by or will in any way conflict with any Applicable Laws now or hereafter in effect. Tenant agrees not to do or permit to be done anything in, on or about the Premises which will in any way obstruct or interfere unreasonably with the rights of other tenants or occupants of the Project, or injure or unreasonably annoy them, or use or allow the Premises to be used for any unlawful purpose. Tenant agrees not to cause, maintain or permit any nuisance in, on or about the Premises, nor permit any objectionable odors, bright lights or electrical or radio interference which interferes unreasonably with the rights of other tenants of the Project or the public. Tenant agrees not to commit or suffer to be committed any waste in or upon the Premises. The provisions of this Paragraph 6 are for the benefit of Landlord only and shall not be construed to be for the benefit of any tenant or occupant of the Project.
     7. COMPLIANCE WITH LAWS/ENVIRONMENTAL MATTERS.
          7.1 Compliance with Laws. Tenant agrees at its sole cost and expense to promptly comply with all Applicable Laws; with any occupancy certificate issued for the Premises; and with the provisions of all recorded documents affecting the Premises (“Underlying Documents”), insofar as any thereof relates to or affects the condition, use or occupancy of the Premises; provided, however, that (a) subject to reimbursement as an Operating Expense pursuant to Paragraph 4, Tenant shall not be required to make or pay for alterations or improvements to the structural portions of the Premises, unless such alterations or improvements are necessitated by Tenant’s Alterations (as defined in Paragraph 8.1 below), Tenant’s particular use of the Premises or, subject to the provisions of Paragraph 14.6 below, the negligence or willful misconduct of Tenant or any Tenant Party; and (b) Tenant shall not be required to comply with the provisions of any Underlying Documents entered into following the date of this Lease to the extent such provisions increase Tenant’s monetary obligations, materially increase any other of Tenant’s obligations, or materially diminish Tenant’s rights, set forth in this Lease. In addition, Tenant shall be responsible, at its sole cost and expense, for (i) ADA compliance in the Premises, including in connection with any leasehold improvements or other work to be performed in the Premises under or in connection with this Lease, (ii) ADA compliance outside the Premises triggered by Tenant’s Alterations in the Premises, and (iii) ADA compliance outside the Premises necessitated by the Building being deemed to be a “public accommodation” instead of a “commercial facility” as a result of Tenant’s use of the Premises. With respect to any ADA compliance work required outside the Premises for which Tenant is responsible hereunder, Tenant shall perform such work in accordance with the terms and conditions set forth in Paragraph 8 below, including with contractors, subcontractors, engineers and architects approved by Landlord (which approval shall not be unreasonably withheld, conditioned, or delayed). The judgment of any court of competent jurisdiction, or the admission of Tenant in any action against Tenant (whether Landlord be a party thereto or not), that Tenant has violated any Applicable Laws or other such requirements or provisions shall be conclusive of that fact as between Landlord and Tenant. If Tenant’s use or operation of the Premises or any of Tenant’s equipment therein requires a governmental permit, license or other authorization or any notice to any governmental agency, Tenant shall promptly upon receipt of a written request provide a copy thereof to Landlord.
          7.2 Traffic Management Programs. Tenant agrees to cooperate with Landlord and participate in any government-mandated traffic management programs applicable to the Building or the Project. Without limiting the generality of the foregoing, Tenant agrees to encourage van and car pooling and bicycle use by its office workers and employees to the extent reasonably permitted by the requirements of Tenant’s business. Neither this Paragraph nor any other provision of this Lease is intended to or shall create any rights or benefits in any other person, firm, company, governmental entity or the public.

          7.3 Hazardous Substances.
               (a) Prohibition Against Hazardous Substances.
                    (i) Tenant shall not cause or permit any Hazardous Substances (as defined below) to be brought upon, produced, treated, stored, used, discharged or disposed of in or near the Project without Landlord’s prior written consent, which Landlord may give or withhold in its sole discretion. Notwithstanding the foregoing, Tenant shall be permitted to use reasonable quantities of Hazardous Materials that are required for Tenant’s business operations on the Real Property as long as any handling, transportation, storage, treatment, disposal or use of such Hazardous Substances in or about the Project by Tenant, its agents, employees, contractors or invitees shall strictly comply with all applicable Environmental Laws. Tenant shall be solely responsible for obtaining and complying with all permits necessary for the maintenance and operation of its business, including, without limitation, all permits governing the use, handling, storage, treatment, transport, discharge and disposal of Hazardous Substances. Tenant shall indemnify, defend and hold Landlord and the other Landlord Indemnitees (as defined in Paragraph 13.2 below) harmless from and against any Claims (including, without limitation, diminution in value of the Premises or the Project, damages for the loss or restriction on use of leasable space or of any amenity of the Premises or the Project, Remedial Work (as defined below), and sums paid in settlement of claims) which result from or arise out of the use, storage, treatment, transportation, release, or disposal of any Hazardous Substances on or about the Premises during the Lease Term and on or about the Project outside of the Premises by Tenant or any Tenant Parties (as defined in Paragraph 13.2 below) in violation of applicable Environmental Laws.
                    (ii) Landlord shall have the right, at any time, but not more than once in any calendar year (unless Landlord has reasonable cause to believe that Tenant has failed to fully comply with the provisions of this Paragraph 7.3, or unless required by any lender or governmental agency) and subject to not less than forty-eight (48) hour prior notice to Tenant (except in the event of an emergency), to inspect the Premises and conduct tests and investigations to determine whether Tenant is in compliance with the provisions of this Paragraph 7.3. The costs of all such inspections, tests and investigations shall be borne solely by Landlord, unless Tenant has been found to have not fully complied with the provisions of this Paragraph 7.3 in any material respect, in which event Tenant shall bear the costs of such inspection, test or investigation. The foregoing rights granted to Landlord shall not, however, create (1) a duty on Landlord’s part to inspect, test, investigate, monitor or otherwise observe the Premises or the activities of Tenant or any Tenant Party with respect to Hazardous Substances, including, but not limited to, Tenant’s operation, use or remediation thereof, or (2) liability on the part of Landlord or any other Landlord Indemnitee for Tenant’s use, storage, treatment, transportation, release, or disposal of any Hazardous Substances, it being understood that Tenant shall be solely responsible for all liability in connection Tenant’s use, storage, treatment, transportation, release, or disposal of any Hazardous Substances in violation of this Paragraph 7.3, except to the extent such liability is caused or exacerbated by the negligence or willful misconduct of Landlord or any of Landlord’s agents, employees, or contractors.
               (b) Landlord Notification. Tenant shall promptly provide Landlord with complete copies of all documents, correspondence and other written materials received by Tenant concerning violations of applicable Environmental Laws at the Premises or the Project, including, without limitation, violations of applicable Environmental Laws relating to the release, potential release, investigation, compliance, cleanup and abatement of Hazardous Substances, and any claims, causes of action or other legal documents related to same. Within twenty-four (24) hours of any release, spill or discharge of Hazardous Substances, in, on, or about the Premises or Project in violation of applicable Environmental Laws of which Tenant becomes aware, Tenant shall provide written notice to Landlord fully describing the event. Tenant shall also provide Landlord with a copy of any document or correspondence submitted by or on behalf of Tenant to any regulatory agency as a result of or in connection with the unlawful release, spill or discharge. Within twenty-four (24) hours of receipt by Tenant of any warning, notice of violation, permit suspension or similar disciplinary measure relating to Tenant’s actual or alleged failure to comply with any Environmental Laws, Tenant shall provide written notice to Landlord.

               (c) Remedial Work. If any investigation or monitoring of site conditions or any clean-up, containment, restoration, removal or remediation of Hazardous Substances (collectively, “Remedial Work”) is required under any Environmental Laws as a result of the handling, use, storage, treatment, transportation or disposal of any Hazardous Substances by Tenant or any Tenant Party, then Tenant shall perform or cause to be performed the Remedial Work in compliance with Environmental Laws or, at Landlord’s option, Landlord may cause such Remedial Work to be performed and Tenant shall reimburse Landlord for the reasonable out-of-pocket costs thereof within thirty (30) days after demand therefor. All Remedial Work performed by Tenant shall be performed by one or more contractors, selected by Tenant and approved in advance in writing by Landlord (which approval shall not be unreasonably withheld, conditioned, or delayed), and under the supervision of a consulting engineer selected by Tenant and approved in advance in writing by Landlord (which approval shall not be unreasonably withheld, conditioned, or delayed). All costs and expenses of such Remedial Work shall be paid by Tenant, including, without limitation, the charges of such contractor(s), the consulting engineer and Landlord’s reasonable out-of-pocket attorneys’ and experts’ fees and costs incurred in connection with monitoring or review of such Remedial Work.
               (d) Hazardous Substances Disclosure Certificate. Prior to executing this Lease, Tenant has completed, executed and delivered to Landlord a Hazardous Materials Disclosure Certificate (“Initial Disclosure Certificate”), a fully completed copy of which is attached hereto as Exhibit E and incorporated herein by this reference. The completed Initial Disclosure Certificate shall be deemed incorporated into this Lease for all purposes, and Landlord shall be entitled to rely fully on the information contained therein. Tenant shall, at such times as Tenant desires to handle, produce, treat, store, use, discharge or dispose of new or additional Hazardous Substances on or about the Premises that were not listed on the Initial Disclosure Certificate (or within ten (10) business days following Landlord’s request made in connection with a bona fide sale, financing or other similar transaction involving the Project), complete, execute and deliver to Landlord an updated Disclosure Certificate (each, an “Updated Disclosure Certificate”) describing Tenant’s then current and proposed future uses of Hazardous Substances on or about the Premises, which Updated Disclosure Certificates shall be in the same format as that which is set forth in Exhibit E or in such updated format as Landlord may reasonably require from time to time. Tenant shall deliver an Updated Disclosure Certificate to Landlord not less than thirty (30) days prior to the date Tenant intends to commence the manufacture, treatment, use, storage, handle, discharge or disposal of new or additional Hazardous Substances on or about the Premises, and Landlord shall have the right to approve or disapprove such new or additional Hazardous Substances in its reasonable discretion. Tenant shall make no use of Hazardous Substances on or about the Premises except as described in the Initial Disclosure Certificate or as otherwise approved by Landlord in writing in accordance with this Paragraph 7.3.
               (e) Third Party Hazardous Substances. Landlord represents and warrants that, to the best of its knowledge (which is based solely on the Phase I Environmental Report for the Project, a copy of which has been delivered to Tenant prior to the date of this Lease), the Premises do not, as of the date of this Lease, contain any Hazardous Substances in violation of Applicable Laws. If any Hazardous Substances are discovered to have been present in the Premises as of the date of this Lease in violation of Applicable Laws (“Preexisting Hazardous Substances”), then, Landlord, at Landlord’s expense (without pass through as an Operating Expense), shall diligently remove or otherwise remediate such condition, as required by Applicable Laws. Further, in no event shall Tenant be required to clean up, remove or remediate any Hazardous Substances in, on, or about the Premises, that were not brought upon, produced, treated, stored, used, discharged or disposed of by Tenant or Tenant Parties (collectively, “Third Party Hazardous Substances”), except to the extent that any hazard posed by such Third Party Hazardous Substances is exacerbated by the negligent acts or omissions or willful misconduct of Tenant or Tenant Parties. For purposes hereof, “Third Party Hazardous Substances” shall include Hazardous Substances in, on, or about the Premises that were brought upon, produced, treated, stored, used, discharged or disposed of by Landlord or Landlord Parties (as defined in Paragraph 28.1 below). Landlord, at Landlord’s expense (without pass through as an Operating Expense), shall remove or otherwise remediate any Third Party Hazardous Substances, as required by Applicable Laws. In addition, Landlord shall indemnify, protect, defend (with counsel reasonably acceptable to Tenant) and hold harmless Tenant from and against (i) any fine or cost or expense (including reasonable legal expenses and consultants’ fees) (“Remediation Cost”) that Tenant may incur as a result of any Remedial Work required of Tenant by a governmental authority resulting from the introduction, production, use, generation, storage, treatment, disposal, discharge, release or other handling or disposition of any Third Party Hazardous Substances, and (ii) any Claims asserted against Tenant or any Tenant Party arising from any injury or death of any person or damage to or destruction of any property occurring as a result of any such Third Party Hazardous Substances; provided, however, that the foregoing indemnity obligation shall not apply to any Remediation Cost or Claim to the extent arising from the negligence or willful misconduct of any Tenant Party, or to the extent that any hazard posed by such Third Party Hazardous Substances is exacerbated by, or the cost of the Remedial Work is increased as a result of, the negligent acts or omissions or willful misconduct of Tenant or Tenant Parties. Notwithstanding the foregoing or anything to the contrary contained in this Lease, if Tenant is prevented from using, and does not use, the Premises or any material portion thereof as a consequence of a Preexisting Hazardous Substance or Third Party Hazardous Substance (each, a “Hazardous Substance Event”), then Tenant shall give Landlord notice of such Hazardous Substance Event, and if such Hazardous Substance Event continues for more than five (5) consecutive business days after Landlord’s receipt of such notice (“Hazardous Substance Abatement Period”), then the Basic Monthly Rent and Tenant’s Percentage Share of Operating Expenses and Real Property Taxes shall be abated after expiration of the Hazardous Substance Abatement Period and continuing for such time that Tenant continues to be so prevented from using, and does not use, the Premises or any material portion thereof, in the proportion that the rentable area of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises. Such right to abate Basic Monthly Rent and Tenant’s Percentage Share of Operating Expenses and Real Property Taxes shall be Tenant’s sole and exclusive remedy at law or in equity for a Hazardous Substance Event; provided, however, that if a Hazardous Substance Event continues for nine (9) months after Landlord’s receipt of notice thereof from Tenant, then Tenant shall thereafter have the right to terminate this Lease by delivery of written notice of termination to Landlord at any time prior to cessation of the Hazardous Substance Event.
               (f) Definitions. As used in this Lease, the following terms shall be defined as follows:
                    (i) “Hazardous Substances” means (1) any substance or material that is included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances,” “pollutant,” “contaminant,” “hazardous waste,” or “solid waste” in any Environmental Law; (2) petroleum or petroleum derivatives, including crude oil or any fraction thereof, all forms of natural gas, and petroleum products or by-products or waste; (3) polychlorinated biphenyls (PCB’s); (4) asbestos and asbestos containing materials (whether friable or non-friable); (5) lead and lead based paint or other lead containing materials (whether friable or non-friable); (6) urea formaldehyde; (7) microbiological pollutants; (8) batteries or liquid solvents or similar chemicals; (9) radon gas; (10) mildew, fungus, mold, bacteria and/or other organic spore material, whether or not airborne, colonizing, amplifying or otherwise; and (11) any additional substance, material or waste (A) the presence of which on or about the Premises (i) requires reporting, investigation or remediation under any Environmental Laws, (ii) causes or threatens to cause a nuisance on the Premises or any adjacent area or property or poses or threatens to pose a hazard to the health or safety of persons on the Premises or any adjacent area or property, or (iii) which, if it emanated or migrated from the Premises, could constitute a trespass, or (B) which is now or is hereafter classified or considered to be hazardous or toxic under any Environmental Laws.
                    (ii) “Environmental Laws” means all statutes, terms, conditions, limitations, restrictions, standards, prohibitions, obligations, schedules, plans and timetables that are contained in or promulgated pursuant to any federal, state or local laws (including rules, regulations, ordinances, codes, judgments, orders, decrees, contracts, permits, stipulations, injunctions, the common law, court opinions, and demand or notice letters issued, entered, promulgated or approved thereunder), relating to pollution or the protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of Hazardous Substances into ambient air, surface water, ground water or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances including but not limited to the: Comprehensive Environmental Response Compensation and Liability Act of 1980 (CERCLA), as amended by the

Superfund Amendments and Reauthorization Act of 1986 (SARA), 42 U.S.C. 9601 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 (RCRA), 42 U.S.C. 6901 et seq.; Federal Water Pollution Control Act, 33 U.S.C. 1251 et seq.; Toxic Substances Control Act, 15 U.S.C. 2601 et seq.; Clean Air Act, 42 U.S.C. 7401 et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f et seq. “Environmental Laws” shall include any statutory or common law that has developed or develops in the future regarding mold, fungus, microbiological pollutants, mildew, bacteria and/or other organic spore material. “Environmental Laws” shall not include laws relating to industrial hygiene or worker safety, except to the extent that such laws address asbestos and asbestos containing materials (whether friable or non-friable) or lead and lead based paint or other lead containing materials.
               (g) Survival. Tenant’s and Landlord’s obligations under this Paragraph 7.3 shall survive the expiration or earlier termination of this Lease until all Claims within the scope of this Paragraph 7.3 are fully, finally, and absolutely barred by the applicable statutes of limitations.
          7.4 No Third Beneficiary. The provisions of this Paragraph 7 are for the benefit of Landlord and Tenant only and shall not be construed to be for the benefit of any tenant or occupant of the Project.
     8. ALTERATIONS; LIENS.
          8.1 Alterations. Tenant agrees not to make or suffer to be made any alteration, addition Alterations or improvement to or of the Premises (hereinafter referred to as “Alterations”), or any part thereof, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, (i) Tenant acknowledges that, by way of example and without limitation, it shall be reasonable for Landlord to withhold its consent to Alterations materially adversely affecting the structural portions of the Building or the Building Systems, and (ii) the term Alterations as used in this Section 8 shall not be deemed to include the Tenant Improvements, it being understood that the parties rights and obligations with respect to the construction of the Tenant Improvements shall be governed by Exhibit C to this Lease. Alterations made by Tenant, including without limitation any partitions (movable or otherwise) or carpeting, shall become a part of the Building and belong to Landlord; provided, however, that equipment, trade fixtures and movable furniture shall remain the property of Tenant. If Landlord consents to the making of any Alterations, the same shall be designed and constructed or installed by Tenant at Tenant’s expense (including expenses incurred in complying with Applicable Laws). All Alterations shall be performed only by contractors or mechanics approved by Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed; provided, however, that if Landlord consents to any Alterations that require work to be performed outside the Premises, Landlord may elect to perform such work at Tenant’s reasonable expense, provided that such work shall be performed at prevailing and competitive rates (taking into account the scope of the services, the financial strength, reputation and quality of Landlord’s selected contractor, and the requirement that harmonious labor relations be maintained within the Project). All Alterations shall be made in accordance with complete and detailed architectural, mechanical and engineering plans and specifications approved in writing by Landlord (which approval shall not be unreasonably withheld, conditioned, or delayed) and shall be designed and diligently constructed in a good and workmanlike manner and in compliance with all Applicable Laws. Tenant shall cause any Alterations to be made in such a manner and at such times so that any such work shall not unreasonably disrupt or unreasonably interfere with the use or occupancy of other tenants or occupants of the Project. Under no circumstances shall Landlord be liable to Tenant for any damage, loss, cost or expense incurred by Tenant on account of Tenant’s plans and specifications, Tenant’s contractors or subcontractors, design of any work, construction of any work, or delay in completion of any work, except to the extent that any of the foregoing is caused by Landlord’s or any of Landlord’s agents, employees, or contractors negligence or willful misconduct, Landlord’s violation of Applicable Laws, or Landlord’s breach of this Lease. Notwithstanding the foregoing, Landlord’s consent shall not be required for any Minor Alterations (as defined below), provided that Tenant shall provide Landlord at least ten (10) days’ notice prior to commencing such Minor Alterations, and such Minor Alterations shall otherwise comply with the provisions of this Paragraph 8. As used herein, a “Minor Alteration” is any Alteration that satisfies all of the following criteria: (1) is not visible from the exterior of the Premises or Building; (2) will not adversely affect the Building Systems or structural portions of the

Building (including exterior walls and shear walls); and (3) does not cost more than One Hundred Thousand Dollars ($100,000.00) per project.
          8.2 Required Documentation. Subsequent to obtaining Landlord’s consent and prior to commencement of the Alterations, Tenant shall deliver to Landlord any building or other permit required by Applicable Laws in connection with the Alterations. In addition, Tenant shall require its general contractor to carry and maintain the following insurance at no expense to Landlord, and Tenant shall furnish Landlord with satisfactory evidence thereof prior to the commencement of construction: (a) Commercial General Liability Insurance with limits of not less than $1,000,000 combined single limit for bodily injury and property damage, including personal injury and death, and Contractor’s Protective Liability, and Products and Completed Operations Coverage in an amount not less than $500,000 per incident, $1,000,000 in the aggregate; (b) Comprehensive automobile liability insurance with a policy limit of not less than $1,000,000 each accident for bodily injury and property damage, providing coverage at least as broad as the Insurance Services Office (ISO) Business Auto Coverage form covering Automobile Liability, code 1 “any auto”, and insuring against all loss in connection with the ownership, maintenance and operation of automotive equipment that is owned, hired or non-owned; (c) Worker’s Compensation with statutory limits and Employer’s Liability Insurance with limits of not less than $100,000 per accident, $500,000 aggregate disease coverage and $100,000 disease coverage per employee; and (d) except in the case of Minor Alterations, and unless Tenant carries such coverage itself, “Builder’s Risk” insurance in an amount approved by Landlord covering the Alterations, it being understood and agreed that the Alterations (which, for purposes of this Section 8, shall exclude the Tenant Improvements) shall be insured by Tenant pursuant to Paragraph 14 of this Lease immediately upon completion thereof. The contractor’s commercial general insurance policy shall be endorsed to add Landlord as an additional insured with respect to liability arising out of work performed by or for Tenant’s general contractor, to specify that such insurance is primary and that any insurance or self-insurance maintained by Landlord shall not contribute with it, and to provide that coverage shall not be terminated, cancelled or materially modified except after thirty (30) days prior written notice has been given to Landlord. Landlord may require complete copies of the insurance certificates.
          8.3 Inspection; As-Built Plans. Landlord shall have the right (but not an obligation) to inspect the construction work during the progress thereof, and require corrections of faulty construction or any material deviation from the plans for such Alterations as approved by Landlord; provided, however, that no such inspection shall be deemed to create any liability on the part of Landlord, or constitute a representation by Landlord or any person hired to perform such inspection that the work so inspected conforms with such plans or complies with any Applicable Laws, and no such inspection shall give rise to a waiver of, or estoppel with respect to, Landlord’s continuing right at any time or from time to time to require the correction of any faulty work or any material deviation from such plans. Promptly following completion of any Alterations (excluding Alterations that do not require a building permit), Tenant shall (a) furnish to Landlord “as-built” plans therefor, and (b) cause a timely notice of completion to be recorded in the Office of the Recorder of the County of Santa Clara in accordance with Civil Code Section 3093 or any successor statute. All trash which may accumulate in connection with Tenant’s construction activities shall be removed by Tenant or its contractor at reasonable intervals at no expense to Landlord from the Premises and the Building.
          8.4 Supervision Fee; Payments by Landlord. In connection with any Alterations, Tenant shall pay to Landlord a fee in accordance with the following for its review of plans and its management and supervision of the progress of the work (“Alterations Supervision Fee”): (a) 5% of the first $50,000 of the cost of such Alterations; plus (b) 4% of the next $100,000 of the cost of such Alterations; plus (c) 3.5% of the next $100,000 of the cost of such Alterations; plus (d) 3% of the next $750,000 of the cost of such Alterations; plus (e) 2% of the amount by which the cost of such Alterations exceeds $1,000,000. The Alterations Supervision Fee payable by Tenant hereunder shall be calculated on a project-by-project basis. All sums due to Tenant’s contractors, if paid by Landlord due to an Event of Default by Tenant, shall bear interest payable to Landlord at the Interest Rate until fully paid.
          8.5 Removal and Restoration. By written notice to Tenant either before, or at the time of, Landlord’s approval of any Alterations (or, as to Minor Alteration, within thirty (30) days following

Tenant’s request), Landlord may require Tenant, at Tenant’s sole expense, to remove such Alterations prior to the Expiration Date or any earlier termination of this Lease, to restore the Premises to substantially their configuration and condition before the Alterations were made, and to repair any damage to the Premises caused by such removal. If Landlord does not deliver such removal notice to Tenant within the time period specified herein, then Tenant shall not be required to remove such Alterations. Tenant shall use a contractor reasonably approved by Landlord for such removal and repair.
          8.6 Liens. Tenant agrees to keep the Premises and the Real Property free from any liens arising out of any work performed, materials furnished or obligations incurred by Tenant. Tenant shall promptly and fully pay and discharge all claims on which any such lien could be based. In the event that Tenant does not, within twenty (20) days following Tenant’s receipt of notice of the recording of any such lien, cause the same to be released of record, Landlord shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by such means as it shall deem proper, including payment of the claim giving rise to such lien. All sums paid by Landlord for such purpose, and all expenses incurred by it in connection therewith, shall be payable to Landlord by Tenant, as additional rent, promptly on demand, together with interest at the Interest Rate from the date such expenses are incurred by Landlord to the date of the payment thereof by Tenant to Landlord. Landlord shall have the right at all times to post and keep posted on the Premises any notices permitted or required by law, or which Landlord shall reasonably deem proper for the protection of Landlord, the Premises, the Building, or the Real Property, from mechanic’s and materialmen’s and like liens. Tenant shall give Landlord at least ten (10) days’ prior written notice of the date of commencement of any construction on the Premises in order to permit the posting of such notices.
     9. MAINTENANCE AND REPAIR.
          9.1 Tenant’s Obligations.
               (a) Except to the extent otherwise provided under Paragraph 9.2 below or elsewhere in this Lease, Tenant shall, throughout the Lease Term at its sole cost and expense, (i) keep and maintain the Premises in good order and condition, and repair and replace every part thereof (“Tenant’s Repair Obligations”), including, without limitation, the following: (1) glass, windows, window frames, window casements (including the repairing, resealing, cleaning and replacing of both interior and exterior windows) and skylights; (2) interior and exterior doors, door frames and door closers; (3) interior lighting (including, without limitation, light bulbs and ballasts); (4) the heating, ventilating and air conditioning (“HVAC”) systems and equipment, the plumbing, sewer, drainage, electrical, fire protection, elevator, escalator, life safety and security systems and equipment and other mechanical, electrical and communications systems and equipment (collectively, the “Building Systems”), including, without limitation, any specialty or supplemental Building Systems installed by or for Tenant and all electrical facilities and equipment, including lighting fixtures, lamps, fans and any exhaust equipment and systems, electrical motors and all other appliances and equipment of every kind and nature located in or upon the Premises; (5) all communications systems serving the Premises; (6) all of Tenant’s security systems in or about or serving the Premises; (7) Tenant’s signage; and (8) interior demising walls and partitions (including painting and wall coverings), equipment, floors, and any roll-up doors, ramps and dock equipment, (ii) furnish all expendables, including light bulbs, paper goods and soaps, used in the Premises, and (iii) to the extent that Landlord notifies Tenant in writing of its intention to no longer arrange for such monitoring, cause the fire alarm systems serving the Premises to be monitored by a monitoring or protective services firm reasonably approved by Landlord in writing.
               (b) Tenant shall also be responsible for all pest control within the Premises, and for all trash removal and disposal from the Premises. Tenant shall obtain HVAC systems preventive maintenance contracts with service from a reputable and licensed service firm (“Tenant’s HVAC Contractor”) in accordance with manufacturer recommendations, which shall be subject to the reasonable prior written approval of Landlord and paid for by Tenant. Tenant shall have the benefit of all warranties available to Landlord regarding the HVAC systems and equipment, elevators, and any other Building Systems or equipment.

               (c) Within ten (10) days after request, Tenant shall provide Landlord with copies of all maintenance schedules, reports, and correspondence between Tenant and any service providers then in Tenant’s possession or reasonably within Tenant’s control for the current Lease Year. Tenant’s repair, maintenance and replacement obligations shall be performed within a reasonable period of time, and if an Event of Default in connection with Tenant’s Repair Obligations occurs, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the reasonable out-of-pocket cost thereof, plus five percent (5%) of the cost thereof to compensate Landlord for costs or expenses arising from Landlord’s involvement with such repairs and replacements, within ten (10) days after receipt of an invoice therefor.
          9.2 Landlord’s Obligations.
               (a) Subject to reimbursement as an Operating Expense to the extent permitted pursuant to Paragraphs 1.7, 2.2, and 4 above and subject further to the provisions of Paragraphs 19 and 20 below, Landlord shall maintain, repair and replace the following items (“Landlord’s Repair Obligations”): (i) the structural and non-structural portions of the roof of the Building, including the roof coverings (provided that if Tenant installs air conditioning equipment, solar panels, skylights, communications equipment or other equipment on the roof, Tenant shall pay all costs resulting from damage caused by or the presence of such installations); (ii) the foundations, columns, footings, load-bearing and exterior walls, sub-flooring, and all pipes and conduit (including, without limitation, the fire protection loop) to the point of entry into the Building; and (iii) the parking areas of the Project, pavement, landscaping, sprinkler systems, sidewalks, driveways, curbs, and lighting systems in the Common Areas. Landlord’s Repair Obligations also includes the routine repair and maintenance of the load bearing and exterior walls of the Building, including, without limitation, any painting, sealing, patching and waterproofing of such walls.
               (b) Landlord’s Repair Obligations shall include the obligation to make all necessary and customary capital repairs and capital replacements (as determined in accordance with generally accepted real estate accounting principles) relating to the Building Systems and roof membrane. The cost of all such capital repairs and capital replacements may, except as expressly excluded pursuant to Paragraph 1.7(c) above, be passed through to Tenant as an Included Capital Item pursuant to Paragraph 4 above, and shall be amortized by Landlord over the useful life thereof as reasonably determined by Landlord in accordance with generally accepted real estate accounting principles, together with interest on the unamortized balance at a rate per annum equal to the Interest Rate charged at the time such capital expenditures are made, and such amortized costs shall be included in Operating Expenses only for that portion of the useful life of the Included Capital Item which falls within the Lease Term.
               (c) Notwithstanding any provision in Paragraphs 2.2(c), 9.2 or elsewhere in this Lease to the contrary, but subject to Paragraph 14.5 concerning waiver of subrogation rights, any damage to the portions of the Project that Landlord is required to repair arising from the negligence or willful misconduct of Tenant or any Tenant Parties shall be repaired by Landlord, and Tenant shall pay Landlord’s reasonable out-of-pocket cost thereof (or, if covered by Landlord’s insurance, Tenant shall pay any deductible in connection therewith), plus five percent (5%) of the cost of such repairs to compensate Landlord for costs or expenses arising from Landlord’s involvement with such repairs, within thirty (30) days after receipt of an invoice therefor (including reasonable supporting backup documentation). Landlord may, but shall not be required to, enter the Premises at all reasonable times upon reasonable prior notice to Tenant (except in the event of an emergency) to make such repairs, alterations, improvements or additions to the Premises or to the Building or to any equipment located in the Building as Landlord shall reasonably desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree.
          9.3 Waiver. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

     10. SERVICES.
          10.1 Utilities Services. Tenant shall promptly pay directly to the appropriate utility or service provider, as the same become due, all charges for water, gas, electricity, telephone, sewer service, waste pick-up and any other utilities, materials and services furnished directly to or used by Tenant on or about the Premises during the Lease Term, including, without limitation, (a) meter, use and/or connection fees, hook-up fees, or standby fees, and (b) penalties for discontinued or interrupted service. Tenant’s use of electricity shall never exceed the capacity of the feeders to the Building or the risers or wiring installation, and Tenant shall not install or use or permit the installation or use of any “Lines” in the Premises, except in accordance with Paragraph 24 below or the Tenant Improvement Agreement. Any interruption or cessation of utilities resulting from any causes, including any entry for repairs pursuant to this Lease, and any renovation, redecoration or rehabilitation of any area of the Project, shall not render Landlord liable for damages to either person or property or for interruption or loss to Tenant’s business, nor be construed as an eviction of Tenant, nor work an abatement of any portion of Rental, nor relieve Tenant from fulfillment of any covenant or agreement hereof. Tenant hereby waives the provisions of California Civil Code Section 1932(1) or any other Applicable Laws permitting the termination of this Lease due to such failure or interruption. Notwithstanding the foregoing or anything to the contrary contained in this Lease, if Tenant is prevented from using, and does not use, the Premises or any material portion thereof as a consequence of a cessation of utilities (i) not caused by Tenant or any Tenant Party and either within the reasonable control of Landlord to correct or covered by rental interruption insurance then carried by Landlord or (ii) caused by the negligence or willful misconduct of any Landlord Indemnitee (each, a “Utility Cessation Event”), then Tenant shall give Landlord notice of such Utility Cessation Event, and if such Utility Cessation Event continues for more than five (5) consecutive business days after Landlord’s receipt of such notice (“Utility Cessation Abatement Period”), then the Basic Monthly Rent and Tenant’s Percentage Share of Operating Expenses and Real Property Taxes shall be abated after expiration of the Utility Cessation Abatement Period and continuing for such time that Tenant continues to be so prevented from using, and does not use, the Premises or any material portion thereof, in the proportion that the rentable area of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises. Such right to abate Basic Monthly Rent and Tenant’s Percentage Share of Operating Expenses and Real Property Taxes shall be Tenant’s sole and exclusive remedy at law or in equity for a Utility Cessation Event; provided, however, that if a Utility Cessation Event continues for nine (9) months after Landlord’s receipt of notice thereof from Tenant, then Tenant shall thereafter have the right to terminate this Lease by delivery of written notice of termination to Landlord at any time prior to cessation of the Utility Cessation Event. Except in the event the Utility Cessation Event results from a default by Landlord under this Lease, (1) Tenant’s termination shall constitute an election of remedies, and (2) Landlord shall have no liability to Tenant in connection with such Utility Cessation Event. The provisions of this Paragraph 10.1 shall survive the expiration or earlier termination of this Lease until all claims within the scope of this Paragraph 10.1 are fully, finally and absolutely barred by the applicable statutes of limitations.
          10.2 Controls. In the event any governmental authority having jurisdiction over the Real Property or the Building promulgates or revises any law, ordinance or regulation or building, fire or other code or imposes mandatory controls on Landlord or the Real Property or the Building relating to the use or conservation of energy or utilities or the reduction of automobile or other emissions (collectively “Controls”) or in the event Landlord is required to make alterations to the Real Property or the Building in order to comply with such mandatory Controls, Landlord shall comply with such Controls or make such alterations to the Real Property or the Building related thereto. Such compliance and the making of such alterations shall not constitute an eviction of Tenant, constructive or otherwise, or impose upon Landlord any liability whatsoever, including, but not limited to, liability for consequential damages or loss of business by Tenant. Notwithstanding the foregoing or anything to the contrary contained in this Lease, if Tenant is prevented from using, and does not use, the Premises or any material portion thereof as a consequence of Landlord’s compliance with Controls pursuant to this Paragraph 10.2 (each, a “Control Compliance Event”), then Tenant shall give Landlord notice of such Control Compliance Event, and if such Control Compliance Event continues for more than five (5) consecutive business days after Landlord’s receipt of such notice (“Control Compliance Abatement Period”), then the Basic Monthly Rent and Tenant’s Percentage Share of Operating Expenses and Real Property Taxes shall be abated after expiration of the

Control Compliance Abatement Period and continuing for such time that Tenant continues to be so prevented from using, and does not use, the Premises or any material portion thereof, in the proportion that the rentable area of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises. Such right to abate Basic Monthly Rent and Tenant’s Percentage Share of Operating Expenses and Real Property Taxes shall be Tenant’s sole and exclusive remedy at law or in equity for a Control Compliance Event; provided, however, that if a Control Compliance Event continues for nine (9) months after Landlord’s receipt of notice thereof from Tenant, then Tenant shall thereafter have the right to terminate this Lease by delivery of written notice of termination to Landlord at any time prior to cessation of the Control Compliance Event. Except in the event the Control Compliance Event results from a default by Landlord under this Lease, (1) Tenant’s termination shall constitute an election of remedies, and (2) Landlord shall have no liability to Tenant in connection with such Control Compliance Event.
          10.3 Service Providers. Tenant may, at Tenant’s sole option, to the extent permitted by Applicable Laws, elect to change, from time to time, the company or companies which provide services (including electrical service, gas service, water, telephone and technical services) to the Building, the Premises and/or its occupants. Further, Tenant acknowledges that Landlord has not and does not make any representations or warranties concerning the identity or identities of the company or companies which provide services to the Real Property and the Premises or its occupants, and that the choice of service providers and matters concerning the engagement and termination thereof shall be in Tenant’s sole discretion.
     11. SECURITY SERVICES AND ACCESS CONTROL.
          11.1 Security Services. Landlord shall have the right from time to time to adopt such policies, procedures and programs as it shall, in Landlord’s reasonable discretion, deem necessary or appropriate for the security of the Project, and Tenant shall reasonably cooperate with Landlord in the enforcement of, and shall comply with, the policies, procedures and programs reasonably adopted by Landlord insofar as the same pertain to Tenant or any Tenant Parties, provided that Landlord shall not impose security requirements relating to the interior of the Premises. Tenant acknowledges that the safety and security devices, services and programs provided by Landlord from time to time, if any, may not prevent theft or other criminal acts, or insure the safety of persons or property, and Tenant expressly assumes the risk that any safety device, service or program may not be effective or may malfunction or be circumvented. In all events and notwithstanding any provision of this Lease to the contrary, Landlord and the other Landlord Indemnitees shall not be liable to Tenant, and Tenant hereby waives any claim against the Landlord Indemnitees to the maximum extent permitted by law, for (a) any unauthorized or criminal entry of third parties into the Premises, or (b) any loss of property in and about the Premises by or from any unauthorized or criminal acts of third parties, regardless of any action, inaction, failure, breakdown, malfunction and/or insufficiency of the security services provided by Landlord Tenant shall obtain insurance coverage to the extent Tenant desires protection against criminal acts and other security losses.
          11.2 Access. Tenant shall have access to the Premises twenty-four (24) hours per day, seven (7) days a week. Tenant assumes responsibility for controlling access to the Premises and may install its own security system, provided that Landlord shall at all times have access to the Premises in the event of an emergency and as necessary to provide the services and perform the obligations of Landlord under this Lease.
     12. ASSIGNMENT AND SUBLETTING.
          12.1 Restriction on Transfers. Tenant shall not, without the prior written consent of Landlord, which consent Landlord shall not unreasonably withhold, condition or delay beyond ten (10) business days following Landlord’s receipt of a Notice of Proposed Transfer pursuant to Paragraph 12.2 below: (a) assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, by operation of law or otherwise; (b) sublet the Premises or any part thereof; or (c) permit the use of the Premises by any persons (as referenced in Paragraph 28.14) other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any Person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”).
          12.2 Notice of Proposed Transfer. If Tenant shall desire Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing (“Notice of Proposed Transfer”). Any such Notice of Proposed Transfer shall include: (a) the proposed effective date which shall not be less than thirty (30) days after the date of Tenant’s Notice of Proposed Transfer, (b) the portion of the Premises to be Transferred (herein called the “Subject Space”), (c) the terms of the proposed Transfer and the consideration therefor, the name and address of the proposed Transferee, a copy of all documentation pertaining to the proposed Transfer, and an estimated calculation of the “Transfer Premium” (as that term is defined in Paragraph 12.4 below) in connection with such Transfer, (d) financial statements of the proposed Transferee for the three (3) year period immediately preceding the Notice of Proposed Transfer (or, if the proposed Transferee has been in existence for less than three (3) years, for such shorter period as may be applicable) certified by an officer, partner or owner thereof and any other information reasonably necessary to enable Landlord to determine the financial responsibility (including, without limitation, bank references and contacts at other of Tenant’s funding sources) of the proposed Transferee, and a description of the nature of such Transferee’s business and proposed use of the Subject Space, and (e) such other information as Landlord may reasonably require. Landlord shall give Tenant written notice of its approval or disapproval of a proposed Transfer within ten (10) business days after receipt of the Notice of Proposed Transfer (including the information required above). If Landlord fails to approve or disapprove the proposed Transfer within such ten (10) business day period, and such failure continues for an additional five (5) business days after Tenant’s delivery of an additional written notice to Landlord, then the proposed Transfer shall be deemed approved. Any Transfer made without complying with this Paragraph shall, at Landlord’s option, be null, void and of no effect, and/or shall constitute an Event of Default under this Lease. Whether or not Landlord shall grant consent, Tenant shall pay, within thirty (30) days after written request by Landlord, $1,000.00 towards Landlord’s review and processing expenses, plus any reasonable out-of-pocket legal fees incurred by Landlord in connection with any proposed Transfer, which shall in no event exceed $2,500.00 per Transfer.
          12.3 Reasonable Conditions. By way of example and without limitation, the parties hereby agree that it shall be deemed to be reasonable under this Lease and under any Applicable Laws for Landlord to withhold consent to any proposed Transfer where, in the good-faith judgment of Landlord, one or more of the following apply (or where Landlord has not been provided with sufficient information to determine that none of the following apply):
               (a) The proposed Transferee does not have the financial strength and stability to perform all of the applicable obligations of the Tenant under this Lease (as they apply to the Subject Space) as and when they fall due; or
               (b) The Transferee is of an unsavory character or reputation or is engaged in a business which is not consistent with the quality of the Project; or
               (c) At the time of the proposed Transfer, a monetary or material non-monetary Event of Default shall have occurred hereunder; or
               (d) The proposed Transferee is a governmental entity, or is entitled, directly or indirectly, to diplomatic or sovereign immunity, or is not subject to the service of process in, or the jurisdiction of the courts of, the State of California, or holds any exemption from the payment of ad valorem or other taxes which would prohibit Landlord from collecting from Tenant any amounts otherwise payable under this Lease, unless such exemption results in a dollar-for-dollar reduction in Landlord’s obligation to pay Real Property Taxes.
          12.4 Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay Landlord fifty percent (50%) of any Transfer Premium derived by Tenant from such Transfer. “Transfer Premium” shall mean all rent, additional rent or other consideration paid by such Transferee for the Transfer (including, but not limited to, payments in excess of fair market value for Tenant’s assets, trade fixtures, equipment and other tangible personal property, but excluding any intangible property) in excess of the Rental payable by Tenant under this Lease (on a monthly basis during the Lease Term, and on a per rentable square foot basis, if less than all of the Premises is transferred), after deducting Permitted Transfer Costs. As used herein, “Permitted Transfer Costs” means the actual costs incurred and paid by Tenant for (a) any leasing commissions and reasonable legal fees and marketing expenses in connection with the Transfer, tenant improvement allowances, and any moving allowances, and (b) and design and construction costs in connection with any Alterations to the Subject Space made by Tenant in connection with the Transfer, provided that Tenant shall furnish Landlord with copies of bills or other documentation substantiating such costs. If Tenant shall enter into multiple Transfers, the Transfer Premium payable to Landlord shall be calculated independently with respect to each Transfer. The Transfer Premium due Landlord hereunder shall be paid within fifteen (15) days after Tenant receives any Transfer Premium from the Transferee. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found to be understated, Tenant shall within twenty (20) days after demand pay the deficiency, and if understated by more than two and one-half percent (2.5%), Tenant shall pay Landlord’s costs of such audit. The parties acknowledge that no Transfer Premium shall be payable in connection with a Transfer to a Permitted Transferee.
          12.5 Recapture. Notwithstanding anything to the contrary contained in this Paragraph 12, in the case of a proposed sublease or other Transfer to any party other than a Permitted Transferee where the Subject Space consists of the entirety of the Premises, and is for a term equal to all or substantially all of the then remaining Lease Term, Landlord shall have the option, by giving written notice to Tenant within ten (10) business days after receipt of Tenant’s Notice of Proposed Transfer, to recapture the Premises. Such recapture notice shall cancel and terminate this Lease as of the date stated in Tenant’s Notice of Proposed Transfer as the effective date of the proposed Transfer (or, at Landlord’s option, shall cause the Transfer to be made to Landlord or its agent, in which case the parties shall execute the Transfer documentation promptly thereafter). If Landlord recaptures the Premises and terminates this Lease, then Landlord shall have the right to negotiate directly with Tenant’s proposed Transferee and to enter into a direct lease or occupancy agreement with any such party on such terms as shall be acceptable to Landlord in its sole and absolute discretion, and Tenant hereby waives any claims against Landlord related thereto, including, without limitation, any claims for compensation or profit related to such lease or occupancy agreement. Notwithstanding the foregoing, Tenant may, within five (5) business days after receipt of Landlord’s recapture notice given pursuant to this Paragraph 12.5, withdraw its request for consent to the Transfer. In that event, Landlord’s election to cancel and terminate this Lease shall be null and void and of no force and effect.
          12.6 Terms of Consent. If Landlord consents to a Transfer: (a) the terms and conditions of this Lease, including among other things, Tenant’s liability for the Subject Space, and Rental with respect thereto, shall in no way be deemed to have been released, waived or modified, (b) such consent shall not be deemed consent to any further Transfer by either Tenant or the Transferee, (c) no Transferee (other than a Permitted Transferee as may be expressly permitted hereunder) shall succeed to any rights provided in this Lease or any amendment hereto to extend the Lease Term, expand the Premises, or lease additional space, any such rights being deemed personal to Tenant, (d) Tenant shall deliver to Landlord promptly after execution, an executed copy of all documentation pertaining to the Transfer, and (e) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer. In addition, if Landlord consents to a Transfer, but the terms of the proposed Transfer materially change from those set forth in Tenant’s Notice of Proposed Transfer, Tenant shall submit a new Notice of Proposed Transfer, requesting Landlord’s consent, and the Subject Space shall again be subject to Landlord’s rights under Paragraph 12.5. Each Transferee under an assignment of this Lease, other than Landlord, must expressly assume all of the provisions, covenants and conditions of this Lease on the part of Tenant thereafter to be kept and performed. Any sublease hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any sublease, Landlord shall have the right to: (1) treat such sublease as cancelled and repossess the Subject Space by any lawful means, or (2) require that the subtenant attorn to and recognize Landlord as its landlord under any such sublease. If Tenant shall default and fail to cure within the time permitted for cure under Paragraph 18.1, Landlord is hereby irrevocably authorized to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such default is cured.
          12.7 Subsequent Consents. Consent by Landlord to any Transfer made pursuant to this Lease shall not operate to relieve Tenant from any covenant or obligation hereunder or be deemed to be a consent to or relieve Tenant from obtaining Landlord’s consent to any subsequent Transfer by Tenant or anyone claiming by, through or under Tenant. No subtenant shall have the right to further Transfer its interest in the Subject Space, except in accordance with this Paragraph 12.
          12.8 Certain Transfers. For purposes of this Lease, but subject to the provisions of Paragraph 12.9 below, the term “Transfer” shall also include (a) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of a general partner or a majority of the partners, or a transfer of a majority of partnership interests, or the dissolution of the partnership; (b) if Tenant is a limited liability company, the withdrawal or change, voluntary, involuntary, or by operation of law, of a majority of members, or a transfer of a majority of the membership interests, or the dissolution of the limited liability company; and (c) if Tenant is a corporation, the dissolution, merger, consolidation or other reorganization of Tenant, or the sale or other transfer of more than an aggregate of 49% of the voting shares of Tenant (other than transfers to immediate family members by reason of gift or death), or the sale, mortgage, hypothecation or pledge of more than an aggregate of 49% of Tenant’s net assets. No issuance of stock of Tenant in a public or private offering, issuance of option or warrants, or sale on a public stock exchange of Tenant’s stock shall, provided the same are not made as a subterfuge to evade the obligations and restrictions relating to Transfers set forth in this Paragraph 12, be deemed to be a “Transfer” for purposes of this Lease or subject to the terms and conditions of this Paragraph 12.
          12.9 Permitted Transfers. Notwithstanding anything to the contrary contained in this Paragraph 12, as long as no Event of Default by Tenant has then occurred and is continuing, Tenant may assign this Lease or sublet any portion of the Premises (hereinafter collectively referred to as a “Permitted Transfer”) to (a) an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant), (b) any successor entity to Tenant by way of merger, consolidation or other non-bankruptcy corporate reorganization, (c) an entity which acquires all or substantially all of Tenant’s assets or stock, (d) an entity acquiring and continuing Tenant’s business operations at or from the Premises, or (e) an entity with whom Tenant is undertaking or will undertake a joint venture or similar joint research and development, marketing, distribution, sales or development project at the Premises (collectively, “Permitted Transferees”, and, individually, a “Permitted Transferee”); provided that (i) at least ten (10) business days prior to the Transfer (or ten (10) business days after the Transfer if prior notice of such Transfer is prevented by Applicable Laws or confidentiality restrictions), Tenant notifies Landlord of such Transfer, and supplies Landlord with any documents or information reasonably requested by Landlord regarding such Transfer or Permitted Transferee, including, but not limited to, copies of the sublease or instrument of assignment and copies of documents establishing to the reasonable satisfaction of Landlord that the transaction in question is one permitted under this Paragraph 12.9, (ii) at least ten (10) business days prior to the Transfer (or ten (10) business days after the Transfer if prior notice of such Transfer is prevented by Applicable Laws or confidentiality restrictions), Tenant furnishes Landlord with a written document executed by the proposed Permitted Transferee in which, in the case of an assignment, such entity assumes all of Tenant’s obligations under this Lease thereafter to be performed, and, in the case of a sublease, such entity agrees to sublease the Subject Space subject to this Lease, (iii) in the case of an assignment pursuant to clauses (b), (c), (d), or (e) above, the successor entity must have a net worth (computed in accordance with generally accepted accounting principles, except that intangible assets such as goodwill, patents, copyrights, and trademarks shall be excluded in the calculation (“Net Worth”)) at the time of the Transfer that is at least equal to the Net Worth of Tenant immediately prior to such Transfer, and (iv) any such proposed Transfer is not, whether in a single transaction or in a series of transactions, entered into as a subterfuge to evade the obligations and restrictions relating to Transfers set forth in this Paragraph 12. “Control,” as used in this Paragraph 12.9, shall mean the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty-one percent (51%) of the voting interest in, any person or entity. For purposes of this Lease, the term “Permitted Assignee” shall mean a Permitted Transferee to whom Tenant assigns all of its right, title and interest in and to this Lease, and which assumes all of Tenant’s obligations under this Lease.
          12.10 Tenant Remedies. Notwithstanding anything to the contrary in this Lease, if Tenant claims that Landlord has unreasonably withheld, conditioned, or delayed its consent under this Paragraph 12 or otherwise has breached or acted unreasonably under this Paragraph 12, Tenant’s sole remedies shall be declaratory judgment and an injunction for the relief sought, or an action for compensatory monetary damages, and Tenant hereby waives all other remedies, including, without limitation, any right provided under California Civil Code Section 1995.310 or other Applicable Laws to terminate this Lease.
     13. WAIVER; INDEMNIFICATION.
          13.1 Waiver. Neither Landlord nor the other Landlord Indemnitees shall be liable to Tenant, and Tenant waives all claims against Landlord and such other Landlord Indemnitees, for any injury to or death of any person or for loss of use of or damage to or destruction of property in or about the Premises or the Project by or from any cause whatsoever, including without limitation, earthquake or earth movement, gas, fire, oil, electricity or leakage from the roof, walls, basement or other portion of the Premises or the Project, except only, with respect to any Landlord Indemnitee and subject to the waiver of subrogation contained in Paragraph 14.5 below, (a) to the extent any injury, death or damage is caused by (i) the negligence of such Landlord Indemnitee and not covered by the insurance required to be carried by Tenant hereunder, (ii) the gross negligence or willful misconduct of such Landlord Indemnitee, or (iii) the criminal activity of such Landlord Indemnitee, or (b) to the extent such limitation on liability is prohibited by Applicable Laws.
          13.2 Tenant Indemnification. Tenant agrees to indemnify and hold Landlord, any Security Holders, Landlord’s agents, the shareholders, constituent partners and other direct or indirect owners of Landlord or any agent of Landlord, and all officers, directors and employees of any thereof (collectively, “Landlord Indemnitees”), and each of them, harmless from and to protect and defend each Landlord Indemnitee against any and all obligations, losses, claims, actions (including remedial or enforcement actions of any kind and administrative or judicial proceedings, suits, orders or judgments), causes of action, liabilities, penalties, damages (including consequential and punitive damages), costs and expenses (including reasonable attorneys’ and consultants’ fees and expenses) (collectively, “Claims”) to the extent arising from any of the following: (a) the use or occupancy or manner of use or occupancy of the Premises by Tenant or any person claiming by, through or under Tenant, if the same would be in contravention of any of Tenant’s obligations set forth in this Lease; or (b) any injury or death of any person or damage to or destruction of property occurring in or on the Premises, or (c) any injury or death of any person or damage to or destruction of property occurring in, on or about any Common Areas, or elsewhere in or on the Project, when such injury, death or damage is caused in whole or in part by the negligence or willful misconduct of Tenant or any person claiming by, through or under Tenant, or the contractors, agents, servants, employees, invitees, guests or licensees of Tenant or any such person, in or on the Project by reason of Tenant’s occupancy of the Premises (each, a “Tenant Party” and, collectively, “Tenant Parties”); provided, however, that the foregoing shall not apply to the extent (i) the Claims arise from the negligence of Landlord or any other Landlord Indemnitee and are not covered by the insurance required to be carried by Tenant hereunder, or arise from the gross negligence, willful misconduct or criminal activity of any Landlord Indemnitee, (ii) such obligations are prohibited by Applicable Laws, or (iii) Landlord is required to indemnify Tenant against such Claims under Paragraph 7.3(e) above. If any action or proceeding is brought against any of the Landlord Indemnitees by reason of any such claim or liability, Tenant, upon notice from Landlord, covenants to resist and defend at Tenant’s sole expense such action or proceeding by counsel reasonably satisfactory to Landlord. Tenant’s obligations under this Paragraph 13 shall not be construed as in any way restricting, limiting, or modifying Tenant’s insurance or other obligations under this Lease. Further, Tenant’s compliance with the insurance requirements and other obligations of this Lease shall not in any way restrict, limit or modify Tenant’s obligations under this Paragraph 13. The provisions of this Paragraph 13 shall survive the expiration or earlier termination of this Lease with respect to any claims or liability occurring or arising prior to such termination, subject to applicable statutes of limitations.
          13.3 Landlord Indemnification. Landlord agrees to protect, defend (with counsel reasonably acceptable to Tenant) indemnify and hold harmless Tenant, Tenant’s agents, the shareholders, constituent partners and other direct or indirect owners of Tenant or any agent of Tenant and all contractors, officers, directors and employees of any of them (collectively, “Tenant Indemnitees”), and each of them, harmless from and to protect and defend each Tenant Indemnitee against any and all Claims to the extent caused by (a) the negligence of Landlord or any other Landlord Indemnitee and not covered by the insurance required to be carried by Tenant hereunder, or (b) the gross negligence, willful misconduct or criminal activity of a Landlord Indemnitee.
          13.4 Duty to Defend. Each party’s duty to defend the other party and the other Landlord Indemnitees and Tenant Indemnitees is separate and independent of such party’s duty to indemnify the Landlord Indemnitees and Tenant Indemnitees. The duty to defend includes claims for which the Landlord Indemnitees or Tenant Indemnitees may be liable without fault or strictly liable. The duty to defend applies regardless of whether the issues of negligence, liability, fault, default, or other obligation on the part of Tenant Indemnitees or Landlord Indemnitees, as the case may be, have been determined. The duty to defend applies immediately, regardless of whether Landlord Indemnitees or Tenant Indemnitees (as applicable) have paid any sums or incurred any detriment arising out of or relating (directly or indirectly) to any Claims. It is the express intention of the parties that the Landlord Indemnitees and Tenant Indemnitees be entitled to obtain summary adjudication or summary judgment regarding the other party’s duty to defend such Landlord Indemnitees and Tenant Indemnitees (as applicable) at any stage of any claim or suit within the scope of this Paragraph.
     14. INSURANCE.
          14.1 Tenant’s Insurance. At Tenant’s expense, Tenant shall procure, carry and maintain in effect throughout the Lease Term, in a form and with deductibles acceptable to Landlord and with such insurance companies as are acceptable to Landlord (which companies shall have a Best’s rating of A- VIII or better), the following insurance coverages:
               (a) Commercial General Liability insurance (and commercial umbrella insurance, if necessary to provide required limits), at least as broad as the Insurance Services Office (ISO) occurrence policy form CG 00 01 (11/85), or a substitute form providing equivalent coverage as reasonably approved by Landlord, with limits of not less than $5,000,000 per occurrence and annual aggregate, covering bodily injury, property damage and personal and advertising injury and including, but not limited to, coverage for, premises and operations (including the use of owned and non-owned equipment), and contractual liability (including tort liability of another party and Tenant’s liability in Paragraph 13 above);
               (b) Property insurance at least as broad as the most commonly available ISO Special Form Causes of Loss (“all risk”) policy form CP 1030 with an agreed amount endorsement, covering Tenant’s equipment, furniture, fixtures and other personal property located in, on or about the Premises, including any Rooftop Equipment and the Generator, and including, without limitation, coverage for vandalism, malicious mischief, and sprinkler leakage, in an amount equal to the replacement value thereof (without deduction for depreciation);
               (c) Workers’ compensation insurance, in accordance with Applicable Laws; and
               (d) Loss of Income insurance and extra expense coverage in amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent lessees in the business of Tenant, or attributable to prevention of access to the Premises as a result of such perils.
          14.2 Increased Coverage. Not more often than every three (3) years and upon not less than sixty (60) days’ prior written notice, Landlord, in its reasonable discretion, may require Tenant to increase the insurance limits set forth in Paragraphs 14.1(a) and 14.1(b) above, and/or provide other forms of insurance, but only if and to the extent that such increased amounts or forms of insurance are then generally required by comparable owners of comparable buildings in the San Jose, California market area.
          14.3 General Requirements. All policies of commercial liability insurance so obtained and maintained, including any umbrella liability insurance policies, shall (a) be carried in the name of Tenant, (b) name Landlord, any Security Holders whose name and address have been previously provided by written notice from Landlord to Tenant and Landlord’s designated agents who have an insurable interest in Premises and whose name and address have been previously provided by written notice from Landlord to Tenant as additional insureds, pursuant to an endorsement providing coverage at least as broad as ISO form CG 2011 (01/96) or equivalent, (c) be the primary insurance providing coverage for Landlord (any other liability insurance maintained by Landlord to be excess and non-contributing), (d) contain a cross liability endorsement stating that the rights of insureds shall not be prejudiced by one insured making a claim or commencing an action against another insured, and (e) include a “per location” endorsement or equivalent reasonably acceptable to Landlord so that the general aggregate and other limits apply separately and specifically to the Premises. The insurance requirements in this Paragraph 14 or elsewhere in this Lease shall not in any way limit, in either scope or amount, the indemnity obligations separately owed by Tenant to Landlord under this Lease, or the liability of Tenant for nonperformance of its obligations or for loss or damage for which Tenant is responsible hereunder. No endorsement limiting or excluding a required coverage is permitted.
          14.4 Evidence of Coverage. All insurance policies required to be carried by Tenant under this Lease shall provide that the insurer shall not cancel, materially reduce, or fail to renew such coverage without thirty (30) days’ prior written notice to Landlord. Prior to the Commencement Date, and no less than fifteen (15) days prior to the expiration any required coverage, Tenant shall deliver to Landlord the endorsements referred to in this Paragraph 14, evidencing compliance with the insurance requirements hereunder. In the event Tenant does not comply with the requirements of this Paragraph 14, and does not cure such failure within five (5) days after receipt of a written request by Landlord, Landlord may, at its option and at Tenant’s expense, purchase such insurance coverage to protect Landlord. The cost of such insurance shall be paid to Landlord by Tenant, as additional rent, immediately upon demand therefor, together with interest at the Interest Rate until paid.
          14.5 Landlord’s Insurance. Subject to reimbursement as an Operating Expense in accordance with the provisions of Paragraph 4 hereof, Landlord shall procure and maintain in effect throughout the Lease Term commercial general liability insurance, property insurance on the Building (including the Tenant Improvements) and/or such other types of insurance as are normally carried by reasonably prudent owners of commercial properties substantially similar to, and in the vicinity of, the Project, including earthquake, flood and, to the extent the same is available at commercially reasonable rates, terrorism insurance. Such coverages shall be in such amounts, from such companies and on such other terms and conditions as Landlord may from time to time reasonably determine, and Landlord shall have the right, but not the obligation, to change, cancel, decrease or increase any insurance coverages in respect of the Premises, add additional forms of insurance as Landlord shall deem reasonably necessary, and/or obtain umbrella or other policies covering both the Premises and other assets owned by or associated with Landlord or its affiliates, in which event the cost thereof shall be equitably allocated; provided, however, that Landlord’s property insurance shall be at least as broad as the most commonly available ISO Special Form Causes of Loss (“all risk”) policy form CP 1030 with an agreed amount endorsement, in an amount equal to the replacement cost of the Building (exclusive of foundations, footings and other underground improvements, but including the Tenant Improvements).

          14.6 Waiver of Subrogation. Notwithstanding anything to the contrary contained in this Lease, Landlord and Tenant each waive any right to recover against the other and their respective agents, officer, employees and approved or Permitted Transferees on account of any and all claims Landlord or Tenant may have against the other or their respective agents, officers, employees and approved or Permitted Transferees for damage to property that arises out of or incident to any peril which is actually insured against, which is required to be insured against under this Lease, or which would normally be covered by so called “all risk” or “special form” property insurance, without regard to the negligence or willful misconduct of the entity or party so released or any other cause. Each party shall have their property insurance policies issued in such form as to waive any right of subrogation as might otherwise exist. This mutual waiver is in addition to any other waiver or release contained in this Lease.
     15. PROTECTION OF LENDERS AND GROUND LESSOR.
          15.1 Lease Subordination. This Lease shall be subject and subordinate at all times to all ground or underlying leases which may now or hereafter exist affecting the Building or the Real Property, or both, and to the lien of any mortgage or deed of trust in any amount or amounts whatsoever now or hereafter placed on or against the Building or the Real Property, or both, or on or against Landlord’s interest or estate therein (such mortgages, deeds of trust and leases are referred to herein, collectively, as “Superior Interests”), all without the necessity of any further instrument executed or delivered by or on the part of Tenant for the purpose of effectuating such subordination; provided, however, that such subordination shall only be effective upon Landlord’s delivery to Tenant of a Subordination, Non-Disturbance and Attornment Agreement, in a commercially reasonable form, and providing generally that, as long as there is no Event of Default under this Lease, this Lease will not be terminated if such Security Holder acquires title to the Building by reason of foreclosure proceedings or acceptance of a deed in lieu of foreclosure, provided that Tenant attorns to such Security Holder in accordance with its reasonable requirements. Landlord represents and warrants to Tenant that there are no Superior Interests affecting the Buildings or the Project as of the date by which this Lease has been executed by Landlord and Tenant.
          15.2 Mortgage Subordination. Notwithstanding anything to the contrary in this Paragraph 15 or otherwise in this Lease, the holder of any Superior Interests now or hereafter placed on or against the Building or the Real Property, or both (“Security Holder”) may at any time subordinate such mortgage or deed of trust to this Lease in whole or in part, without any need to obtain Tenant’s consent, by execution of a written document subordinating such mortgage or deed of trust to this Lease to the extent set forth in such document and thereupon this Lease shall be deemed prior to such mortgage or deed of trust to the extent set forth in such document without regard to this Lease, such mortgage or deed of trust, or their respective dates of execution, delivery and/or recording. In that event, to the extent set forth in such document, such mortgage or deed of trust shall have the same rights with respect to this Lease as would have existed if this Lease had been executed, and a memorandum thereof recorded prior to the execution, delivery and recording of such mortgage or deed of trust.
          15.3 Financial Statements. If Tenant’s financial statements are not otherwise publicly available and Landlord desires to finance, refinance, or sell any of the Building or Real Property, then within ten (10) days after Landlord’s written request, Tenant shall deliver to Landlord, or to any actual or prospective Security Holder that Landlord reasonably designates, such financial statements as are reasonably required by such Security Holder to verify the financial condition of Tenant (or any assignee, subtenant or guarantor of Tenant). All such financial statements shall be held strictly confidential and used only for the purposes stated herein.
          15.4 Default Notices to Security Holders. Tenant agrees to give any Security Holder, by certified mail, a copy of any notice of default served upon Landlord by Tenant that is of such a nature as to give Tenant a right to terminate or cancel this Lease, to reduce Rentals (if and to the extent such reduction is not expressly allowed under this Lease), or to credit or offset any amounts against future Rentals (if and to the extent such credit or offset is not expressly allowed under this Lease), provided that prior to such notice Tenant has received notice of a written request for same, including the address of such Security Holder. Tenant further agrees that, if Landlord shall have failed to cure such default within the time provided for in this Lease, then Tenant shall not exercise any right to terminate or cancel this Lease, unless and until such Security Holder fails to cure such default within an additional thirty (30) days after receipt of the notice of default or if such default cannot be cured within that time, such additional time as may be necessary, provided that, within such thirty (30) days, such Security Holder has commenced and is diligently pursuing the remedies necessary to cure such default (including commencement of foreclosure proceedings or other proceedings to acquire possession of the Real Property, if necessary to effect such cure). Such period of time shall be extended by any period within which such Security Holder is prevented from commencing or pursuing such foreclosure proceedings or other proceedings to acquire possession of the Real Property by reason of Landlord’s bankruptcy. Nothing contained in this Paragraph 15.4 shall affect Tenant’s rights to reduce Rentals and/or to credit or offset any amounts against future Rentals, if and to the extent such reduction, credit or offset is expressly allowed under this Lease, nor shall anything contained in this Paragraph 15.4 affect Tenant’s rights of termination set forth in Paragraph 19.4 below. Further, this Lease may not be modified or amended so as to reduce the Rental or shorten the Lease Term, or so as to adversely affect in any other respect to any material extent the rights of Landlord, nor shall this Lease be canceled or surrendered (except as expressly allowed herein), without the prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed), in each instance, of all Security Holders.
          15.5 Lease Modifications. If any prospective Security Holder should require, as a condition of any Superior Interest, a modification of the provisions of this Lease, Tenant shall approve and execute any such modifications within ten (10) days after request, provided no such modification shall relate to the Rental payable hereunder or the length of the Lease Term or otherwise materially alter the rights or increase the obligations of Landlord or Tenant hereunder.
          15.6 Successor Landlords. Tenant agrees that if any Security Holder or any foreclosure sale purchaser shall succeed to the interest of Landlord under this Lease, the successor landlord shall not be (a) liable for any action or omission of any prior Landlord under this Lease; provided, however, that the Successor Landlord shall be obligated to cure all defaults or breaches of Landlord of a continuing nature that can be cured by performing a service or making a repair or replacement, or (b) subject to any offsets or defenses which Tenant might have against any prior Landlord that are not expressly set forth under this Lease, or (c) bound by any Rental which Tenant might have paid for more than the current month to any prior Landlord that is not expressly required to be paid in advance under this Lease, or (d) liable for any Deposit not actually received by such successor landlord, or (e) bound by any future modification of this Lease not consented to by such successor landlord (which consent shall not be unreasonably withheld, conditioned, or delayed) that has the effect of (i) reducing the Rentals owed by Tenant, (ii) shortening or lengthening the Lease Term (except as expressly set forth herein), or increasing Tenant’s rights under, any renewal or expansion option or right of first refusal or first option, or (iii) increasing Landlord’s obligations under this Lease.
          15.7 Rent Payment Notice. From and after Tenant’s receipt of written notice from a Security Holder or from a receiver appointed pursuant to the terms of such Security Holder’s Superior Interest (a “Rent Payment Notice”), Tenant shall pay all Rental under this Lease to such Security Holder or as such Security Holder shall direct in writing. Tenant shall comply with any Rent Payment Notice notwithstanding any contrary instruction, direction or assertion from Landlord. A Security Holder’s delivery to Tenant of a Rent Payment Notice, or Tenant’s compliance therewith, shall not be deemed to: (a) cause such Security Holder to succeed to or to assume any obligations or responsibilities of Landlord under this Lease, all of which shall continue to be performed and discharged solely by Landlord unless and until such Security Holder or a foreclosure sale purchaser succeeds to Landlord’s interest hereunder, or (b) relieve Landlord of any obligations under this Lease. Landlord irrevocably directs Tenant to comply with any Rent Payment Notice, notwithstanding any contrary direction, instruction, or assertion by Landlord. Tenant shall be entitled to rely on any Rent Payment Notice.
     16. ENTRY BY LANDLORD; RENOVATIONS.
          16.1 Entry by Landlord. Upon not less than one (1) business day’s notice and subject to Tenant’s reasonable security requirements (except in the event an emergency), Landlord shall have the right to enter the Premises to inspect them; to show the Premises to prospective purchasers, mortgagees or, during the last 270 days of the Lease Term only, tenants; to post notices of non-responsibility; and to alter, improve or repair the Premises and any portion of the Building as permitted or provided hereunder, all without abatement of Rental; and may erect scaffolding and other necessary structures in or through the Premises or the Building where reasonably required by the character of the work to be performed; provided, however, that any such entrance or work shall not unreasonably interfere with Tenant’s use of the Premises. Provided that Landlord employs commercially reasonable efforts to minimize interference with the conduct of Tenant’s business in connection with its entries into and/or work within the Premises, Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned by such entry. For each of the foregoing purposes, Landlord shall at all times have and retain a key and/or other access device with which to unlock all of the doors in, on and about the Premises (excluding Tenant’s vaults, safes and similar areas designated in writing by Tenant in advance and approved by Landlord); and Landlord shall have the right to use any and all means which Landlord may deem proper to open said doors in an emergency in order to obtain entry to the Premises, and any entry to the Premises obtained by Landlord by any of said means, or otherwise, in accordance with this Paragraph 16.1 shall not be construed or deemed to be a forcible or unlawful entry into or a detainer of the Premises, or any portion thereof. Landlord shall not have the right to post any “for sale” or “for lease” signs on the Real Property during the Lease Term.
          16.2 Renovations. Tenant hereby acknowledges that Landlord may during the Lease Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Parking Facilities and Common Areas, and the structural portions of the Building; and, in connection with any Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building and limit access to portions of the Building, which work may create noise, dust or leave debris in the Building. Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rental; provided, however, that Landlord agrees to use commercially reasonable efforts to minimize the interference with Tenant’s use of the Premises resulting from the Renovations. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations or Landlord’s actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord’s actions, provided that in exercising its rights under this Paragraph, Landlord uses commercially reasonable efforts to minimize interference with Tenant’s beneficial use and enjoyment of the Premises.
     17. REMOVAL OF PERSONAL PROPERTY. After the Expiration Date or earlier termination of this Lease, any movable furniture, equipment, trade fixtures, or other personal property left on the Premises shall, at the option of Landlord, be deemed to be abandoned and, whether or not the property is deemed abandoned, Landlord shall have the right to remove such property from the Premises and charge Tenant for the removal and any restoration of the Premises as provided in Paragraph 8.1. Landlord may, at its option, store Tenant’s property in a public warehouse at Tenant’s expense. Notwithstanding the foregoing, neither the provisions of this Paragraph 17 nor any other provision of this Lease shall impose upon Landlord any obligation to care for or preserve any of Tenant’s property left upon the Premises, and Tenant hereby waives and releases Landlord from any claim or liability in connection with the removal of such property from the Premises and the storage thereof and specifically waives the provisions of California Civil Code Section 1542 with respect to such release. Landlord’s action or inaction with regard to the provisions of this Paragraph 17 shall not be construed as a waiver of Landlord’s right to require Tenant to remove its property, restore any damage to the Building caused by such removal, and make any restoration required pursuant to Paragraph 8.1 hereof.
     18. DEFAULT AND REMEDIES.
          18.1 Events of Default. The occurrence of any one or more of the following events (each, an “Event of Default”) shall constitute a breach of this Lease by Tenant:

               (a) Tenant fails to pay any Basic Monthly Rental or any additional rent payable under Paragraph 4 hereof as and when such rent becomes due and payable and such failure continues for more than five (5) business days after Landlord gives written notice thereof to Tenant; or
               (b) Tenant fails to pay any additional rent or other amount of money or charge payable by Tenant hereunder as and when such additional rent or amount or charge becomes due and payable and such failure continues for more than ten (10) days after Landlord gives written notice thereof to Tenant; or
               (c) Tenant fails to perform or breaches any agreement or covenant to be performed or observed by Tenant under Paragraph 7.3 above and such failure or breach continues for more than ten (10) days after Landlord gives written notice thereof to Tenant; provided, however, that if, by the nature of such agreement or covenant, such failure or breach cannot reasonably be cured within such period of ten (10) days, an Event of Default shall not exist as long as Tenant commences the curing of such failure or breach within such period of ten (10) days and, having so commenced, thereafter prosecutes such cure with diligence and dispatch to completion as soon as may be reasonably practicable thereafter; or
               (d) Tenant fails to deliver the estoppel certificate or the financial statements to Landlord or a Security Holder, as the case may be, within the time periods required by Paragraph 28.3 and Paragraph 28.4 below, and such failure continues for more than five (5) business days after Tenant’s receipt of a second written notice from Landlord; or
               (e) Tenant fails to perform or breaches any agreement or covenant of this Lease to be performed or observed by Tenant (except for those described in clauses (a) through (d) above) as and when performance or observance is due and such failure or breach continues for more than thirty (30) days after Landlord gives written notice thereof to Tenant; provided, however, that if, by the nature of such agreement or covenant, such failure or breach cannot reasonably be cured within such period of thirty (30) days, an Event of Default shall not exist as long as Tenant commences with due diligence and dispatch the curing of such failure or breach within twenty (20) days after Landlord gives written notice thereof to Tenant and, having so commenced, thereafter prosecutes such cure with diligence and dispatch to completion as soon as may be reasonably practicable thereafter; or
               (f) Tenant or any guarantor of this Lease (or, if Tenant is a partnership or consists of more than one person or entity, any partner of the partnership or such other person or entity) (i) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy, insolvency or other debtors’ relief law of any jurisdiction, (ii) makes an assignment for the benefit of its creditors, (iii) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to such person or entity or with respect to any substantial part of their respective property, or (iv) takes action for the purpose of any of the foregoing; or
               (g) Without consent by Tenant or any guarantor of this Lease (or, if Tenant is a partnership or consists of more than one person or entity, any partner of the partnership or such other person or entity), a court or government authority enters an order, and such order is not vacated within sixty (60) days, (i) appointing a custodian, receiver, trustee or other officer with similar powers with respect to such person or entity or with respect to any substantial part of their respective property, or (ii) constituting an order for relief or approving a petition for relief or reorganization or arrangement or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy, insolvency or other debtors’ relief law of any jurisdiction, or (iii) ordering the dissolution, winding-up or liquidation of such person or entity; or
               (h) This Lease or any estate of Tenant hereunder is levied upon under any attachment or execution and such attachment or execution is not vacated within sixty (60) days.

     Tenant acknowledges and agrees that any notices required to be given by Landlord under this Paragraph 18.1 shall, in each case, be in lieu of, and not in addition to, any notice required under Section 1161 of the California Code of Civil Procedure, as long as such notices are prepared and served upon Tenant in accordance with Section 1161 of the California Code of Civil Procedure.
          18.2 Landlord’s Termination Remedy. If an Event of Default occurs, Landlord shall have the right at any time to give a written termination notice to Tenant and, on the date specified in such notice, Tenant’s right to possession shall terminate and this Lease shall terminate. Upon such termination, Landlord shall have the right to recover from Tenant:
               (a) The worth at the time of award of all unpaid Rental which had been earned at the time of termination;
               (b) The worth at the time of award of the amount by which all unpaid Rental which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided;
               (c) The worth at the time of award of the amount by which all unpaid Rental for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; and
               (d) All other amounts necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform all of Tenant’s obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.
     The “worth at the time of award” of the amounts referred to in clauses (a) and (b) above shall be computed by allowing interest at the Interest Rate set forth in Paragraph 3.2. The “worth at the time of award” of the amount referred to in clause (c) above shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). For purposes of computing the amount of Rental hereunder that would have accrued after the time of award, the amounts of Tenant’s obligations to pay increases in Operating Expenses and Real Property Taxes shall be projected based upon the average rate of increase, if any, in such items from the Commencement Date through the time of award.
          18.3 Lease Continuation Remedy. Even though an Event of Default by Tenant has occurred, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession, and Landlord shall have all of its rights and remedies, including the right, pursuant to California Civil Code Section 1951.4, to recover all Rental as it becomes due under this Lease, if Tenant has the right to sublet or assign, subject only to reasonable limitations. Acts of maintenance or preservation or efforts to relet the Premises or the appointment of a receiver upon initiative of Landlord to protect Landlord’s interest under this Lease shall not constitute a termination of Tenant’s right to possession unless written notice of termination is given by Landlord to Tenant.
          18.4 Waiver of Forfeiture. Tenant hereby waives California Code of Civil Procedure Section 1179, California Civil Code Section 3275, and all such similar laws now or hereinafter enacted which would entitle Tenant to seek relief against forfeiture in connection with any termination of this Lease, provided that this waiver shall not be effective with respect to the first (but only the first) non-monetary default (i.e., an Event of Default not set forth in Paragraph 18.1(a) or 18.1(b) above) that results in the termination of this Lease.
          18.5 Landlord’s Default.
               (a) Notwithstanding anything to the contrary set forth in this Lease, Landlord shall not be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease unless Landlord fails to perform such obligation within thirty (30) days after the receipt by

Landlord of written notice from Tenant specifying in detail Landlord’s alleged failure to perform; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it commences such performance within such thirty (30) day period and thereafter diligently pursues the same to completion. Except as expressly provided in this Lease or except in the case of constructive eviction (as evidenced by a final, unappealable judgment by a court of competent jurisdiction), in no event shall Tenant have the right to terminate or rescind this Lease as a result of Landlord’s default as to any covenant or agreement contained in this Lease; and, subject to the foregoing exceptions, Tenant hereby waives such remedies of termination and rescission and hereby agrees that, except as expressly set forth herein, Tenant’s remedies for default hereunder and for breach of any promise or inducement shall be limited to a suit for damages and/or injunction. In addition, Tenant hereby covenants that, prior to the exercise of any such remedies, Tenant will, in accordance with the provisions of Paragraph 15.4 above, give notice and an opportunity to cure to any Security Holder of which Tenant has been given notice.
               (b) If Landlord is in default pursuant to Paragraph 18.5(a), and (i) such default materially and adversely impairs Tenant’s ability to use the Premises or any material portion thereof for the operation of its business pursuant to the terms of this Lease, or (ii) poses a material and imminent risk to the health or safety of persons, then Tenant may perform such obligations subject to the following terms and conditions:
                    (i) Tenant shall deliver to Landlord and any Security Holder of which Tenant has been given notice a written notice (“Self-Help Notice”) of Tenant’s intention to perform such obligations, which Self-Help Notice shall indicate Tenant’s intention to exercise its self-help rights and to perform such obligations which are otherwise Landlord’s responsibility hereunder (it being understood that no such additional notice or additional Landlord cure period shall be required if the default poses a material and imminent risk to the health or safety of persons). If Landlord fails to commence to cure its failure to perform within five (5) business days after receipt of the Self-Help Notice, Tenant may take whatever action is reasonably necessary to perform such obligations;
                    (ii) All work performed by Tenant or its agents in accordance with this Paragraph 18.5 must be performed in accordance with Paragraph 8 above (except that the prior approvals by Landlord set forth in Paragraph 8 shall not be required, nor shall Tenant be required to pay the supervision fee to Landlord pursuant to Paragraph 8.4 above, nor shall Tenant be required to pay the supervision fee to Landlord pursuant to Paragraph 8.4 above, nor shall Tenant have any restoration obligation under Paragraph 8.5 above) at prevailing and competitive rates (taking into account the scope of the services, the financial strength, reputation and quality of Tenant’s selected contractor, the urgency of the situation and the requirement that harmonious labor relations be maintained within the Project) and so as to minimize interference with the rights of other occupants of the Project (if applicable); and
                    (iii) Landlord shall reimburse Tenant for the reasonable costs of such performance incurred in accordance with the terms of this Paragraph 18.5 within thirty (30) days after Tenant’s submission to Landlord of receipted invoices therefor (accompanied by reasonable supporting documentation). If Landlord fails to reimburse Tenant within such thirty (30)-day period, then Tenant may withhold from future Rentals due hereunder the sum owed Tenant, until Tenant is reimbursed in full for the sum plus interest at the Interest Rate. Notwithstanding the foregoing, Tenant shall deliver notice to Landlord (and any Security Holder of which Tenant has been given notice) a written notice of Tenant’s intent to set-off under this subparagraph (iii) at least ten (10) business days prior to exercising its right of set-off and Landlord may deliver to Tenant a good faith written objection before the expiration of such notice period, (1) setting forth with reasonable particularity Landlord’s reasons for its claim that Tenant is not entitled to exercise its rights pursuant to this subparagraph and (2) submitting the dispute to binding arbitration in accordance with Paragraph 34 below. If and to the extent Landlord property objects and submits the dispute to arbitration in accordance with the preceding sentence, then Tenant shall not exercise such rights unless and until the Arbitrator (as defined in Paragraph 34.2 below) determines that Tenant has the right to exercise such set-off rights.

          18.6 Cumulative Remedies. The remedies provided for in this Lease are in addition to all other remedies available to the parties at law or in equity by statute or otherwise.
     19. DAMAGE BY FIRE OR OTHER CASUALTY.
          19.1 Repair Obligations. If the Premises are damaged by fire, earthquake or other peril (a “Casualty”), Landlord shall, subject to the provisions of Paragraphs 19.2 and 19.3 below, proceed with reasonable promptness to repair such damage and restore the Premises to substantially the same condition as existed before the Casualty (collectively, “Restore” or “Restoration”); provided, however, that any such Restoration shall be subject to modifications required by zoning or building codes and other Applicable Laws, or as may be required because Restoration to substantially the same condition as existed before the Casualty, in light of the type and/or amount of damage and then current construction means, methods and procedures for similar types of Restoration, is not reasonably practicable. Notwithstanding the foregoing, Landlord shall have no obligation with respect to, and if Landlord elects or is required to perform any Restoration hereunder, Tenant shall be responsible for and shall, repair and replace at its sole cost all of Tenant’s equipment, furniture, fixtures and other personal property in the Premises, including, without limitation, any telecommunications wires, cables and related devices located in or serving the Premises.
          19.2 Termination Rights. In the event of any of the following circumstances, Landlord may elect either to terminate this Lease or to perform the Restoration, as more particularly described in Paragraph 19.3 below:
               (a) If the Casualty affects more than fifty percent (50%) of the rentable square footage of the Premises and the Restoration cannot, in Landlord’s good faith judgment (as determined in accordance with Paragraph 19.3 below), be completed within one (1) year following the date of the Casualty (when such Restoration is made without the payment of overtime or other premiums), or
               (b) If the Casualty occurs during the last twelve (12) months of the Lease Term and either (i) the cost of Restoration will exceed Five Hundred Thousand Dollars ($500,000.00) and the remaining portion of the Lease Term after the Restoration will be less than six (6) months or (ii) the Restoration will take longer than ninety (90) days to complete, in either case as reasonably determined by Landlord; provided, however, that Landlord may not terminate this Lease pursuant to this Paragraph 19.2(b) if Tenant, at the time of such damage, has the right to extend the Lease Term pursuant to Paragraph 29 below, and Tenant exercises such Extension Option not later than the earlier to occur of (1) the then applicable “Exercise Deadline” set forth in Paragraph 29.2 below or (2) thirty (30) days following the delivery to Tenant of Landlord’s Casualty Notice (as defined in Paragraph 19.3 below), or
               (c) If the Casualty is not covered by the insurance Landlord is required to carry under this Lease or any insurance Landlord actually carries and the cost of Restoration will exceed Three Hundred Fifty Thousand Dollars ($350,000.00) (exclusive of any deductible); provided, however, that Landlord may not terminate this Lease pursuant to this Paragraph 19.2(c), if (i) Tenant agrees, within fifteen (15) days after its receipt of Landlord’s Casualty Notice, to fund the amount in excess of Three Hundred Fifty Thousand Dollars ($350,000.00) and, (ii) within fifteen (15) days thereafter, Tenant shall promptly deposit the excess in a construction trust account set up by Landlord in a financial or other institution selected by Landlord (subject to Tenant’s reasonable approval), in which event Landlord shall proceed with the Restoration as if the Casualty had been insured. Landlord’s withdrawals from the trust account shall be proportionate and concurrent to Landlord’s schedule of payments to its contractors and paid in payment of such contractor’s bills, or
               (d) If insurance proceeds sufficient to complete the Restoration are not available due to the exercise of legal rights of any Security Holder to collect such proceeds, or

               (e) If because of Applicable Laws the Restoration cannot be completed except in a substantially different structural or architectural form than existed before the Casualty.
          19.3 Landlord’s Repair Notice. Landlord shall, as soon as reasonably practicable, but in all events within ninety (90) days of the date of a Casualty, provide a written notice to Tenant (“Landlord’s Casualty Notice”) indicating Landlord’s election (a) to perform the Restoration, including Landlord’s good faith estimate (which shall be based on Landlord’s consultation with a reputable architect and/or contractor experienced in similar types of Restoration) of the period to complete the Restoration (“Estimated Restoration Period”), in which event this Lease will continue in full force and effect, subject to reduction of the Basic Monthly Rental as provided in Paragraph 19.4 below, or (b) to terminate this Lease as of a date specified in Landlord’s Casualty Notice, which date shall not be less than thirty (30) nor more than sixty (60) days after the date of such notice, unless Tenant exercised its right to terminate this Lease pursuant to Paragraph 19.4. Landlord Casualty notice shall include reasonably detailed back-up documentation (e.g., proposed construction schedule) supporting the Estimated Restoration Period. If Landlord elects to terminate this Lease as provided above, this Lease and all interest of Tenant in the Premises shall terminate on the termination date specified in Landlord’s Casualty Notice, and, subject to the provisions of Paragraph 19.5 below, the Basic Monthly Rental and Tenant’s Percentage Share of Operating Expenses and Real Property Taxes shall be paid up to the date of such termination, Landlord hereby agreeing to refund to Tenant any Rental theretofore paid for any period of time subsequent to the termination date. Landlord shall have no liability to Tenant, and Tenant shall not, except as expressly in Paragraph 19.4 below, be entitled to terminate this Lease, if the Restoration is not in fact completed within the Estimated Restoration Period, so long as Landlord proceeds with reasonable diligence to complete the Restoration.
          19.4 Tenant’s Right to Terminate. In the event of any Casualty and if Landlord does not elect to terminate this Lease or is not entitled to terminate this Lease as provided above, Tenant may elect to terminate this Lease upon the occurrence of any of the following circumstances, in which event Tenant must make such election to terminate this Lease by giving Landlord written notice of such election not later than thirty (30) days after Tenant’s receipt of Landlord’s Casualty Notice:
               (a) Landlord’s good faith estimate of the time required to complete the Restoration as set forth in Landlord’s Casualty Notice is greater than one (1) year from the date of the Casualty, or
               (b) The Casualty occurs during the last twelve (12) months of the Lease Term and such damage materially impairs Tenant’s use of the damaged portion of the Premises, or
               (c) It is not reasonably practicable for Landlord to Restore the Premises to substantially the same condition as existed before the Casualty and, as a result, the changes to the Premises would materially impair Tenant’s ability to use the Premises for Tenant’s business, or
               (d) Modifications are required to be made to the Premises following a Casualty pursuant to then applicable zoning or building codes or other Applicable Laws and such modifications to the Premises would materially impair Tenant’s ability to use the Premises for Tenant’s business.
          The effective date of any given termination shall be specified in Tenant’s termination notice, and shall not be earlier than the date of such notice, or later than one hundred twenty (120) days after the date of such notice. In addition, if the Restoration is not substantially complete as of the end of the later of (i) one (1) year following the date of the Casualty or (ii) the Estimated Restoration Period (“Restoration Deadline”), as extended for delays resulting from a failure to promptly receive insurance proceeds or other Force Majeure events described in Paragraph 28.21 below or delays caused by Tenant or any Tenant Party, then Tenant may deliver written notice to Landlord that Landlord has thirty (30) days to complete the Restoration; provided, however, that the Restoration Deadline may not be extended for more than one hundred eighty (180) days by reason of a failure to promptly receive insurance proceeds or other Force Majeure events described in Paragraph 28.21 below. If after the expiration of such thirty (30) day period Landlord has not completed the Restoration, then Tenant may, in its sole and absolute discretion, elect to terminate this Lease by delivering written notice to Landlord at any time thereafter until the Restoration is substantially completed.
          19.5 Rent Abatement. If Landlord does not elect to terminate this Lease under Paragraph 19.3 above, this Lease shall remain in full force and effect, provided that if such damage is not the result of the gross negligence or willful misconduct of Tenant, Tenant shall be entitled to a reduction of Basic Monthly Rental, Operating Expenses and Real Property Taxes in the proportion that the area of the Premises rendered untenantable by such damage bears to the total area of the Premises. Tenant shall be entitled to such rent abatement from the date of the Casualty for as long as any portion of the Premises remains untenantable due to the Casualty. Tenant’s right to a reduction of Rentals and to terminate this Lease under this Paragraph 19 shall be Tenant’s sole remedy in connection with any such Casualty. Tenant shall not be entitled to any compensation or damages from Landlord for damage to any of Tenant’s leasehold improvements or personal property, for loss of use of the Premises or any part thereof, for damage to Tenant’s business or profits, for any disturbance caused by a Casualty, for or in connection with any Restoration hereunder, or for any direct, indirect or consequential damages, whether or not caused by the negligence of Landlord or any Landlord Indemnitees due to, arising out of, or as a result of a Casualty.
          19.6 Waiver of Statutory Provisions. The provisions of this Lease, including this Paragraph 19, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises or the Building, and any statute or regulation of the State of California, including, without limitation, subsection 2 of Section 1932, subsection 4 of Section 1933, and Sections 1941 and 1942 of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises or the Building.
     20. EMINENT DOMAIN.
          20.1 Lease Termination. If all of the Premises shall be taken by any public or quasi-public authority under the power of eminent domain or conveyance in lieu thereof (a “Taking”), this Lease shall terminate on the date when title or the right to possession vests in the condemnor.
          20.2 Partial Taking. If (a) a part of the Premises shall be subject to a Taking; and such partial Taking materially impairs Tenant’s ability to use the Premises for Tenant’s business, or (b) all or a part of the parking areas shall be subject to a Taking, and the number of Tenant’s parking stalls is reduced by more than ten percent (10%) and Landlord is unable to furnish Tenant with comparable substitute parking spaces in the vicinity of the Project. then Tenant may terminate this Lease as of the earlier of the date title vests in the condemning authority or the date an order of immediate possession is issued, by giving Landlord written notice thereof within thirty (30) days after Tenant receives written notice of the Taking. If this Lease is not terminated pursuant to this Paragraph 20.2, then (i) Landlord shall promptly restore the Premises to an architectural whole, excluding the portion thereof lost in such condemnation, (ii) this Lease shall continue in full force and effect as to said portion of the Premises remaining, (iii) the Basic Monthly Rental payable from the date of the Taking shall be reduced in the same proportion as the area of the Premises taken bears to the total area of the Premises, and (iv) if, following the Taking, the Building shall be occupied by more than one tenant (e.g., the portion of the Building subject to the Taking is subsequently occupied by governmental authority or its assignee), then Tenant’s Proportionate Share shall be adjusted to equal a fraction, the numerator of which equals the rentable area of the Premises following the Taking and the denominator of which equals the total rentable area of the Building. Such notice shall specify the date of termination which shall be not less than thirty (30) nor more than sixty (60) days after the date of said notice.

          20.3 Temporary Condemnation. Upon a temporary condemnation not extending beyond the lesser of one hundred eighty (180) days or the remainder of the Lease Term (or any applicable Extension Term), this Lease shall remain in effect, Tenant shall continue to pay all Rentals and Tenant shall receive any award made for such condemnation with respect to the Premises. If a temporary condemnation is for a period which extends beyond the period described in this Paragraph 20.3, then such condemnation shall be governed by Paragraphs 20.1 and 20.2, as applicable, and any award shall be distributed in accordance with Paragraph 20.4 below.
          20.4 Compensation. Except as otherwise provided in Paragraph 20.3 and in this Paragraph 20.4 below, all compensation awarded or received in connection with a Taking or conveyance described in this Paragraph 20 shall be the property of Landlord, and Tenant hereby assigns to Landlord any and all elements of said compensation which Tenant would, in the absence of said assignment, have been entitled to receive. Specifically, and without limiting the generality of the foregoing, said assignment is intended to include: (a) the “bonus value” represented by the difference, if any, between Rental under this Lease and market rent for the unexpired Lease Term, (b) the value of the Tenant Improvements to the Premises, whether said improvements were paid for by Landlord or by Tenant, and (c) the value of any and all other items and categories of property for which payment of compensation may be made in any such proceeding. Notwithstanding the foregoing, such assignment by Tenant shall not include, and Tenant shall be entitled to receive, any award of compensation for (i) loss of or damage to the goodwill of Tenant’s business (but only to the extent the same does not constitute “bonus value”), (ii) subject to the rights of any Security Holder to the extent permitted by Applicable Laws, the value (allocable to the remainder of the Lease Term), if any, specifically attributable by the condemning authority to any Alterations installed at Tenant’s expense that are not removable, and the value of Tenant’s personal property and any trade fixtures that Tenant is entitled to remove under this Lease, and (iii) any moving or relocation expenses which Tenant is entitled under Applicable Laws to recover directly from the public agency which acquires the Premises.
          20.5 Waiver. Tenant hereby waives Sections 1265.110 through 1265.160 of the California Code of Civil Procedure.
     21. SURRENDER OF PREMISES; OWNERSHIP AND REMOVAL OF TRADE FIXTURES
          21.1 Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.
          21.2 Condition of Premises. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of Paragraph 21, quit and surrender possession of the Premises to Landlord in good order and condition, reasonable wear and tear, damage caused by Casualty and Taking, and repairs which are specifically made the responsibility of Landlord hereunder excepted. Without limiting the generality of the foregoing, upon surrender of the Premises, Tenant shall, at Tenant’s sole cost and expense, have performed (or caused to be performed) the following to Landlord’s reasonable satisfaction: (a) all of Tenant’s Repair Obligations pursuant to Paragraph 9.1 above, including, without limitation, the repair of all interior walls of the Premises, if damaged, and (b) all carpets shall be shampooed and cleaned, and all floors cleaned waxed; and Tenant shall have caused to be performed, at Tenant’s sole cost and expense, all such Building Systems, including all HVAC equipment, to be audited (with a copy to Landlord), serviced and placed in good order and condition by Tenant’s HVAC Contractor (as defined in Paragraph 9.1(b) above), reasonable wear and tear, damage caused by Casualty and Taking and repairs which are specifically made the responsibility of Landlord hereunder excepted. If Tenant fails to surrender possession of the Premises to Landlord in accordance with this Paragraph 21.2, then, in addition to all of Landlord’s other rights and remedies, Landlord may, but need not, perform the required repairs, replacements and other work in and to the Premises, and Tenant shall pay Landlord the cost thereof, including a percentage of the cost thereof (to be uniformly established for the Project) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such work, within ten (10) days after receipt of an invoice therefor.
          21.3 Removal of Property. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises the following items, repairing all damage (ordinary wear and tear excepted) caused by the installation or removal of any of the following items: (a) all debris and rubbish, (b) such items of furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises or as part of the Tenant Improvements, including any Communications Equipment (as defined in Paragraph 30.2 below), (c) any Alterations that Landlord timely requires to be removed pursuant to Paragraph 8.5 above, (d) any Lines that Landlord requires to be removed pursuant to Paragraph 24.3, and (e) any signage required to be removed pursuant to Paragraph 27.1. If Tenant does not timely remove such property, then Tenant shall be conclusively presumed to have, at Landlord’s election: (i) conveyed such property to Landlord without compensation or (ii) abandoned such property, and Landlord may dispose of or store any part thereof in any manner at Tenant’s sole cost, without waiving Landlord’s right to claim from Tenant all expenses arising out of Tenant’s failure to remove the property, and without liability to Tenant or any other person. Landlord shall have no duty to be a bailee of any such personal property. If Landlord elects to consider such property abandoned, Tenant shall be liable to Landlord for the costs of: (1) removal of any such Alterations or personal property, (2) storage, transportation, and disposition of the same, and (3) repair and restoration of the Premises. Except as expressly provided in this Lease, including the Tenant Improvement Agreement, Tenant shall have no obligation to remove any Tenant Improvements shown on the Preliminary Space Plan (as defined in the Tenant Improvement Agreement) upon the expiration or earlier termination of this Lease.
          21.4 Survival. Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant contained in this Paragraph 21 shall survive the expiration of the Lease Term or any earlier termination of this Lease.
     22. HOLDING OVER. Any holding over after the expiration or other termination of this Lease with the written consent of Landlord delivered to Tenant shall be construed to be a tenancy from month to month at the Basic Monthly Rental in effect on the date of such expiration or termination on the terms, covenants and conditions herein specified so far as applicable. Any holding over after the expiration or other termination of this Lease without the written consent of Landlord shall be construed to be a tenancy at sufferance on all the terms set forth herein, except that (a) for the first 90 days of the holding over, the Basic Monthly Rental shall be an amount equal to one hundred twenty-five percent (125%) of the Basic Monthly Rental payable by Tenant immediately prior to such holding over; and (b) thereafter, the Basic Monthly Rental shall be an amount equal to one hundred fifty percent (150%) of the Basic Monthly Rental payable by Tenant immediately prior to such holding over. Acceptance by Landlord of Rental after the expiration or termination of this Lease shall not constitute a consent by Landlord to any such tenancy from month to month or result in any other tenancy or any renewal of the term hereof. Tenant acknowledges that if Tenant holds over without Landlord’s consent, such holding over may compromise or otherwise affect Landlord’s ability to enter into new leases with prospective tenants regarding the Premises. Therefore, if Tenant fails to surrender the Premises upon the expiration or other termination of this Lease, then, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all Claims resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom. The provisions of this Paragraph are in addition to, and do not affect, Landlord’s right to re-entry or other rights hereunder or provided by law. Notwithstanding the foregoing or anything to the contrary contained herein, Landlord agrees that, if Tenant gives Landlord written notice at least one hundred eighty (180) days before the expiration of the Lease Term, then Tenant may hold over in the Premises for a period not to exceed thirty (30) days, on the same terms and conditions as applicable during the last month of the Lease Term.
     23. RESERVED.
     24. COMMUNICATIONS AND COMPUTER LINES.
          24.1 Tenant’s Rights. Tenant may install, maintain, replace, remove or use any communications or computer wires, cables and related devices (collectively the “Lines”) at the Building in or serving the Premises, provided: (a) Tenant shall obtain Landlord’s prior written consent, and use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of Paragraph 8 (such consent and approval not to be unreasonably withheld, conditioned, or delayed), (b) any such installation, maintenance, replacement, removal or use shall comply with all Applicable Laws and good work practices, (c) if Tenant at any time uses any equipment that may create an electromagnetic field exceeding the normal insulation ratings of ordinary twisted pair riser cable or cause radiation higher than normal background radiation, the Lines therefor (including riser cables) shall be appropriately insulated to prevent such excessive electromagnetic fields or radiation, (d) Tenant’s rights shall be subject to the rights of any regulated telephone company, and (e) Tenant shall pay all costs in connection therewith. Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time in violation of any Applicable Laws, within ten (10) days after notice. Notwithstanding the foregoing, any Lines that constitute part of the Tenant Improvements shall be approved or disapproved by Landlord in connection with, and subject to the time periods governing, its approval or disapproval of the Final Working Drawings pursuant to the Tenant Improvement Agreement.
     24.2 Reserved.
          24.3 Removal; Line Problems. Notwithstanding anything to the contrary contained in Paragraph 8.1, Landlord reserves the right to require that Tenant remove any or all Lines installed by or for Tenant within or serving the Premises upon expiration or sooner termination of this Lease, provided Landlord notifies Tenant prior to or within thirty (30) days following such expiration or sooner termination. Any Lines not required to be removed pursuant to this Paragraph shall, at Landlord’s option, become the property of Landlord (without payment by Landlord). If Tenant fails to remove such Lines as required by Landlord, or violates any other provision of this Paragraph, Landlord may, after twenty (20) days’ written notice to Tenant, remove such Lines or remedy such other violation, at Tenant’s expense (without limiting Landlord’s other remedies available under this Lease or Applicable Laws). Tenant shall not, without the prior written consent of Landlord (not to be unreasonably withheld, conditioned or delayed) in each instance, grant to any third party a security interest or lien in or on the Lines, and any such security interest or lien granted without Landlord’s written consent shall be null and void. Except to the extent arising from the negligence or willful misconduct of Landlord or Landlord’s agents, contractors, or employees, Landlord shall have no liability for damages arising from, and Landlord does not warrant that the Tenant’s use of any Lines will be free from the following (collectively called “Line Problems”): (a) any eavesdropping or wire-tapping by unauthorized parties, (b) any failure of any Lines to satisfy Tenant’s requirements, or (c) any shortages, failures, variations, interruptions, disconnections, loss or damage caused by the installation, maintenance, replacement, use or removal of Lines by or for other tenants or occupants at the Project, by any failure of the environmental conditions or the power supply for the Building to conform to any requirements for the Lines or any associated equipment, or any other problems associated with any Lines by any other cause. Under no circumstances shall any Line Problems be deemed an actual or constructive eviction of Tenant, render Landlord liable to Tenant for abatement of Rental, or relieve Tenant from performance of Tenant’s obligations under this Lease. Landlord in no event shall be liable for damages by reason of loss of profits, business interruption or other consequential damage arising from any Line Problems.
     25. PARKING.

          25.1 Tenant’s Parking Spaces. Landlord shall provide Tenant, without additional charge, with the right to use the number of self-park parking spaces set forth in Paragraph J of the Summary of Lease Terms (six hundred seventy-six (676)) on the surface parking area shown on Exhibit A. At Tenant’s request, up to a maximum of twenty (20) of said six hundred seventy-six (676) parking spaces shall be designated by Landlord for visitor parking, in a location mutually and reasonably agreed upon by the parties. The use of such spaces shall be for the parking of motor vehicles used by Tenant, its officers and employees only, and shall be subject to all Applicable Laws and the reasonable rules and regulations adopted by Landlord from time to time for the use of the Parking Facilities. Parking spaces may not be assigned or transferred separate and apart from this Lease, and upon the expiration or earlier termination of this Lease, Tenant’s rights with respect to all leased parking spaces shall immediately terminate. Tenant and the other Tenant Parties shall not interfere with the rights of Landlord or others entitled to similar use of the Parking Facilities.
          25.2 Landlord Control. The Parking Facilities shall be subject to the reasonable control and management of Landlord, who may, from time to time, establish, modify and enforce reasonable rules and regulations with respect thereto that do not in any way unreasonably interfere with Tenant’s and its agents, employees and contractors access to and operations on the Premises. Landlord reserves the right to change, reconfigure, or rearrange the parking areas, to reconstruct or repair any portion thereof, and to restrict or eliminate the use of any Parking Facilities and do such other acts in and to such Parking Facilities as reasonably necessary without such actions being deemed an eviction of Tenant or a disturbance of Tenant’s use of the Premises and without Landlord being deemed in default hereunder; provided that Landlord shall use commercially reasonable efforts to minimize (to the extent consistent with Applicable Laws) the extent and duration of any resulting interference with Tenant’s parking rights. The Parking Facilities shall be provided to Tenant at no additional charge to Tenant.
     26. QUIET ENJOYMENT. Landlord covenants, in lieu of any implied covenant of quiet possession or quiet enjoyment, that so long as Tenant is in compliance with the covenants and conditions set forth in this Lease, Tenant shall have the right to quiet enjoyment of the Premises without hindrance or interference from Landlord or those claiming through Landlord, and subject to the covenants and conditions set forth in this Lease.
     27. SIGNS.
          27.1 Signage Rights. Tenant shall not place on any portion of the Premises any sign, placard, lettering, banner, displays, graphic or other advertising or communicative material which is visible from the exterior of the Building without Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned, or delayed; provided, however, that Tenant shall be entitled, without additional charge, to install (a) lobby and other interior signage that is visible from the exterior of the Building, provided the same is incidental to Tenant’s business in the Premises and does not adversely reflect on the dignity or character of the Project as a first-class office project (“Tenant’s Interior Signs”) and (b) the maximum backlit Building top signage (estimated to be two (2) sides of the Building), Building entry signage, roof signage and monument signage (collectively, “Tenant’s Exterior Signs”; and Tenant’s Interior Signs and Tenant’s Exterior Signs are, collectively, “Tenant’s Signs”) in accordance with all Applicable Laws and all Underlying Documents. The material, typeface, graphic format and proportions of Tenant’s Exterior Signs, as well as the precise location of Tenant’s Exterior Signs and method of installation, shall be subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned, or delayed. Tenant shall be responsible for obtaining all approvals for Tenant’s Signs and for obtaining and installing Tenant’s Signs. The failure of Tenant to obtain such approvals shall not release Tenant from any of its obligations under this Lease. Any approved Tenant’s Signs shall strictly conform to all Applicable Laws and all Underlying Documents and shall be installed and removed at Tenant’s expense. Tenant, at its sole expense, shall maintain Tenant’s Signs in good condition and repair during the Lease Term. Prior to the expiration or earlier termination of this Lease, Tenant at its sole cost shall remove all of Tenant’s Signs and repair any and all damage caused to the Building and/or Project (including and fading or discoloration) by Tenant’s Signs and/or the removal of Tenant’s Signs from the Building and/or Project, ordinary wear and tear excepted.

          27.2 Rights Personal to Tenant. Tenant’s Signage Rights are personal to, and may be exercised only by, the Original Tenant, a Permitted Assignee or any other Transferee approved by Landlord pursuant to Paragraph 12 above who occupies at least one-third (1/3) of the rentable area of the Building, provided that, in Landlord’s commercially reasonable judgment, the Transferee does not adversely reflect on the dignity or character of the Project as a first-class office project, and not by any other assignee, sublessee or other Transferee of Tenant’s interest in this Lease, and such rights may be exercised only so long as the Original Tenant or any Transferee permitted to exercise such rights as provided above continues to occupy at least one-third (1/3) of the rentable area of the Building.
     28. MISCELLANEOUS.
          28.1 Limitation of Landlord’s Liability. Any liability of Landlord (including, without limitation, Landlord’s direct or indirect partners, shareholders, members, affiliates, or agents, and the officers, directors, members and employees of Landlord or any such other person) (collectively, “Landlord Parties”) to Tenant under this Lease shall be limited to Landlord’s interest in the Building and Tenant agrees to look solely to such interest for the recovery of any judgment, it being intended that neither the Landlord Parties nor any Tenant Party shall be personally liable for any deficiency or judgment under this Lease. For purposes of this Paragraph 28.1, “Landlord’s interest in the Building” shall include rents paid by tenants, insurance proceeds, condemnation proceeds, and proceeds from the sale of the Building (collectively, “Owner Proceeds”); provided, however, that Tenant shall not be entitled to recover Owner Proceeds from any Landlord Party (other than Landlord) or any other third party after they have been distributed or paid to such party; provided further, however, that nothing in this sentence shall diminish any right Tenant may have under Applicable Laws, as a creditor of Landlord, to recover Owner Proceeds from a third party on the grounds that such third party obtained such Owner Proceeds when Landlord was insolvent or in a transfer that was preferential or fraudulent as to Landlord’s creditors. Notwithstanding any other provision of this Lease, Landlord shall not be liable for loss of or damage to artwork, currency, jewelry, bullion, unique or valuable documents, securities or other valuables, or for other property not in the nature of ordinary fixtures, furnishings and equipment used in general administrative and executive office activities and functions. Wherever in this Lease Tenant (a) releases Landlord from any claim or liability, (b) waives or limits any right of Tenant to assert any claim against Landlord or to seek recourse against any property of Landlord or (c) agrees to indemnify Landlord against any matters, the relevant release, waiver, limitation or indemnity shall run in favor of and apply to Landlord, its direct or indirect constituent shareholders, partners, members or other owners of Landlord or its directors, officers, and employees of Landlord and each such constituent shareholder, partner, member or other owner. Further, in no event shall Landlord or Landlord Parties be liable under any circumstances for any consequential damages for injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill, or loss of use, however occurring.
          28.2 Sale by Landlord. Landlord has the right to transfer all or part of its interest in the Real Property, the Project and in this Lease. Upon a transfer of all of Landlord’s interest in the Real Property or Project, provided that the transferee expressly assumes in writing the obligations of Landlord under this Lease (with respect to the Project so transferred) required to be performed from and after the date of transfer, Landlord shall automatically be released from all further liability thereafter first accruing under this Lease and Tenant agrees to attorn to the transferee and to look solely to the transferee for the performance of Landlord’s obligations thereafter first accruing under this Lease after the date of transfer; provided, however, that if Tenant provides Landlord with a Deposit or other security for Tenant’s performance of its obligations hereunder, and Landlord does not transfer, or provide a credit with respect to, such security to the grantee or transferee of Landlord’s interest in the Project, Landlord shall remain liable to Tenant for such security.
          28.3 Estoppel Letter. Tenant and Landlord shall, at any time and from time to time within ten (10) business days following request from the other party or a Security Holder, execute, acknowledge and deliver to the requesting party or such Security Holder a statement in writing, (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect), (b) certifying that there are not, to the responding party’s knowledge, any uncured defaults on the part of the other party hereunder, and that the responding party has no defenses to or offsets against its obligations under this Lease, or specifying such defaults, defenses or offsets if any are claimed, (c) certifying the date that Tenant entered into occupancy of the Premises and that Tenant is open for business in the Premises, (d) certifying the amount of the Basic Monthly Rental and the Rental payable under Paragraph 4.2 and the date to which Rental is paid in advance, if any, and certifying that Tenant is entitled to no rent abatement or other economic concessions not specified in this Lease (e) evidencing the status of this Lease as may be required either by a lender making a loan affecting, or a purchaser of, the Premises, the Building, the Real Property or any interest therein, (f) certifying the amount of the Deposit, if any, (g) certifying that the leasehold improvements to be constructed in the Premises by Landlord, if any, are completed (or specifying any obligations of Landlord respecting such leasehold improvements), and (h) certifying such other matters relating to this Lease and/or the Premises as may be requested by a lender making a loan to Landlord or a purchaser of the Premises, the Building, the Real Property or any interest therein. Any such statement may be relied upon by, and shall upon the requesting party’s request be addressed to, any prospective purchaser or encumbrancer of all or any portion of the Real Property or any interest therein. The responding party’s failure to deliver said statement in the time required, and the failure to respond within five (5) days after a second written notice is received by the responding party, shall be conclusive upon the responding party that: (1) this Lease is in full force and effect, without modification except as may be represented by the requesting party, (2) there are no uncured defaults in requesting party’s performance and the responding party has no right of offset, counterclaim or deduction against Rental under this Lease and (3) no more than one month’s Basic Monthly Rental has been paid in advance. In no event shall any estoppel certificate delivered hereunder affect the rights or obligations of Landlord or Tenant as between each other.
          28.4 Financial Statements. Tenant shall be obligated to deliver its financial statements to Landlord if and only to the extent required under Paragraph 15.3 above.
          28.5 Right of Landlord To Perform. All terms and covenants of this Lease to be performed or observed by Tenant shall be performed or observed by Tenant at Tenant’s expense and without any reduction of Rental, except as expressly set forth herein. If an Event of Default by Tenant has occurred or in the event of an emergency (i.e., imminent threat to life or safety or the structural elements of the Building, or an event resulting from Tenant’s [or any Tenant’s Party’s] failure to perform or observe any of the terms, covenants or conditions set forth in this Lease, if such failure has an imminent and material adverse effect on another tenant of the Project, where Tenant has failed to correct the situation within ten (10) days or such shorter time as is appropriate under the circumstances), Landlord, without waiving or releasing Tenant from any obligation of Tenant hereunder, may make any such payment or perform any such other term or covenant on Tenant’s part to be performed but shall not be obligated to do so, provided that, in the event of an emergency, Landlord shall use best efforts to provide Tenant with prior notice of any such action, which may be telephonically or by e-mail, and a reasonable opportunity to correct the situation before Landlord takes such action. All sums so paid by Landlord and all necessary costs of such performance by Landlord, together, in the case of an Event of Default, with interest thereon at the Interest Rate from the date of such payment or performance by Landlord, shall be paid (and Tenant covenants to make such payment) to Landlord promptly after written demand by Landlord, and Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of non-payment thereof by Tenant as in the case of failure by Tenant in the payment of Rental hereunder. Any work performed by Landlord pursuant to this Paragraph 28.5 shall be performed at prevailing and competitive rates (taking into account the scope of the services, the financial strength, reputation and quality of Landlord’s selected contractor, the urgency of the situation and the requirement that harmonious labor relations be maintained within the Project). Notwithstanding the foregoing, Landlord shall take no action pursuant to the provisions of this Paragraph 28.5 affecting Tenant’s Communications Equipment, except following an Event of Default or in the event of an emergency where it has been reasonably established that Tenant’s Communications Equipment is causing the interference at issue, provided that, unless Tenant’s Communications Equipment interferes with the Existing IBM Equipment (as defined in Paragraph 30.2(b) below), Tenant shall not be required to cease using any Communications Equipment that has been licensed for use by the Federal Communications Commission or any other authorized governmental authority, so long as Tenant is using such Communications Equipment in accordance with such license and all Applicable Laws.
          28.6 Rules and Regulations. Tenant agrees to faithfully observe and to comply with the Project Rules and Regulations attached hereto as Exhibit B and incorporated herein by this reference, and all reasonable and non-discriminatory modifications of and additions thereto from time to time put into effect by Landlord of which Tenant shall have notice. Landlord shall not be responsible to Tenant for the non-performance by any other tenant or occupant of the Project of any of said Project Rules and Regulations. In the event any of the Project Rules and Regulations conflict with any express provision of this Lease, the provisions of this Lease shall govern.
          28.7 Attorneys’ Fees. In case any suit or other proceeding shall be brought for an unlawful detainer of the Premises or for the recovery of any Rental due under the provisions of this Lease or because of the failure of performance or observance of any other term or covenant herein contained on the part of Landlord or Tenant, the unsuccessful party in such suit or proceeding shall pay to the prevailing party therein reasonable attorneys’ fees and costs which shall include fees and costs of any appeal, all as fixed by the Court. Any such attorneys’ fees and other expenses incurred by either party in enforcing a judgment in its favor under this Lease shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Lease and to survive and not be merged into any such judgment. In addition, if either party utilizes the services of an attorney for the purpose of collecting any delinquent amounts owed to such party, the other party agrees to pay the reasonable attorneys’ fees and costs incurred by such party for such services, regardless of the fact that no legal action may be commenced or filed.
          28.8 Venue and Jurisdiction. Each party hereto agrees and consents to personal jurisdiction of the courts of the State of California, County of Santa Clara, in any action or proceeding or counterclaim brought by any party hereto against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, or any claim of injury or damage, or the enforcement of any remedy under any statute, emergency or otherwise, whether any of the foregoing is based on this Lease or on tort law. The provisions of this Paragraph 28.8 shall survive the expiration or earlier termination of this Lease.
          28.9 Waiver. The failure of either party to object to or to assert any remedy by reason of the other party’s failure to perform or observe any covenant or term hereof or its failure to assert any rights by reason of the happening or non happening of any condition hereof shall not be deemed a waiver of its right to assert and enforce any remedy it may have by reason of such failure or the happening or non happening of such condition or a waiver of its rights to enforce any of its rights by reason of any subsequent failure to perform or observe the same or any other term or covenant or by reason of the subsequent happening or non happening of the same or any other condition. No custom or practice which may develop between the parties hereto during the Lease Term shall be deemed a waiver of, or in any way affect, the right of either party to insist upon performance and observance in strict accordance with the terms hereof. The acceptance of Rental hereunder by Landlord shall not be deemed to be a waiver of any preceding failure of Tenant to perform or observe any term or covenant of this Lease, other than the failure of Tenant to pay the particular Rental so accepted, irrespective of any knowledge on the part of Landlord of such preceding failure at the time of acceptance of such Rental, and no endorsement or statement on any check or any letter accompanying any check or payment of Rental shall be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or payment of Rental or pursue any other remedies available to Landlord. No receipt of money by Landlord from Tenant after the termination of this Lease or Tenant’s right of possession of the Premises shall reinstate, continue or extend the Lease Term. Receipt or acceptance of payment from anyone other than Tenant, including a Transferee, is not a waiver of any breach of Paragraph 12, and Landlord may accept such payment on account of the amount due without prejudice to Landlord’s right to pursue any remedies available to Landlord other than with respect to the payment so accepted. If at any time a dispute shall arise as to any amount or sum of money to be paid by either party to the other under the provisions of this Lease, the party against whom the obligation to pay the money is asserted shall have the right to make the payment “under protest” and such payment shall not be regarded as a voluntary payment and there shall survive the right on the part of the party making such payment to institute suit for recovery of all or part of the amount paid. If it shall be determined that the party making the payment under protest was not legally obligated to pay the amount paid, the party shall be entitled to recover the amount it was not legally obligated to pay, together with interest thereon at the Interest Rate from the date paid until the date the same is recovered.
          28.10 Light, Air and View. No additional structures may be erected (whether or not by Landlord) on the Real Property without Tenant’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed.
          28.11 Notices. All notices, demands, requests or other communications (collectively, “Notices”) which may be or are required to be given by either party to the other hereunder shall be in writing. All Notices by Landlord to Tenant shall be sufficiently given, if sent by United States certified or registered mail, postage prepaid, or by a reputable overnight courier service addressed to Tenant at Tenant’s address for notices as set forth in Paragraph C of the Summary of Lease Terms. All Notices by Tenant to Landlord shall be sufficiently given, made or delivered if personally served on Landlord, or sent by United States certified or registered mail, postage prepaid, or by a recognized air carrier service addressed to Landlord at Landlord’s address for notices specified in Paragraph B of the Summary of Lease Terms. Each Notice shall be deemed received upon the earlier of receipt or three (3) business days after the date it was mailed as provided in this Paragraph 28.11, if sent by registered or certified mail, or, one (1) business day after delivery to the overnight courier specifying “next business day” delivery, or upon the date personal delivery is made; provided, however, that any refusal to accept delivery shall be deemed to constitute receipt.
          28.12 Name. Tenant agrees that it shall not, without first obtaining the written consent of Landlord (which consent shall not be unreasonably withheld or delayed): (a) use the name of the Building for any purpose other than as the address of the business conducted by Tenant in the Premises, or (b) use for any purpose any image of, rendering of, or design based on, the exterior appearance or profile of the Building.
          28.13 Governing Law; Severability; Construction. This Lease shall in all respects be governed by and construed in accordance with the laws of California. If any provision of this Lease shall be invalid, unenforceable or ineffective for any reason whatsoever, all other provisions hereof shall be and remain in effect. The language in all parts of this Lease shall be construed according to its normal and usual meaning and not strictly for or against either Landlord or Tenant. This Lease shall be construed as though the covenants between Landlord and Tenant are independent. Tenant expressly waives the benefit of any statute to the contrary and agrees that, except as expressly provided in this Lease, if Landlord fails to perform its obligations under this Lease, Tenant shall not be entitled to make any repairs or perform any acts at Landlord’s expense; or to any setoff of the Rental under this Lease against Landlord. The foregoing, however, shall in no way impair Tenant’s right to bring a separate action against Landlord for any violation by Landlord of the provisions of this Lease if notice is first given to Landlord and any Security Holder, and an opportunity is granted to Landlord and that Security Holder to correct those violations as provided in Paragraph 15 hereof.
          28.14 Definitions and Paragraph Headings; Successors. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The term “Landlord” or any pronoun used in place thereof includes the plural as well as the singular and the successors and assigns of Landlord. The term “Tenant” or any pronoun used in place thereof includes the successors and permitted assigns of Tenant, according to the context hereof. Except as otherwise provided in this Lease, references herein to “Landlord’s discretion” shall mean Landlord’s sole and absolute discretion. The provisions of this Lease shall inure to the benefit of and bind Landlord and Tenant and their respective heirs, executors, administrators, successors and permitted assigns. The term “person” includes the plural as well as the singular and individuals, firms, associations, partnerships and corporations. The term “Lease” shall mean this Lease, and the exhibits and any addenda attached hereto, as the same may from time to time be supplemented, amended or modified. Whenever in this Lease a representation is qualified to the “knowledge” of Landlord, the representation shall be limited to information contained in third party studies and reports prepared on behalf of Landlord in connection with Landlord’s acquisition of the Real Property and Landlord’s inquiry of the current property manager for the Project. Words used in any gender include other genders. If there be more than one Tenant the obligations of Tenant hereunder are joint and several. The paragraph headings of this Lease are for convenience of reference only and shall have no effect upon the construction or interpretation of any provision hereof.
          28.15 Time. Time is of the essence of this Lease with respect to the payment of Rental and the performance of all obligations.
          28.16 Examination of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and this instrument is not effective as a lease or otherwise until its execution and delivery by both Landlord and Tenant.
          28.17 Recordation. Within ten (10) days after the date of this Lease, Landlord shall execute in recordable form a “Memorandum of Lease” (in the form attached hereto as Exhibit F) referencing the Lease, Tenant’s Right of First Offer, and setting forth the true and legal description and assessor’s parcel number of the Real Property in a form reasonably acceptable to Tenant, and which Memorandum of Lease shall be recorded in the Official Records of the County of Santa Clara. At the expiration or earlier termination of this Lease, Tenant shall execute, acknowledge and deliver to Landlord an appropriate instrument in writing releasing and quitclaiming to Landlord all of Tenant’s right, title and interest in and to the Real Property, and notwithstanding anything in Paragraph 3.3 of the Lease to the contrary, Landlord shall be under no obligation to return the Deposit to Tenant until such time as Tenant has executed and delivered to Landlord such instrument.
          28.18 Survival. The waivers of the right of jury trial, the other waivers of claims or rights, the releases and the obligations of Landlord and Tenant under this Lease to indemnify, protect, defend and hold harmless the other party and their respective Indemnitees shall survive the expiration or termination of this Lease, and so shall all other obligations or agreements of Landlord or Tenant which by their terms survive expiration or termination of this Lease.
          28.19 Brokerage. Each party hereto covenants and represents to the other party that it has dealt with no brokers in connection with this Lease other than Landlord’s Broker(s) and Tenant’s Broker(s) listed in Paragraphs K and L, respectively, in the Summary of Lease Terms (the “Brokers”). Each party hereto agrees to protect, defend, indemnify and hold the other party harmless from any and all Claims resulting from a breach of the foregoing representation. Landlord shall pay all brokerage commission arising out of this Lease to the Broker’s pursuant to Landlord separate agreement with the Brokers.
          28.20 Authority. If Tenant or Landlord is a corporation (or other business organization), each person executing this Lease on behalf of such party represents and warrants to other party that (a) the party on behalf of whom they are signing is duly incorporated (or organized) and validly existing under the laws of its state of incorporation (or organization), (b) such party is qualified to do business in California, (c) such party has full right, power and authority to enter into this Lease and to perform all of such party’s obligations hereunder, and (d) the execution, delivery and performance of this Lease has been duly authorized by such party and each person signing this Lease on behalf of the such party is duly and validly authorized to do so.
          28.21 Force Majeure. Notwithstanding anything contained in this Lease to the contrary, if either party is unable to perform or delayed in performing any of its obligations under this Lease on account of strikes, lockouts, inclement weather, labor disputes, inability to obtain labor, materials, fuels, energy or reasonable substitutes therefor, governmental restrictions, regulations, controls, actions or inaction, civil commotion, fire or other acts of God, national emergency, acts of war or terrorism or any other cause of any kind beyond the reasonable control of such party (except financial inability), such party shall not be in default under this Lease; provided, however, that nothing contained in this Paragraph 28.21 shall (a) extend the time at which Tenant is entitled to an abatement of any Rentals or to terminate this

Lease pursuant to any express abatement or termination right under this Lease, or (b) permit Tenant to holdover in the Premises after the expiration or earlier termination of this Lease.
          28.22 Other Improvements. If portions of the Real Property or property adjacent to the Real Property (collectively, the “Other Improvements”) are owned by an entity other than Landlord, Landlord, at its option, may enter into an agreement with the owner or owners of any of the Other Improvements to provide (i) for reciprocal rights of access, use and/or enjoyment of the Parking Facilities and other Common Areas, (ii) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Project, (iii) for the allocation of a portion of Operating Expenses and Real Property Taxes to the Other Improvements and the allocation of a portion of the operating expenses and taxes for the Other Improvements to the Building, (iv) for the use or improvement of the Other Improvements and/or the Building in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Building, and (v) for any other matter which Landlord reasonably deems appropriate or necessary; provided, however, that none of the foregoing increases Tenant’s monetary obligations, materially increases any other of Tenant’s obligations, or materially diminishes Tenant’s rights, under this Lease. Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord’s right to sell all or any portion of the Real Property or any other of Landlord’s rights described in this Lease.
          28.23 Amendments. This Lease may not be amended or modified in any respect whatsoever except by an instrument in writing signed by Landlord and Tenant.
          28.24 Exhibits and Addenda; Entire Agreement. The Exhibits and Addenda referenced in Paragraph N of the Summary of Lease Terms are a part of this Lease and are incorporated herein by this reference. This Lease is the entire and integrated agreement between Landlord and Tenant with respect to the subject matter of this Lease, the Premises and the Building. There are no oral agreements between Landlord and Tenant affecting this Lease, and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, offers, agreements and understandings, oral or written, if any, between Landlord and Tenant or displayed by Landlord to Tenant with respect to the subject matter of this Lease, the Premises or the Building. There are no representations between Landlord and Tenant or between any real estate broker and Tenant other than those expressly set forth in this Lease and all reliance with respect to any representations is solely upon representations expressly set forth in this Lease.
          28.25 Compliance with Anti-Terrorism Law.
               (a) Tenant represents, warrants and covenants to Landlord that, to the best of Tenant’s actual knowledge, without inquiry, as of the date of this Lease: (i) Tenant is not: (1) in violation of any Anti Terrorism Law (defined below); (2) conducting any business or engaging in any transaction or dealing with any Prohibited Person (defined below), including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person; (3) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 (defined below); or (4) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in, any Anti-Terrorism Law; and (ii) Tenant is not a Prohibited Person.
               (b) Landlord represents, warrants and covenants to Tenant that, to the best of Landlord’s actual knowledge, without inquiry, as of the date of this Lease: (i) Landlord is not: (1) in violation of any Anti Terrorism Law; (2) conducting any business or engaging in any transaction or dealing with any Prohibited Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person; (3) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (4) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in, any Anti-Terrorism Law; and (ii) Landlord is not a Prohibited Person.

               (c) Tenant acknowledges and agrees that, in the event that at any time during the Lease Term: (i) Tenant is (1) in violation of any Anti Terrorism Law; (2) conducting any business or engaging in any transaction or dealing with any Prohibited Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person; (3) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 (defined below); or (4) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in, any Anti-Terrorism Law; or (ii) Tenant becomes a Prohibited Person, and such condition materially and adversely affects Landlord’s rights pursuant to this Lease, then unless the same is cured within ten (10) days after Tenant’s receipt of notice from Landlord (which cure must include the payment to Landlord of all amounts that Landlord is required to disgorge pursuant to Applicable Laws and all other damages incurred by Landlord as a result of such condition), then the same shall be an Event of Default and constitute a breach of this Lease by Tenant.
               (d) Landlord acknowledges and agrees that, in the event that at any time during the Lease Term: (i) Landlord is (1) in violation of any Anti Terrorism Law; (2) conducting any business or engaging in any transaction or dealing with any Prohibited Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person; (3) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 (defined below); or (4) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in, any Anti-Terrorism Law; or (ii) Landlord becomes a Prohibited Person, and such condition materially and adversely affects Tenant’s rights pursuant to this Lease, then unless the same is cured within ten (10) days (which cure must include the payment to Tenant of all damages incurred by Tenant as a result of such condition), then the same shall constitute a breach of this Lease by Landlord.
     As used herein, “Anti-Terrorism Law” means any Law relating to terrorism, anti-terrorism, money-laundering or anti-money laundering activities, including the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, Executive Order No. 13224, and Title 3 of the USA Patriot Act (defined below), and any regulations promulgated under any of them, each as may be amended from time to time. As used herein, “Executive Order No. 13224” means Executive Order No. 13224 on Terrorist Financing effective September 24, 2001, and relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism,” as may be amended from time to time. As used herein, “Prohibited Person” means (1) a person or entity that is listed in, or owned or controlled by a person or entity that is listed in, the Annex to Executive Order No. 13224; (2) a person or entity with whom parties are prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; or (3) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/t11sdn.pdf, or at any replacement website or other official publication of such list. As used herein, “USA Patriot Act” means the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107-56).
          28.26 Confidential Information. Tenant agrees to keep the content of this Lease and related documents (“Confidential Information”) in the strictest confidence, provided that Tenant may disclose the Confidential Information to Tenant’s accountants, architects, potential subtenants, potential assignees, employees, lenders, investors, financial, legal and space planning and construction consultants and contractors, and attorneys, so long as Tenant uses reasonable efforts to prevent such persons from making any unauthorized disclosure of the Confidential Information. Notwithstanding the foregoing, Landlord acknowledges that Tenant is a publicly regulated entity and, as such, will be required to attach a copy of this Lease and otherwise disclose the terms and conditions of this Lease in government-mandated public filings.

          28.27 Multi-Tenant Building. If at any time during the Lease Term, the Building shall become a multi-tenant building, Tenant agrees to execute and deliver, within thirty (30) days after request by Landlord, any amendment to this Lease or other documents reasonably required in connection with such multi-tenant occupancy, as long as Tenant’s rights are not materially adversely affected or its obligations materially increased.
          28.28 Future Ownership. Landlord reserves the right to sell the Project as a whole or the Real Property separate and apart from the balance of the Project. Tenant agrees to execute and deliver, within thirty (30) days after request by Landlord, any amendment to this Lease or other documents reasonably required in connection with the sale of the Real Property separate and apart from the balance of the Project, as long as Tenant’s rights hereunder are not materially adversely affected or its obligations materially increased. In addition, Landlord, at its option, may record covenants, conditions and restrictions against the Real Property and enter into agreements with the owner of the 4400 Building to provide for (i) reciprocal rights of access and/or use, (ii) common management, operation, maintenance, improvements and/or repairs, and (iii) the equitable allocation of expenses relating to common services, as long as in each instance Tenant’s rights hereunder are not materially adversely affected or its obligations increased.
     29. OPTIONS TO EXTEND LEASE TERM.
          29.1 Extension Options. Landlord hereby grants to Tenant two (2) options to extend the Lease Term (each, an “Extension Option” and collectively, the “Extension Options”) for successive periods of five (5) years each (each, an “Extension Term”) commencing on the first day following the Expiration Date, on the terms and subject to the conditions set forth in this Paragraph; provided, however, that (a) an Extension Option shall be exercised, if at all, only with respect to the entire Premises; (b) the second Extension Option may be exercised only if the first Extension Option has been duly exercised; and (c) if Tenant is in monetary or material non-monetary default beyond applicable notice and cure periods under any of the terms, covenants or conditions of this Lease either at the time Tenant exercises an Extension Option or upon the commencement of the applicable Extension Term, Landlord shall have, in addition to all of Landlord’s other rights and remedies provided in this Lease, the right to terminate such Extension Option and to unilaterally nullify Tenant’s exercise of such Extension Option, in which event this Lease shall expire on the Expiration Date, unless sooner terminated pursuant to the terms hereof, and Tenant shall have no further rights under this Lease to renew or extend the Lease Term.
          29.2 Exercise. Tenant shall exercise an Extension Option, if at all, by giving Landlord unconditional, irrevocable written notice of such election not later than nine (9) months prior to the Expiration Date (as the same may have been extended) (as applicable, the “Exercise Deadline”), the time of such exercise being of the essence. Subject to the provisions of this Paragraph 29, upon the giving of such notice, this Lease and the Lease Term shall be extended without execution or delivery of any other or further documents, with the same force and effect as if the applicable Extension Term had originally been included in the Lease Term.
          29.3 Conditions. If Tenant exercises an Extension Option pursuant to Paragraph 29.2 above, all of the terms, covenants and conditions of this Lease shall continue in full force and effect during the applicable Extension Term, including provisions regarding payment of additional rent, which shall remain payable on the terms herein set forth, except that (a) the Basic Rental during an Extension Term shall be as determined in accordance with Paragraph 29.4 below, (b) Tenant shall continue to possess and occupy the Premises in their existing condition, “as is”, as of the commencement of such Extension Term, and, subject to and without limiting Landlord’s repair, maintenance and other obligations under this Lease, Landlord shall have no obligation to repair, remodel, improve or alter the Premises, to perform any other construction or other work of improvement upon the Premises, or to provide Tenant with any construction or refurbishing allowance whatsoever, and (c) Tenant shall have no further rights to extend the Lease Term after the expiration of the second Extension Term.
          29.4 Prevailing Market Rate. The Basic Rental payable by Tenant for the Premises during an Extension Term shall be the “prevailing market rate” (as defined below) for the Premises, valued as of the commencement of such Extension Term, determined in the manner hereinafter provided. As used herein, the term “prevailing market rate” shall mean the annual Basic Rental that a willing tenant would pay, and that a willing landlord would accept, at arm’s length, for space comparable to the Premises within the Project or other comparable steel frame office/R&D buildings having two (2) or more stories located in the cities of San Jose, Santa Clara, Milpitas or Sunnyvale (the “Comparison Buildings”), based upon binding lease transactions for tenants in Comparison Buildings (“Comparison Leases”). Comparison Leases shall include renewal and new non-renewal tenancies, but shall exclude subleases and leases of space subject to another tenant’s expansion rights. Rental rates payable under Comparison Leases shall be adjusted to account for variations between this Lease and the Comparison Leases with respect to: (a) the length of the Extension Term compared to the lease term of the Comparison Leases; (b) rental structure, including, without limitation, rental rates per rentable square foot (including whether gross or net, and if gross, adjusting for base year or expense stop), additional rental, all other payments and escalations; (c) the size of the Premises compared to the size of the premises of the Comparison Leases; (d) location, floor levels and efficiencies of the floor(s) for which the determination is being made; (e) free rent, moving expenses and other cash payments, allowances or other monetary concessions affecting the rental rate; (f) the age and quality of construction of the Building; and (g) leasehold improvements and/or allowances, including the amounts thereof in renewal leases, and taking into account, in the case of renewal leases (including this Lease), the value of existing leasehold improvements.
          29.5 Landlord’s Proposal. Not later than six (6) months prior to the commencement of an Extension Term, provided Tenant has given valid notice of exercise of the applicable Extension Option, Landlord shall deliver to Tenant a good faith written proposal of the prevailing market rate for the Premises for such Extension Term. Within thirty (30) days after receipt of Landlord’s proposal, Tenant shall notify Landlord in writing (a) that Tenant accepts Landlord’s proposal or (b) that Tenant elects to submit the determination of prevailing market rate to arbitration in accordance with Paragraph 29.6 below. If Tenant does not give Landlord a timely notice in response to Landlord’s proposal, Landlord’s proposal of prevailing market rate for the applicable Extension Term shall be binding upon Tenant.
          29.6 Arbitration. If Tenant timely elects to submit the determination of prevailing market rate to arbitration, Landlord and Tenant shall first negotiate in good faith in an attempt to determine the prevailing market rate for the applicable Extension Term. If Landlord and Tenant are able to agree within thirty (30) days following the delivery of Tenant’s notice to Landlord electing arbitration (or if Tenant accepts Landlord’s initial proposal), then such agreement shall constitute a determination of prevailing market rate for purposes of this Paragraph, and the parties shall immediately execute an amendment to this Lease stating the prevailing market rate and the Basic Rental for such Extension Term. If Landlord and Tenant are unable to agree on the prevailing market rate within such negotiating period, then within fifteen (15) days after the expiration of such negotiating period, the parties shall meet and concurrently deliver to each other their respective written estimates of prevailing market rate for the applicable Extension Term, supported by the reasons therefor (respectively, “Landlord’s Determination” and “Tenant’s Determination”). Landlord’s Determination may be more or less than its initial proposal of prevailing market rate. If either party fails to deliver its Determination in a timely manner, then the prevailing market rate shall be the amount specified by the other party. If Tenant’s Determination of prevailing market rate is higher than Landlord’s Determination, then the prevailing market rate shall be the average of the two. In every other case, the prevailing market rate shall be determined as follows, each party being bound to its Determination and such Determinations establishing the only two choices available to the Appraisal Panel (as hereinafter defined). Within ten (10) days after the parties exchange Landlord’s and Tenant’s Determinations, the parties shall each appoint an arbitrator who shall be a licensed California real estate broker with at least ten (10) years’ experience in leasing commercial industrial/R&D space similar to the Building in Silicon Valley immediately prior to his or her appointment, and be familiar with the rentals then being charged in the Comparison Buildings. The parties may appoint the real estate brokers who assisted them in making their Determinations as their respective arbitrators. If either Landlord or Tenant fails to appoint an arbitrator, then the prevailing market rate for the Extension Term shall be the Determination of the other party. Within twenty (20) days following their appointment, the two arbitrators so selected shall appoint a third, similarly-qualified, independent arbitrator who has not had any prior business relationship with either party (the “Independent Arbitrator”). If an Independent Arbitrator has not been so selected by the end of such twenty (20) day period, then either party, on behalf of both, may request such appointment by the local office of the American Arbitration Association (or any successor thereto), or in the absence, failure, refusal or inability of such entity to act, then either party may apply to the presiding judge for the Santa Clara Superior Court, for the appointment of such an Independent Arbitrator, and the other party shall not raise any question as to the court’s full power and jurisdiction to entertain the application and make the appointment. Within five (5) days following notification of the identity of the Independent Arbitrator so appointed, Landlord and Tenant shall submit copies of Landlord’s Determination and Tenant’s Determination to the three arbitrators (the “Appraisal Panel”). The Appraisal Panel shall conduct a hearing, at which Landlord and Tenant may each make supplemental oral and/or written presentations, with an opportunity for rebuttal by the other party and for questioning by the members of the Appraisal Panel, if they so wish. Within a reasonable time following the hearing, the Appraisal Panel, by majority vote, shall select either Landlord’s Determination or Tenant’s Determination as the Basic Rental for the applicable Extension Term, and shall have no right to propose a middle ground or to modify either of the two proposals or the provisions of this Lease. The Appraisal Panel shall attempt to render a decision within fifteen (15) business days after appointment. In any case, the Appraisal Panel shall render a decision within forty-five (45) days after appointment. The decision of the Appraisal Panel shall be final and binding upon the parties, and may be enforced in accordance with the provisions of California law. In the event of the failure, refusal or inability of any member of the Appraisal Panel to act, a successor shall be appointed in the manner that applied to the selection of the member being replaced. Each party shall pay the fees and expenses of the arbitrator designated by such party, and one-half of the fees and expenses of the Independent Arbitrator and the expenses incident to the proceedings (excluding attorneys’ fees and similar expenses of the parties which shall be borne separately by each of the parties).
          29.7 Rental Payment Before Resolution. Until the matter is resolved by agreement between the parties or a decision is rendered in any arbitration commenced pursuant to this Paragraph 29, Tenant’s monthly payments of Basic Rental shall be in an amount equal to the average of Landlord’s Determination and Tenant’s Determination. Within ten (10) business days following the resolution of such dispute by the parties or the decision of the arbitrators, as applicable, Tenant shall pay to Landlord, or Landlord shall pay to Tenant, the amount of any deficiency or excess, as the case may be, in the Basic Rental previously paid.
          29.8 Rights Personal to Tenant. Tenant’s right to exercise each of the Extension Options is personal to, and may be exercised only by, the Original Tenant or a Permitted Assignee. No assignee (other than a Permitted Assignee) or subtenant shall have any right to exercise the Extension Options granted herein.
     30. TENANT’S USE OF ROOFTOP.
          30.1 Grant. Subject to the applicable terms and conditions contained in this Lease (including Paragraph 8 above and this Paragraph 30), Tenant may during the Lease Term, at no additional charge to Tenant, to install, operate, maintain and use on the roof of the Building, in connection with Tenant’s use of the Premises: (a) Communications Equipment (as defined below); (b) heating, ventilation and air conditioning equipment; (c) solar power and/or cooling equipment; and (d) skylights (collectively, “Rooftop Installations”). All costs associated with the design, fabrication, engineering, permitting, installation, screening, maintenance, repair and removal of the Rooftop Installations shall either be part of the Tenant Improvements, or borne solely by Tenant if constructed after the Tenant Improvements are completed.

          30.2 Communications Equipment.
               (a) For purpose of this Lease, “Communications Equipment” shall mean (i) telecommunications antennae, microwave dishes and other communications equipment to serve Tenant’s business in the Premises, and (ii) connections for the Communications Equipment for electrical wiring to the Building’s existing electrical supply and cable or similar connection necessary to connect the Communications Equipment with Tenant’s related equipment located in the Premises. The routes or paths for such wiring and connections shall be through the Building’s existing risers, conduits and shafts, subject to reasonable space limitations and Landlord’s reasonable requirements for use of such areas, and in all events subject to Landlord’s approval (not to be unreasonably withheld, conditioned or delayed) of plans and installation pursuant to other provisions of this Lease, including Paragraph 8 above (such routes or paths are collectively referred to as the “Cable Path” and all such electrical and other connections are referred to, collectively, as the “Connections”) with respect to any Rooftop Installations constructed after the Tenant Improvements are completed. Notwithstanding the foregoing, if the Communications Equipment or other Rooftop Installations or Connections, or any part thereof, constitute part of the Tenant Improvements, then Landlord’s approvals or disapprovals above shall be given by Landlord in connection with, and subject to the time periods governing, its approval or disapproval of the Final Working Drawings pursuant to the Tenant Improvement Agreement.
               (b) Landlord understands and acknowledges that Tenant’s installation and use of Communications Equipment and Rooftop Installations are an integral part of Tenant’s business operations at the Premises. Without limiting the generality of any other provision hereof, Tenant shall install, maintain and operate its Communications Equipment in compliance with all Applicable Laws, and shall use commercially reasonable efforts to avoid any material adverse effect on the use and operation of any: (i) television or radio equipment in or about the Project; (ii) transmitting, receiving or master television, telecommunications or microwave antennae equipment located in any portion of the Project; or (iii) radio communication system located on any portion of the Project; provided, however, that Tenant agrees not to interfere with the microwave, satellite or other antennae communications systems located on the 4400 Building as of the date of this Lease (“Existing IBM Equipment”). Landlord shall not install, maintain or otherwise use, and shall use commercially reasonable efforts not to allow any other tenant or occupant of the Project to install, maintain or otherwise use, any telecommunications antennae, microwave dishes or other communications equipment that materially adversely affects Tenant’s Communications Equipment. Landlord and Tenant will promptly meet and confer and negotiate in good faith to resolve any claims of Communications Equipment interference in violation of this Paragraph 30.2 brought by the other party, it being understood that (1) Tenant shall have no obligation to take any action under this Paragraph 30.2 in connection with any actual or alleged interference caused by Tenant’s Communications Equipment until the party who is claiming the interference has reasonably established the identity and location of the Communications Equipment that is causing the interference at issue; and (2) Tenant will use commercially reasonable efforts to mitigate any interference with Landlord’s or any other Project tenant’s or occupant’s Communications Equipment, but, unless the Communications Equipment interferes with the Existing IBM Equipment, Tenant shall not be required to cease using any Communications Equipment that has been licensed for use by the Federal Communications Commission or any other authorized governmental authority, so long as Tenant is using such Communications Equipment in accordance with such license and all Applicable Laws. Tenant shall be responsible for all costs associated with any tests deemed reasonably necessary to resolve any and all interference as set forth in this Paragraph.
          30.3 Roof Repairs. If roof repairs and/or roof replacements to the Building (the “Roof Repairs”) are reasonably necessary, Landlord shall give Tenant at least thirty (30) business days’ prior written notice of the date Landlord intends to commence such Roof Repairs (except in the event of an emergency, in which event Landlord shall furnish Tenant with reasonable notice in light of the circumstances), along with a description of the work scheduled to be performed, where it is scheduled to be performed on the roof, and an estimate of the time frame required for that performance. Tenant shall, at its sole expense, within thirty (30) following receipt of such notice, remove or relocate the Rooftop Installations on a temporary basis if Landlord reasonably determines such removal of relocation is necessary or appropriate for the expeditious performance of any Roof Repairs.

          30.4 Rules and Regulations. Without limiting the applicable provisions of this Lease, Tenant’s use of the roof of the Building shall be subject to the terms and conditions contained in the Rooftop Rules and Regulations attached hereto as Exhibit B-2. Notwithstanding anything to the contrary set forth in this Paragraph 30 or elsewhere in this Lease, if at any time during the Lease Term, the Building shall become a multi-tenant Building, then Tenant shall only be entitled to use its proportionate share of the roof area of the Building.
     31. EMERGENCY GENERATOR.
          31.1 Generator. Landlord hereby grants to Tenant the right, to install, operate, maintain and use on the Premises an electrical generator and related equipment (collectively, the “Generator”), including, but not limited to, fuel lines, electrical lines and electrical power connections and meters to service the Premises, subject to, and in accordance with, the terms and conditions contained in Paragraph 8 above and this Paragraph 31.
          31.2 Intentionally omitted.
          31.3 General Requirements. Tenant’s installation of a Generator is subject to the following requirements:
               (a) The manufacturer of the Generator, the type, size, and quality of the Generator, the substance to be stored in the Generator, the location of the Generator, all safety, monitoring, and related Generator equipment, the method and manner of installation, and all other matters material to the installation of the Generator, including, without limitation, all Building penetrations, are subject to Landlord’s prior written approval, which approval will not be unreasonably withheld, conditioned, or delayed.
               (b) Tenant’s contractor for installation of the Generator shall be subject to Landlord’s prior approval (which approval will not be unreasonably withheld, conditioned, or delayed), and such contractor must provide evidence of insurance satisfactory to Landlord prior to commencing work in or about the Project.
               (c) The Generator must be installed in a good and workmanlike manner and in accordance with all Applicable Laws and restrictive covenants, and in accordance with plans and specifications approved in advance by Landlord, which approval will not be unreasonably withheld, conditioned, or delayed. Without limiting the generality of the foregoing, such plans and specifications may include for Landlord’s approval (i) a hazardous substances management plan, (ii) an elevation showing the location of penetrations, and planned methods of waterproofing the penetrations; and (iii) details on screening the Generator and the Generator enclosure. The giving of any approval by Landlord shall not eliminate any of Tenant’s obligations under this Lease, including, without limitation, Tenant’s obligation to obtain all required permits and to secure compliance with all Applicable Laws and other requirements set forth in Paragraph 31.3(d) below. Tenant agrees to pay Landlord’s reasonable out-of-pocket cost of review and approval of the plans and specifications within thirty (30) days after receipt of an invoice therefor.
               (d) Tenant shall provide Landlord with reasonable advance notice prior to commencing installation of the Generator or other work on or to the Generator from time to time, and agrees to afford Landlord the opportunity to be present for all such work, provided that only subsequent notice within a reasonable time, shall be required in the case of an emergency that presents an immediate danger. Tenant shall reimburse Landlord for the reasonable out-of-pocket cost of any Landlord contractor being present for the performance of such work within thirty (30) days after receipt of an invoice therefor.
               (e) After the initial installation of the Generator hereunder, Tenant shall not make any alteration, addition or improvement thereto, or to the substances stored therein, without first obtaining Landlord’s prior written approval thereof, which approval will not be unreasonably withheld, conditioned, or delayed; and any such alterations, additions or improvements shall be subject to all the conditions and restrictions that apply to the original Generator, including, without limitation, the requirement that Tenant furnish the Landlord with detailed plans and specifications relating to the proposed alterations, additions or improvements.
               (f) Tenant, at its expense, shall at all times keep the Generator in good and sanitary order, condition and repair, and the Generator location and the areas immediately surrounding same neat and clean. With respect to all operations relating to the Generator, Tenant shall conduct its business and control its agents, employees and invitees in such manner as not to create any nuisance, or unreasonably interfere with, annoy or disturb any other licensee or tenant of the Project or Landlord in its operation of the Project.
     Notwithstanding the foregoing, if the Generator constitutes part of the Tenant Improvements, then Landlord’s approvals or disapprovals above shall be given by Landlord in connection with, and subject to the time periods governing, its approval or disapproval of the Final Working Drawings pursuant to the Tenant Improvement Agreement.
          31.4 Compliance With Laws; Hazardous Substances. Landlord has made no representations or promise as to the suitability or effectiveness of the Generator location for Tenant’s proposed use, or as to any governmental requirements applicable to Tenant’s proposed use of the Generator, or as to the condition of (or alteration or improvement of) the Generator location. Tenant, at its sole cost and expense, shall comply with all Applicable Laws and restrictive covenants applicable to the installation, maintenance, operation and use of the Generator. Without limiting the generality of the foregoing, Tenant shall be responsible for obtaining any building permits, and any licenses, consents, approvals or permits which may be required by any federal, state and local agencies or governmental authorities required for the installation, maintenance, operation and removal of the Generator, shall provide copies of the same to Landlord, and shall, at all times during the Lease Term, comply with all requirements of any such agency or authority. All of the provisions of this Lease, including, without limitation, Paragraph 7, shall apply to Tenant’s use, installation and operation of the Generator. Without limiting the foregoing, Tenant shall promptly forward to Landlord copies of any and all notices of violation received from any governmental authority in connection with the Generator, the substances contained therein, or the equipment or Tenant’s operations in connection therewith, and shall, following Landlord’s reasonable request, promptly forward to Landlord copies of any and all other notices, correspondence, warnings, guidance or other written materials received from any governmental authority in connection with the Generator, the substances contained therein, or the equipment or Tenant’s operations in connection therewith.
          31.5 Damage. Any damage to the Building resulting from the installation, operation, maintenance or removal of the Generator, including without limitation, leakage or water damage, shall be repaired by Tenant (or, at Landlord’s option, Landlord), at Tenant’s sole cost and expense. If Landlord perform such repairs, Tenant shall reimburse Landlord for any reasonable out-of-pocket costs and expenses so incurred by Landlord within thirty (30) days after receipt of an invoice therefor.
          31.6 Removal and Restoration. Landlord reserves the right, by written notice to Tenant (“Generator Removal Notice”), to require that Tenant remove upon the Expiration Date or earlier termination of this Lease, at Tenant’s own expense, the Generator and restore the areas of the Project affected by the Generator to the condition existing prior to installation of the Generator, which obligation Tenant agrees will include restoring all penetrations to their original condition, matching color and pattern to Landlord’s reasonable satisfaction, reasonable wear and tear excepted. Landlord shall furnish Tenant with the Generator Removal Notice not later than one hundred twenty (120) days before the Expiration Date (or, if this Lease is earlier terminated, within sixty (60) days following the earlier termination of this Lease), provided that if Landlord for any reason fails to provide a Generator Removal Notice prior to such deadlines, Landlord shall be deemed to have elected to have Tenant remove the Generator and perform the required restoration in accordance with the terms and conditions of this Paragraph 31.6.

          31.7 Generator Inspection. Landlord and its representatives shall have the right, at any reasonable time and from time to time, upon reasonable advance notice to Tenant, to inspect the Generator, and to conduct testing, monitoring and analyses so long as the same will not interfere with Tenant’s use and operations of the Premises and to review any permits, documents, materials, inventories, financial data, or notices or correspondence to or from private parties or governmental authorities in connection therewith (“Generator Inspection”). In the event Landlord in good faith believes there has been a release of Hazardous Substances from the Generator in violation of Applicable Laws, all reasonable out-of-pocket costs and expenses reasonably incurred by Landlord in connection with any Generator Inspection and directly associated with such suspected release or suspected release shall become due and payable by Tenant upon presentation by Landlord of an invoice therefor. Tenant shall maintain copies all permits and other documentation relating to the Generator at the Premises.
          31.8 Landlord Remedies. Upon an Event of Default by Tenant of Tenant’s obligations under this Paragraph 31, Landlord shall have the right, but not the obligation, to take any one or more of the following actions:
               (a) To act in place of Tenant (and Tenant hereby appoints Landlord its agent for such purposes) and to take such action as it may deem necessary or desirable to ensure compliance or to mitigate, abate, or correct the contamination or other threat. All costs and expenses reasonably incurred by Landlord in connection with any such actions, including, without limitation, consultants’ and legal fees, shall become immediately due and payable by Tenant to Landlord upon presentation of an invoice therefor; and
               (b) Pursue all additional remedies as Landlord may have under this Lease.
          31.9 Landlord Exculpation. Tenant assumes full responsibility for protecting from theft or damage the Generator and any other tools or equipment that Tenant may use in connection with the installation, repair or maintenance of the Generator, assumes all risk of theft, loss or damage, and waives any claim with respect thereto against Landlord, the Security Holders, and the other Landlord Indemnitees. Further, in no event shall the Security Holders or any Landlord Indemnitees be liable under any circumstances for any consequential damages or for injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, resulting from damage to or any failure or interruption of use of the Generator, however occurring.
          31.10 Insurance; Indemnity.
               (a) Tenant shall cause the insurance policies required to be maintained pursuant to Paragraph 14 of the Lease to cover the Generator and any claims, demands, suits, liability, damage or loss arising in connection with the presence, use, operation, installation, repair, maintenance, or removal of the Generator; provided that, in addition to the coverages required under Paragraph 14 of the Lease, Tenant shall provide to Landlord, and maintain in effect until such time as the Generator is removed in accordance with applicable legal requirements, a Pollution Legal Liability Policy in the minimum amount of One Million Dollars ($1,000,000), naming Landlord and the Security Holders (if so designated by Landlord) as additional insureds and otherwise in a form and issued by a company reasonably satisfactory to Landlord.
               (b) Tenant hereby agrees to protect, defend, indemnify and hold Landlord and the other Landlord Indemnitees, and each of them, harmless from and against any and all Claims arising from or connected in any way with the Generator or the operations of Tenant or any Tenant Parties in connection therewith (except with respect to any Landlord Indemnitee, to the extent caused by (i) the negligence of such Landlord Indemnitee and not covered by the insurance required to be carried by Tenant hereunder, (ii) the gross negligence or willful misconduct of such Landlord Indemnitee, or (iii) the criminal activity of such Landlord Indemnitee, or except to the extent otherwise prohibited by Applicable Laws), or a breach of any representation, warranty, covenant, or condition of this Paragraph

31, including, without limitation, (A) all foreseeable and unforeseeable consequential damages, (B) the costs of any required or necessary repair, cleanup or detoxification, (C) any violation of Applicable Laws, (D) any lawsuit brought or threatened, settlement reached, or government order, (E) any personal injuries or property damage, and (F) any migration of hazardous substances from the Generator. The foregoing indemnity shall survive the expiration or earlier termination of this Lease.
     32. RIGHT OF FIRST REFUSAL TO LEASE.
          32.1 Grant of Right of First Refusal. If Tenant is not then in monetary or material non-monetary default under any term or provision of this Lease beyond the expiration of the applicable cure period, Tenant shall have a right of first refusal (“Right of First Refusal”) during the initial Lease Term to lease the space on the third floor of the 4400 Building (the “Right of First Refusal Space”) on the following terms and conditions: If Landlord receives a proposal (which may be in the form of a non-binding letter of intent, memorandum of understanding or other written proposal) from another party that is not a tenant in the Project to lease all or a portion of the Right of First Refusal Space only (i.e., not any other space in the Project) on terms acceptable to Landlord in its sole and absolute discretion (the “Third Party Proposal”), then Landlord shall notify Tenant in writing of the terms and conditions of such Third Party Proposal, and Tenant shall have seven (7) business days after receipt of the Third Party Proposal to provide written notice to Landlord, which notice shall be unconditional and irrevocable, that Tenant elects to lease the Right of First Refusal Space described in the Third Party Proposal upon the identical terms and conditions set forth in the Third Party Proposal and, to the extent not inconsistent therewith, upon all of the terms and conditions of this Lease. The failure of Tenant to provide written notice of acceptance within said time period shall be deemed an election by Tenant not to accept the Third Party Proposal. Notwithstanding the foregoing or anything to the contrary in this Lease, Tenant’s Right of First Refusal shall apply only if the Third Party Proposal is for the lease of all or a portion of the Right of First Refusal Space only, and not for any other space in the Project. If Landlord receives a Third Party Proposal to lease all or a portion of the Right of First Refusal Space along with any other space in the 4400 Building or any other building in the Project, then Tenant’s Right of First Refusal shall not apply to such Third Party Proposal.
          32.2 Subordinate to IBM Right. Tenant acknowledges that International Business Machines Corporation (“IBM”) has a prior right to lease the Right of First Refusal Space pursuant to the terms and conditions of IBM’s existing lease for premises in the 4400 Building (“IBM Lease”), and Tenant’s Right of First Refusal is subordinate to the rights of IBM pursuant to the IBM Lease. Tenant further acknowledges that Landlord intends to simultaneously notify IBM and Tenant of Landlord’s receipt of a Third Party Proposal for the Right of First Refusal Space and to have the exercise notice periods for IBM and Tenant to run concurrently. If Tenant timely exercises its right to lease the Right of First Refusal Space as provided in Paragraph 32.1 above, then promptly after expiration of IBM’s notice period, Landlord shall notify Tenant whether IBM has also exercised its right to lease the Right of First Refusal Space, in which event Tenant’s exercise shall be of no force or effect.
          32.3 Continuing Right of First Refusal. Tenant’s Right of First Refusal shall be continuing and shall apply at all times during the Lease Term; provided, however, that If Tenant does not accept the Third Party Proposal as provided in Paragraph 32.1 above, then for the next ninety (90)-day period Landlord shall be free to lease such Right of First Refusal Space to the party (or any of its affiliates) making the proposal or to any other party on such terms proposed in the Third Party Proposal, or on any other terms as Landlord may determine in its sole discretion (subject to Paragraph 32.4 below with respect to changes in the offer proposed to and not accepted by Tenant).
          32.4 Amended Third Party Proposal. If neither Tenant nor IBM accepts the Third Party Proposal as provided in Paragraph 32.1 above and, prior to execution of the lease for the applicable Right of First Refusal Space, Landlord and the third-party agree to a reduction in the stated monthly fixed rent set forth in the original Third Party Proposal by more than five percent (5%) (calculated on a net effective rent basis), then Landlord shall be obligated to offer the revised terms to Tenant, and Tenant shall have five (5) business days after receipt of such amended offer to accept or reject the revised terms, provided that any such acceptance by Tenant shall continue to be subject and subordinate to IBM’s rights contained in the IBM Lease. If Tenant rejects or does not accept the revised or new terms within the foregoing time period, then Landlord shall have the right to enter into a lease with the third-party on the revised or new terms. In no event shall Tenant have any rights to any Right of First Refusal Space that IBM elects to lease, regardless of whether the terms of the final, executed lease (or lease amendment) with IBM for such Right of First Refusal Space vary from the terms of the original Third Party Proposal.
          32.5 Amendment to Lease. If Tenant elects to lease the Right of First Refusal Space as provided above, then, subject to IBM’s rights as provided above, such space shall be included in this Lease, except that the rental payments, length of the term and other provisions shall be modified with respect to such space to reflect the terms agreed to in the Third Party Proposal or revised Third Party Proposal. The parties promptly shall execute an amendment to this Lease, stating the addition of such space to the Premises and such other modifications to the terms and conditions of this Lease as are necessary or appropriate to incorporate the terms and conditions of the lease of such space.
          32.6 Rights Personal to Tenant. The Right of First Refusal is personal, and may be exercised only by, the Original Tenant under this Lease or any Permitted Assignee, and only if the Original Tenant or Permitted Assignee then occupies at least sixty-six percent (66%) of the Premises. No assignee (other than a Permitted Assignee) or subtenant shall have any right to exercise the Right of First Refusal.
     33. RIGHT OF FIRST OFFER TO PURCHASE.
          33.1 Grant of Right of First Offer to Purchase.
               (a) Landlord hereby grants to Tenant a right of first offer (“Right of First Offer”) to purchase the Real Property or the Project, subject to the terms and conditions hereinafter set forth in this Paragraph 33; provided, however, that if Tenant is in monetary or material non-monetary default beyond applicable notice and cure periods under any of the terms, covenants or conditions of this Lease either at the time Tenant exercises its Right of First Offer or at the time of the closing date, Landlord shall have, in addition to all of Landlord’s other rights and remedies, the right to terminate the Right of First Offer and to unilaterally nullify Tenant’s exercise of the Right of First Offer, in which event Tenant shall have no further rights pursuant to this Paragraph 33.
               (b) Subject to the other terms of this Right of First Offer, if at any time during the Lease Term, Landlord desires to sell the Real Property independently of the Project or the Project as a whole (as the case may be, the “Sale Property”), Landlord will not accept an offer to purchase the Sale Property or make an offer to sell the Sale Property unless and until Landlord has first offered in writing to sell the Sale Property to Tenant (the “Purchase Offer”). The Purchase Offer shall identify the Sale Property and specify a purchase price for which Landlord is willing to sell the Sale Property to Tenant (“Landlord’s Proposed Purchase Price”). Tenant shall have the right, for a period of twenty (20) business days after receipt of the Purchase Offer, to exercise the Right of First Offer by giving Landlord written notice (“Acceptance Notice”) that Tenant desires to enter into negotiations to purchase the Sale Property upon the terms and conditions contained in the Purchase Offer. In addition, if Tenant wishes to enter into negotiations to purchase the Sale Property for a purchase price less than Landlord’s Proposed Purchase Price, Tenant may, within such twenty (20) business day period, provide Landlord with a notice (“Tenant’s First Offer Notice”) specifying the purchase price upon which Tenant is willing to enter into such negotiations, which Landlord may accept or reject in its sole and absolute discretion within ten (10) business days following receipt of Tenant’s First Offer Notice. Landlord’s failure to respond for any reason to Tenant’s First Offer Notice, Landlord shall be deemed to have rejected Tenant’s offer, in which event the provisions of Paragraph 33.1(d) below shall apply.
               (c) If Tenant delivers the Acceptance Notice to Landlord within such twenty (20) business day period, or if Landlord desires to accept the purchase price set forth in Tenant’s First Offer Notice, Landlord will promptly thereafter deliver a proposed purchase agreement to Tenant, which incorporates the terms and conditions contained in the Purchase Offer and provides for: (i) purchase and sale terms and conditions customary for the sale by an institutional seller of real property on an “as is, where is” basis, with limited representations and warranties; (ii) a cash deposit equal to three percent (3%) of the purchase price to be paid by Tenant to Landlord upon execution of the Purchase and Sale Agreement, which funds shall be placed in an escrow with a nationally-recognized title company selected by Landlord and reasonably acceptable to Tenant until the closing and (x) be applied towards the purchase price at closing or (y) be non-refundable to Tenant if and only if the purchase fails to close due to a default by Tenant (it being understood that Tenant shall have not less than forty-five (45) days from the execution of the Purchase and Sale Agreement to complete its survey, title and other due diligence with respect to the Project); (iii) all cash consideration; (iv) closing within sixty (60) days after full execution of the Purchase and Sale Agreement; and (v) allocation of closing costs (including transfer taxes and escrow fees) in accordance with Santa Clara County custom. Landlord and Tenant shall diligently negotiate in good faith to agree upon the final terms of a purchase agreement within fifteen (15) business days after Tenant’s receipt of the proposed purchase agreement, with neither party having the right to request or otherwise seek any change in the terms and conditions contained in the Purchase Offer (or Tenant’s First Offer Notice, if applicable). After delivery of the Acceptance Notice and execution of a commercially reasonable confidentiality agreement prepared by Landlord, Landlord shall provide to Tenant copies of any and all environmental and physical plant reports and other standard due diligence documents regarding the Sale Property, including copies of all leases of the Sale Property and correspondence with any governmental agencies in connection therewith then in Landlord’s possession or reasonably within its control (the “Property Documents”), all of which shall be returned to Landlord if the closing does not occur for any reason.
               (d) If (i) Tenant fails to deliver the Acceptance Notice or Tenant’s First Offer Notice to Landlord within said twenty (20) business day period or (ii) Tenant timely delivers the Acceptance Notice to Landlord, but Landlord and Tenant, despite their good faith diligent efforts, fail to agree upon and execute and deliver a purchase agreement within fifteen (15) business days after Landlord’s delivery of the proposed purchase agreement to Tenant, or (iii) if Tenant timely delivers to Landlord a Tenant’s First Offer Notice, but either Landlord rejects (or is deemed to have rejected) the purchase price set forth in Tenant’s First Offer Notice, or Landlord accepts the purchase price set forth in Tenant’s First Offer Notice, but Landlord and Tenant, despite their good faith diligent efforts, fail to agree upon and execute and deliver a purchase agreement within fifteen (15) business days after Landlord’s delivery of the proposed purchase agreement to Tenant, then Landlord shall have the right, for a period of twelve (12) months after delivery of the Purchase Offer to Tenant, to close the sale of the Sale Property to any third party purchaser (“Third Party Purchaser”), without regard to the restrictions in this Right of First Offer and on whatever terms and conditions Landlord may decide in its sole discretion to be acceptable, with the sole exception that: (1) if Tenant delivers the Acceptance Notice pursuant to Paragraph 33.1(b) above, the purchase price may not be less than ninety-five percent (95%) of the purchase price specified in the Purchase Offer; and (2) if Tenant fails to delivers the Acceptance Notice, but instead timely delivers Tenant’s First Offer Notice pursuant to Paragraph 33.1(b) above, the purchase price may not be less than ninety-five percent (95%) of the purchase price specified in Tenant’s First Offer Notice (as the case may be, the “Applicable Purchase Price Floor”). So long as the purchase price paid by the Third Party Purchaser is not less than the Applicable Purchase Price Floor, nothing contained in this Paragraph 33 will require Landlord to give any notice of any kind to Tenant if the terms of the sale to the Third Party Purchaser differ from the terms contained in the Purchase Offer or Tenant’s First Offer Notice, as the case may be. If Tenant fails to deliver the Acceptance Notice or Tenant’s First Offer Notice to Landlord within the twenty (20) business day period specified in Paragraph 33.1(a) above, there shall be no restriction whatsoever on the terms and conditions (including the purchase price) that Landlord may, for a period of twelve (12) months after delivery of the Purchase Offer to Tenant, close the sale of the Sale Property to any Third Party Purchaser.
          33.2 Termination, Applicability and Subordination of First Offer to Purchase.
               (a) In the event that (i) if Landlord has not entered into a binding agreement to sell the Sale Property within one (1) year after Tenant has rejected Landlord’s Purchase Offer, or (ii) if Landlord is otherwise willing to sell the Sale Property within such one (1) year period at less than the

Applicable Purchase Price Floor, then Tenant shall once again have Tenant’s right of first offer to purchase as provided in this Paragraph 33. This Right of First Offer shall run with the land during the Lease Term and shall be binding on successors or assigns of the original Landlord. If the Right of First Offer is terminated in accordance with this Paragraph 33 and no longer of any force or effect, then within ten (10) business days after request by Landlord, Tenant shall execute such documents as may be reasonably requested by Landlord to acknowledge termination of the Right of First Offer.
               (b) This Right of First Offer shall not apply to any transfer of the Real Property or the Project or any interest therein to any partnership, limited liability company, corporation or other entity in which the then current Landlord or one or more of the then current members or partners of Landlord has at least a twenty percent (20%) interest (each, a “Landlord-Related Entity”), provided that if the Right of First Offer has not otherwise terminated prior to the proposed transfer of the Sale Property by a Landlord-Related Entity to a Third Party Purchaser, then such transfer by a Landlord-Related Entity shall be subject to the provisions of this Paragraph 33. In addition, the Right of First Offer shall not apply to any transfer by judicial or non-judicial foreclosure, transfer by deed in lieu of foreclosure, or transfer in lieu of condemnation, and the Right of First Offer shall automatically terminate upon any such transfer.
               (c) This Right of First Offer shall be subordinate at all times to all Superior Interests and to all renewals, modifications, consolidations, replacements and extensions thereof, and to any and all advances hereafter made on the security thereof or Landlord’s interest therein. Within ten (10) business days after request, Tenant shall execute in recordable form such documents evidencing subordination of the Right of First Offer as may be reasonably requested by Landlord or any Security Holder.
               (d) Nothing contained in this Paragraph 33 is intended to imply or create any obligation of Landlord to sell the Real Property or the Project to any person at any time. The Right of First Offer will be exercisable by Tenant if, and only if, Landlord elects in its sole discretion to sell the Real Property or the Project.
          33.3 Rights Personal to Tenant. The Right of First Offer is personal, and may be exercised only by, the Original Tenant under this Lease or any Permitted Assignee. No assignee (other than a Permitted Assignee) or subtenant shall have any right to exercise the Right of First Offer.
     34. JAMS ARBITRATION.
          34.1 General Submittals to Arbitration. The submittal of all matters to binding arbitration in accordance with the terms of this Paragraph 34 (the “Arbitration of Disputes” provision) is the sole and exclusive method, means and procedure to resolve any and all claims, disputes or disagreements arising under Paragraph 2.2(d) and Paragraph 18.5 of this Lease, Paragraph 2.2.3 and Paragraph 4.2.4 of the Tenant Improvement Agreement, or any other provision of this Lease (including any exhibit) that expressly references this Paragraph 34. The parties hereby irrevocably waive any and all rights to the contrary and shall at all times conduct themselves in strict, full, complete and timely accordance with this Arbitration of Disputes provision and all attempts to circumvent the terms of the Arbitration of Disputes provision shall be absolutely null and void and of no force or effect whatsoever.
          34.2 JAMS. All disputes to be arbitrated pursuant to the Arbitration of Disputes provision shall be determined by binding arbitration before a retired judge of the Superior Court of the State of California (the “Arbitrator”) under the auspices of JAMS in San Francisco, California. Such arbitration shall be initiated by the parties, or either of them, within ten (10) days after either party sends written notice of a demand to arbitrate by registered or certified mail to the other party and to JAMS. In the event that JAMS no longer exists or if JAMS fails or refuses to accept submission of such dispute, then the dispute shall be resolved by binding arbitration before the American Arbitration Association (“AAA”) in San Francisco, California. Regardless of the alternative dispute resolution provider used (i.e., either JAMS or AAA), the arbitration shall be administered and conducted pursuant to the JAMS Streamlined Arbitration Rules & Procedures (the “Arbitration Rules”), effective March 26, 2007. Even if the Rules in effect on the date of the commencement of an arbitration have been amended, the version dated March 26, 2007 shall be used; provided, however, that the following modifications shall take precedence over the Rules:
               (a) Unless the parties otherwise agree, the Arbitrator must be a retired judge of the Superior Court of the State of California.
               (b) The scope and duration of discovery will be determined by the Arbitrator based upon the reasonable need for the requested information, the availability of other discovery options and the burdensomeness of the request on the opposing parties and the witness; provided, however, that there shall be a presumption in favor of depositions of expected percipient witnesses (of approximately 3 1/2 hours each on the record) and expert witnesses (of no more than 6 hours each on the record).
               (c) The Arbitrator may grant any remedy or relief that is just and equitable and within the scope of the Parties’ agreement, including but not limited to specific performance, injunctive relief, damages, and interest (at such rate and from such date as the Arbitrator may deem appropriate).
               (d) The Arbitrator shall award reasonable attorney’s fees, expert’s fees, and costs to the prevailing Party, including without limitation the prevailing Party’s share of the Arbitrator’s and Arbitration provider’s fees and costs.
          34.3 Provisional Remedies. This Section shall not preclude the Parties from seeking provisional remedies in aid of the Arbitration of Disputes from a court of appropriate jurisdiction.
          34.4 Waiver of Rights to Litigate in a Court or Jury Trial.
     NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

     WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION TO NEUTRAL ARBITRATION.

PB	PH RND
Landlord Initials	Tenant’s Initials
     IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Lease effective as of the date that is the later of the dates accompanying the signatures of Landlord and Tenant below.

LANDLORD: CRP NORTH FIRST STREET, L.L.C., a Delaware limited liability company
By:	/s/ Paul Brady
Paul Brady
Vice President
	Date	12-15-09

TENANT: HARMONIC INC., a Delaware corporation
By:	/s/ Patrick Harshman
	Name:	Patrick Harshman
	Title:	President
[chairman, president or vice-president]
	Date:	12-14-09

By:	/s/ Robin N. Dickson
	Name:	Robin N. Dickson
	Title:	C.F.O.
[secretary, assistant secretary, chief financial officer or assistant treasurer]
	Date	12-14-09

EXHIBIT C
TENANT IMPROVEMENT AGREEMENT
     This Tenant Improvement Agreement sets forth the terms and conditions relating to the construction of Tenant’s improvements to the Premises (the “Tenant Improvements”). This Tenant Improvement Agreement is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises. All references in this Tenant Improvement Agreement to Paragraphs of “this Lease” shall mean the relevant portions of the Lease to which this Tenant Improvement Agreement is attached as Exhibit C, and all references in this Tenant Improvement Agreement to Sections of “this Tenant Improvement Agreement” shall mean the relevant portions of this Tenant Improvement Agreement.
SECTION 1
DELIVERY OF THE PREMISES AND BASE BUILDING
     1.1 Delivery of Premises. Following the full execution and delivery of this Lease by Landlord and Tenant, Landlord shall deliver the Premises and “Base Building,” as that term is defined below, to Tenant, and Tenant shall accept the Premises and Base Building from Landlord in accordance with Section 2.2 of this Lease. The “Base Building” shall consist of those portions of the Building that were in existence upon delivery of possession of the Premises to Tenant.
     1.2 IBM Lines. Landlord and Tenant acknowledge that, as of the date of this Lease, there are Lines serving the 4400 Building that are located on the first floor of the Building (the “IBM Lines”). Following delivery of the Premises to Tenant, Landlord agrees, at Landlord’s expense, to cause the IBM Lines to be removed from the Building (“IBM Lines Removal”). Tenant shall provide timely access to Landlord and applicable service providers and otherwise reasonably cooperate with Landlord and such service providers to facilitate the IBM Lines Removal as soon as reasonably practicable, in a cost effective manner. Landlord shall exercise commercially reasonable efforts to cause the IBM Lines Removal to be completed on or before March 1, 2010 (the “IBM Lines Removal Deadline”). If Landlord fails to cause the IBM Lines Removal to be completed on or before the IBM Lines Removal Deadline, such failure shall constitute a Force Majeure Delay; provided, however, that the IBM Lines Removal Deadline shall be extended one day for every day that the IBM Lines Removal is delayed by reason of any acts or omissions of Tenant, Contractor, Design-Build Subcontractors (as defined in Section 4.1.2 below), other subcontractors or employees or agents of Tenant. Notwithstanding the foregoing, Landlord acknowledges that (a) Tenant is moving its corporate headquarters to the Premises, which will involve physically relocating a substantial number of employees, and substantial amounts of equipment, furniture, files, and other items of Tenant’s property; and (b) that such move must be planned well in advance and must be coordinated with the Substantial Completion of the Tenant Improvements in order to avoid substantially disrupting Tenant’s business operations and to avoid substantial costs in relocating Tenant’s property and obtaining temporary space or in holding over in Tenant’s existing leased premises. Further, the calculation of damages due to a delay in the IBM Lines Removal would be extremely difficult to fix and to prove. Therefore, Landlord and Tenant agree to liquidate such damages as follows: If the IBM Lines Removal has not occurred on or before the IBM Lines Removal Deadline (as the same may be extended above), then, regardless of whether the Substantial Completion Date is delayed, Tenant shall be entitled to a credit against Basic Rental hereunder equal to Two Thousand Dollars ($2,000.00) (“IBM Lines Removal Damages”) for each day that the IBM Lines Removal is delayed beyond the IBM Lines Removal Deadline (as the same may be extended above).
     Both Landlord and Tenant acknowledge that the amount of IBM Lines Removal Damages is presently reasonable considering all of the circumstances existing as of the date of this Lease, including, without limitation, the range of harm to Tenant that reasonably could be anticipated and the anticipation that proof of actual damages would be extremely difficult and impracticable, and that the payment of such liquidated damages is not intended as a forfeiture or penalty, but is intended to constitute liquidated

Exhibit C, Page 4

damages. By executing this provision where indicated below, each party specifically confirms the accuracy of the statements made above and the fact that each party fully understood the consequences of these liquidated damages provisions at the time this Lease was made.

Landlord’s Initials: _________	Tenant’s Initials: _________
SECTION 2
TENANT IMPROVEMENTS
     2.1 Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount of Eighteen Million Eight Hundred Thirty-Three Thousand Two Hundred Dollars ($18,833,200.00) (calculated on the basis of One Hundred Dollars ($100.00) per rentable square foot of the Premises). In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Improvement Agreement in a total amount that exceeds the Tenant Improvement Allowance. As a material inducement to Tenant entering into the Agreement, Landlord shall cause to be delivered to Tenant, upon the mutual execution and delivery of the Agreement, that certain Guaranty in the form attached hereto as Exhibit C-2, pursuant to which Landlord’s payment of the Tenant Improvement Allowance shall be guaranteed on the terms and conditions set forth therein.
     2.2 Disbursement of the Tenant Improvement Allowance.
          2.2.1 Tenant Improvement Allowance Items. Except as otherwise set forth in this Tenant Improvement Agreement, the Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs related to the Premises (collectively the “Tenant Improvement Allowance Items”):
                (a) Payment of the fees and expenses of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Improvement Agreement, safety and security, lighting, telecommunications and other consultants required for the Tenant Improvements.
                (b) The payment of plan check, permit and license and other governmental fees and charges relating to construction of the Tenant Improvements;
                (c) The cost of construction of the Tenant Improvements, including, without limitation, after hours charges, testing and inspection costs, freight elevator usage, hoisting and trash removal costs, contractors’ fees and general conditions and Tenant’s construction management fees;
                (d) The cost of furniture and cabling installed in the Premises;
                (e) The cost of purchasing and installing any security system at the Premises;
                (f) The cost of Tenant’s signage at the Real Property; and
                (g) The cost of physically moving to the Premises.
          2.2.2 Disbursement of Tenant Improvement Allowance. Prior to the commencement of construction of the Tenant Improvements, within twenty (20) days after written request by Tenant, which request shall be made no more frequently than monthly, Landlord will make payments of the Tenant Improvement Allowance directly to Tenant for the cost of Tenant Improvement Allowance Items incurred by Tenant, including, but not limited to, costs for the Architect and consultants, based on invoices delivered to Landlord; provided, however, that if the payee is entitled under Applicable Laws to file a mechanic’s lien against the Real Property, Landlord may require receipt of appropriate mechanic’s liens

Exhibit C, Page 5

releases as a condition to making any such payment. During the construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Tenant Improvement Allowance for Tenant Improvement Allowance Items to Tenant and shall authorize the release of monies to Tenant as follows:
                (a) Monthly Disbursements. During the construction of the Tenant Improvements, Tenant shall deliver to Landlord: (i) a request for payment of the “Contractor,” as that term is defined in Section 4.1 of this Tenant Improvement Agreement, approved by Tenant, in a form reasonably agreed upon by the parties, showing the schedule of values, by trade, of percentage of completion of the Tenant Improvements in the Premises, detailing the portion of the work completed; (ii) an Application and Certificate for Payment (AIA Document G702) signed by the Architect; (iii) invoices from the Contractor, the Design-Build Subcontractors and all subcontractors for labor rendered and materials delivered to the Premises; and (iv) executed conditional mechanic’s lien releases from the Contractor and all subcontractors (along with unconditional mechanics lien releases with respect to payments made pursuant to Tenant’s prior submission hereunder) and other parties performing work or supplying construction materials for the Tenant Improvements in excess of $50,000.00, which shall comply with the appropriate provisions, as reasonably determined by Landlord and Tenant, of California Civil Code Section 3262(d). Thereafter, Landlord shall deliver a check to Tenant made payable to Tenant in payment of the lesser of: (A) the amounts so requested by Tenant, as set forth in this Section 2.2.2(a) above, less a five percent (5%) retention of the Tenant Improvement Allowance (the aggregate amount of such retentions to be known as the “Final Retention”), or (B) the balance of any remaining available portion of the Tenant Improvement Allowance (not including the Final Retention), within twenty (20) days after Landlord’s receipt of Tenant’s payment request and other information required under the preceding sentence. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request. Notwithstanding the foregoing or anything to the contrary contained in paragraph 2.2.2(b) below, (1) no retention shall be withheld on any of Landlord’s payments hereunder to Tenant in connection with any payment requests for any party other than the Contractor and the Contractor’s subcontractors and material suppliers), and (2) no separate retention shall be withheld on any payments to Tenant if (x) Tenant’s Contract (as defined in Section 4.2.1 below) with the Contractor already provides for a retention of at least five percent (5%) on any progress payments payable by Tenant to the Contractor until Substantial Completion of the Tenant Improvements occurs, and (y) the amounts so requested by Tenant, as set forth in this Section 2.2.2(a) above, reflect at least a five percent (5%) retention.
                (b) Retention. Subject to the provisions of this Tenant Improvement Agreement, if Landlord is allowed to withhold a Final Retention, then a check for the Final Retention payable to Tenant shall be delivered by Landlord to Tenant following the completion of construction of the Premises, provided that (i) no mechanic’s liens are then of record in connection with the design or construction of the Tenant Improvements and Tenant delivers to Landlord properly executed mechanics lien releases in compliance with both California Civil Code Section 3262(d)(2) and either Section 3262(d)(3) or Section 3262(d)(4) for the Contractor, all Design-Build Subcontractors and other parties performing or supplying materials for the Tenant Improvement Work in excess of $50,000.00, unless such recorded mechanics liens or failure to deliver mechanics lien releases is caused by Landlord’s wrongful failure to disburse the Tenant Improvement Allowance, (ii) Architect delivers to Landlord a certificate, in a commercially reasonable form, certifying that the construction of the Tenant Improvements in the Premises has been substantially completed in accordance with the Approved Working Drawings, as modified by Change Orders, (iii) Tenant supplies Landlord with evidence that all required governmental approvals required for Tenant to legally occupy the Premises have been obtained, and (iv) Tenant has fulfilled its obligations pursuant to the terms of Section 4.3 of this Tenant Improvement Agreement and has otherwise complied with Landlord’s reasonable and customary “close out” requirements.
                (c) Other Terms. Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items. In the event that Tenant shall fail to use the entire Tenant Improvement Allowance for Tenant Improvement Allowance Items, then following Substantial Completion of the Tenant Improvements, Tenant may elect by written notice to Landlord, to apply any unused amount of the Tenant

Exhibit C, Page 6

Improvement Allowance against the Basic Monthly Rent and Operating Expenses and Real Property Taxes first due and payable under this Lease, until the entire amount of the Tenant Improvement Allowance is exhausted.
          2.2.3 Offset Right. If Landlord wrongfully fails to disburse any amount of the Tenant Improvement Allowance owing to Tenant pursuant to Section 2.2.2 above, then Tenant shall have the right to pay the Contractor, the Architect and other consultants, as the case may be, directly, in which event Landlord shall reimburse Tenant for the amount so paid within five (5) business days after Tenant’s submission to Landlord of receipted invoices therefor (accompanied by reasonable supporting documentation). If Landlord fails to reimburse Tenant within such five (5) business day period, then Tenant may withhold from future Rentals due under the Lease the sum owed Tenant, until Tenant is reimbursed in full for the sum plus interest at the Interest Rate. Notwithstanding the foregoing, Tenant shall deliver notice to Landlord (and any Security Holder of which Tenant has been given notice) a written notice of Tenant’s intent to pay the Contractor, the Architect or other consultants, as the case may be, directly as provided above at least ten (10) business days prior to making any such payment (which notice shall describe the basis on which Tenant asserts that Landlord has wrongfully failed to disburse such amount), and Landlord may deliver to Tenant a good faith written objection before the expiration of such ten (10) business day notice period, (a) setting forth with reasonable particularity Landlord’s reasons for its claim that Landlord is not required to make the disbursement of the Tenant Improvement Allowance and (b) submitting the dispute to binding arbitration in accordance with Paragraph 34 of the Lease. If and to the extent Landlord property objects and submits the dispute to arbitration in accordance with the preceding sentence, then Tenant shall not exercise such rights unless and until the Arbitrator (as defined in Paragraph 34.2 of the Lease) determines that Tenant has the right to exercise such rights.
SECTION 3
CONSTRUCTION DRAWINGS
     3.1 Selection of Architect/Construction Drawings. Tenant shall retain an architect/space planner approved by Landlord (the “Architect”) to prepare the “Construction Drawings,” as that term is defined in this Section 3.1. Landlord’s approval of proposed architects shall not be unreasonably withheld, conditioned, or delayed and shall be granted or denied within three (3) business days after Tenant’s request for approval accompanied by reasonable background information regarding the proposed architects. If Landlord fails to notify Tenant that it disapproves of any architect within three (3) business days after the submission thereof, then Landlord shall be deemed to have approved the architect in question. If Landlord initially disapproves an architect and still disapproves a substitute architect submitted by Tenant within three (3) business days following the second re-submittal thereof, then, so long as Tenant has acted professionally, reasonably and in good faith, such continued disapproval shall thereafter be deemed to be a Force Majeure Delay (on a day-for-day basis until Landlord approves such architect). Landlord acknowledges its approval of IA Interior Architects as Architect for the Tenant Improvements. The plans and drawings to be prepared by Architect hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply with the commercially reasonable drawing format and specifications, and shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall instruct Architect to verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant’s waiver and indemnity set forth in this Lease shall specifically apply to the Construction Drawings.

Exhibit C, Page 7

     3.2 Final Space Plan. Tenant has provided Landlord with a preliminary space plan (the “Preliminary Space Plan”) for the Premises, which is attached hereto as Exhibit C-1. Tenant shall supply Landlord with four (4) copies signed by Tenant of its final space plan for the Premises before any architectural working drawings or engineering drawings have been commenced. The final space plan (the “Final Space Plan”) shall include a layout and designation of all offices, laboratory space, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord shall advise Tenant within three (3) business days after Landlord’s receipt of the Final Space Plan for the Premises of its approval or disapproval of the Final Space Plan, it being understood that (i) Landlord shall not unreasonably withhold, condition or delay its approval of the Final Space Plan, and (ii) if Landlord disapproves the Final Space Plan, Landlord shall specify in reasonable detail the reasons for such disapproval, together with a proposal for modifications and the parties shall negotiate in good faith to reach agreement on the item proposed. If Landlord fails to notify Tenant that it disapproves of the Final Space Plan within three (3) business days after the submission thereof, then Landlord shall be deemed to have approved the Final Space Plans in question. If Landlord initially disapproves the Final Space Plans and still disapproves the Final Space Plans within two (2) business days following the second re-submittal thereof, then, so long as Tenant has acted professionally, reasonably and in good faith to address and resolve any disapproved items, such continued disapproval shall thereafter be deemed to be a Force Majeure Delay (on a day-for-day basis until Landlord approves the Final Space Plans). At Tenant’s option, prior to the submission of the “Final Working Drawings,” as that term is defined in Section 3.3, below, Tenant shall supply Landlord with intermediate stages of the Construction Drawings, and the time frames and other conditions of Landlord’s approval of such intermediate stages set forth in this 3.2 shall apply to all such intermediate stages.
     3.3 Working Drawings. Upon the approval of the Final Space Plan by Landlord and Tenant, Tenant shall request the Architect to complete the architectural and engineering drawings for the Premises in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s approval. For purposes hereof, the Final Working Drawings shall not include any of the Design-Build Drawings (as defined in Section 3.4 below). Tenant shall supply Landlord with four (4) copies of such Final Working Drawings. Landlord shall advise Tenant within ten (10) business days after Landlord’s receipt of the Final Working Drawings of its approval or disapproval of the Final Working Drawings, it being understood that (i) Landlord shall not unreasonably withhold, condition or delay its approval of the Final Working Drawings, and (ii) if Landlord disapproves the Final Working Drawings, Landlord shall specify in reasonable detail the reasons for such disapproval and a proposal for modifications and the parties shall negotiate in good faith to reach agreement on the item proposed, together with a description of further information required in order for Landlord to approve the Final Working Drawings. If Landlord fails to notify Tenant that it disapproves of the Final Working Drawings within ten (10) business days after the submission thereof, then Landlord shall be deemed to have approved the Final Working Drawings in question. If Landlord initially disapproves the Final Working Drawings and still disapproves the Final Working Drawings within five (5) business days following the second re-submittal thereof, then, so long as Tenant has acted professionally, reasonably and in good faith to address and resolve any disapproved items, such continued disapproval shall thereafter be deemed to be a Force Majeure Delay (on a day-for-day basis until Landlord approves the Final Working Drawings). The Final Working Drawings shall be approved or deemed approved by Landlord (the “Approved Working Drawings”) prior to the commencement of construction in the Premises by Tenant.
     3.4 Design-Build Drawings. The parties acknowledge that Tenant intends for Design-Build Subcontractors to prepare drawings for the mechanical, electrical and plumbing elements of the Tenant Improvement on a design-build basis (collectively, the “Design-Build Drawings”). All Design-Build Drawings shall be subject to Landlord’s approval. Tenant shall supply Landlord with four (4) copies of the Design-Build Drawings. Landlord shall advise Tenant within ten (10) business days after Landlord’s receipt of the Design-Build Drawings of its approval or disapproval of the Design-Build Drawings, it being understood that (i) Landlord shall not unreasonably withhold, condition or delay its approval of the Design-Build Drawings, and (ii) if Landlord disapproves the Design-Build Drawings, Landlord shall specify in reasonable detail the reasons for such disapproval and a proposal for modifications and the parties shall negotiate in good faith to reach agreement on the item proposed, together with a description of

Exhibit C, Page 8

further information required in order for Landlord to approve the Design-Build Drawings. If Landlord fails to notify Tenant that it disapproves of the Design-Build Drawings within ten (10) business days after the submission thereof, then Landlord shall be deemed to have approved the Design-Build Drawings in question. If Landlord initially disapproves the Design-Build Drawings and still disapproves the Design-Build Drawings within five (5) business days following the second re-submittal thereof, then, so long as Tenant has acted professionally, reasonably and in good faith to address and resolve any disapproved items, such continued disapproval shall thereafter be deemed to be a Force Majeure Delay (on a day-for-day basis until Landlord approves the Design-Build Drawings). The Design-Build Drawings, as approved by Landlord, are referred to herein as the “Approved Design-Build Drawings.”
     3.5 Removal Obligation. Except as expressly provided in Paragraph 21.3 (Removal of Property), Paragraph 24.3 (Lines), Paragraph 27.1 (Signs) and Paragraph 31.6 (Generator) of the Lease, and in Paragraph 8 of Exhibit B-2 (Rooftop Installations), Tenant shall have no obligation to remove any Tenant Improvements shown on the Preliminary Space Plan upon the expiration or earlier termination of this Lease. Landlord reserves the right, however, to require Tenant to remove the Tenant Improvements described in any Change Orders, if Landlord notifies Tenant in writing of such removal obligation as part of Landlord’s written notice to Tenant of Landlord’s approval of the Change Order at issue.
     3.6 Permits. After approval by Landlord of the Final Working Drawings, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. Tenant shall not commence construction of any portions of the Tenant Improvement Work other than items that can be constructed under a “Letter of Intent to Frame” until all required governmental permits are obtained.
     3.7 Change Orders. No material changes or modifications to the Approved Working Drawings or Approved Design-Build Drawings shall be made unless by written Change Order signed by Landlord and Tenant. Landlord will not unreasonably withhold, delay, or condition its approval of any request by Tenant, or by Tenant’s Contractor with Tenant’s written approval, to amend or change the Approved Working Drawings or Approved Design-Build Drawings (any of the foregoing, a “Change Order”). Notwithstanding to the contrary in this Tenant Improvement Agreement, Tenant may make changes to the Approved Working Drawings or Approved Design-Build Drawings and Landlord shall not have any right to approve such Tenant changes to extent such work (i) is required by the City of San Jose or other applicable governmental body having jurisdiction over the Tenant Improvements, and (a) is consistent with the design intent of the Approved Working Drawings, or Approved Design-Build Drawings and (b) will not cost more than Seventy-Five Thousand Dollars ($75,000) per occurrence; or (ii) consists of minor field changes that (c) are consistent with the intent or required for the proper execution of the Approved Working Drawings or Approved Design-Build Drawings, and (d) that will not materially adversely affect the design, use, or operation of the Premises or Tenant Improvements. If any changes to the Approved Working Drawings or Approved Design-Build Drawings are not approved or disapproved by Landlord in writing within three (3) business days after such Landlord’s receipt of written request by Tenant, such item shall be deemed approved. If Landlord fails to notify Tenant that it disapproves of the Change Order within three (3) business days after the submission thereof, then Landlord shall be deemed to have approved the Change Order in question. Additionally, if Landlord disapproves of the item proposed by Tenant, then Landlord shall deliver to Tenant its written explanation for such disapproval and proposal for modifications and the parties shall negotiate in good faith to reach agreement on the item proposed. With respect to disputed items, if Landlord and Tenant fail to reach agreement on such items within two (2) business days of Tenant’s receipt of a notice of disapproval from Landlord, so long as Tenant has acted professionally, reasonably and in good faith, any such continued disapproval shall be deemed to be a Force Majeure Delay. With respect to change orders that Landlord has no right to approve, Tenant shall nevertheless provide prompt written notice to Landlord of the type, scope and cost of the change.

Exhibit C, Page 9

SECTION 4
CONSTRUCTION OF THE TENANT IMPROVEMENTS
     4.1 Tenant’s Selection of Contractors.
          4.1.1 The Contractor. Tenant shall retain a licensed general contractor approved by Landlord (“Contractor”) to construct the Tenant Improvements. Landlord’s approval of the proposed contractor shall not be unreasonably withheld, conditioned, or delayed, and shall be granted or denied within three (3) business days after Tenant’s request for approval, accompanied by reasonable background information regarding the proposed contractor. If Landlord fails to notify Tenant that it disapproves of the Contractor within three (3) business days after the submission thereof, then Landlord shall be deemed to have approved the Contractor in question. If Landlord initially disapproves a Contractor and still disapproves a substitute Contractor submitted by Tenant within three (3) days following the second re-submittal or substitution thereof, then, so long as Tenant has acted professionally, reasonably and in good faith, such continued disapproval shall thereafter be deemed to be a Force Majeure Delay (on a day-for-day basis until Landlord approves a Contractor). Landlord acknowledges its approval of the following Contractors for the Tenant Improvements: Devcon Construction, South Bay Construction, San Jose Construction, and SC Builders.
          4.1.2 Subcontractors. The subcontractors, materialmen, and suppliers used by Tenant for the mechanical, electrical and plumbing portions of the Tenant Improvement Work are collectively referred to herein as “Design-Build Subcontractors.”
     4.2 Construction of Tenant Improvements.
          4.2.1 Construction Contract; Cost Budget. Prior to Tenant’s execution of the construction contract and general conditions with Contractor (the “Contract”), Tenant shall submit the Contract to Landlord for its approval, which approval shall not be unreasonably withheld, conditioned or delayed. If Landlord disapproves the Contract, then Landlord shall deliver to Tenant its written explanation for such disapproval and proposal for modifications and the parties shall negotiate in good faith to reach agreement on the items proposed. If Landlord fails to notify Tenant that it disapproves of the Contract within three (3) business days after the submission thereof, then Landlord shall be deemed to have approved the Contract in question. If Landlord initially disapproves the Contract and still disapproves a substitute Contract submitted by Tenant within three (3) days following the second re-submittal or substitution thereof, then, so long as Tenant has acted professionally, reasonably and in good faith, such continued disapproval shall thereafter be deemed to be a Force Majeure Delay (on a day-for-day basis until Landlord approves the Contract). Prior to the commencement of the construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with a detailed breakdown of the schedule of values, by trade, of the final costs to be incurred or which have been incurred in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the amount of the Contract (the “Final Costs”). In the event that, after the Final Costs have been delivered by Tenant to Landlord, the costs relating to the design and construction of the Tenant Improvements shall change, Tenant shall notify Landlord in writing of any additional costs necessary to such design and construction in excess of the Final Costs.
          4.2.2 Subcontractors.
               (a) Landlord’s General Conditions for Subcontractors and Tenant Improvement Work. Tenant’s and Tenant’s Contractor, Design-Build Subcontractors and other subcontractors performing construction of the Tenant Improvements shall comply with the following: the Tenant Improvements shall be constructed in accordance with the Approved Working Drawings and Approved Design-Build Drawings, as the same may be modified by approved Change Orders, and this Tenant Improvement Agreement. Tenant shall not be obligated to pay nor shall Landlord have the right

Exhibit C, Page 10

to charge any construction administration or supervision fee to Landlord in connection with construction of the Tenant Improvements. Tenant acknowledges that any construction manager hired by Landlord is solely to protect Landlord’s interests, and Landlord shall not be responsible for any defects in the construction of the Tenant Improvements. If Landlord requires performance or payment bonds in connection with construction of the Tenant Improvements, such bonds shall be provided at Landlord’s expense, and shall not be deducted from the Tenant Improvement Allowance.
               (b) Indemnity. Tenant’s indemnity of the Landlord Indemnitees as set forth in this Lease shall also apply with respect to any and all Claims related in any way to any negligent act or omission or willful misconduct of Tenant’s Contractor, Design-Build Subcontractors, or other subcontractors, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Tenant Improvements (through no fault of Landlord) and/or Tenant’s disapproval of all or any portion of any request for payment. Such indemnity by Tenant, as set forth in this Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance of any ministerial acts reasonably necessary (a) to permit Tenant to complete the Tenant Improvements, or (b) to enable Tenant to obtain any building permit or certificate of occupancy for the Premises; provided, however, that, with respect to any Landlord Indemnitee, Tenant’s obligations under this Section shall be inapplicable to the extent (i) the Claims arise from the negligence of Landlord or any other Landlord Indemnitee and are not covered by the insurance required to be carried by Tenant hereunder, or arise from the willful misconduct or criminal activity of any Landlord Indemnitee, or (ii) such obligations are prohibited by Applicable Laws.
               (c) Requirements of Tenant’s Contractor. Tenant’s Contractor shall guarantee to Tenant that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Tenant’s Contractor shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the later to occur of (i) completion of the work performed by such contractor and (ii) the Lease Commencement Date. All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be contained in the Contract and shall be written such that such guarantees or warranties shall inure to the benefit of Landlord and Tenant (and shall be assignable to Landlord in the event this Lease is terminated). Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement in the event this Lease is terminated.
               (d) Insurance Requirements.
                    (1) General Coverages. Tenant’s Contractor shall carry worker’s compensation insurance covering all of their respective employees, Products and Completed Operation Coverage insurance and shall also carry commercial general liability insurance, including property damage, and with commercially reasonable limits for tenant improvement projects of this size, in form and with companies as are required to be carried by Tenant as set forth in this Lease. Tenant’s Contractor shall require all of the Design-Build Subcontractors and its other subcontractors to carry appropriate insurance coverages in accordance with the approved Contract.
                    (2) Special Coverages. Tenant shall carry (or shall require its Contractor to carry) commercially reasonable “Builder’s Risk” insurance covering the cost of construction of the Tenant Improvements (“Builder’s Risk Insurance”).
                    (3) General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2(d) shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before the Contractor’s equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any material reduction in the amounts of such insurance. In the event that the Tenant Improvements are damaged by any cause

Exhibit C, Page 11

during the course of the construction thereof, Tenant shall immediately repair the same at no cost to Landlord, unless the Lease is terminated by either party hereto in accordance with the terms of Paragraph 19 of the Lease, in which event Tenant shall have no such repair obligation (provided that the same shall in no event have any effect on Landlord’s right to receive the proceeds from the Builder’s Risk Insurance). Tenant’s Contractor, the Design-Build Subcontractors and other subcontractors shall maintain all of the foregoing insurance coverage in force until the Tenant Improvements are fully completed and accepted by Landlord, except for any Products and Completed Operation Coverage insurance required by Landlord, which is to be maintained for ten (10) years following completion of the work. All policies carried under this Section 4.2.2(d) shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant’s Agents, and without limiting the foregoing, Tenant shall cause Landlord to be an additional named insured and loss payee on the Builder’s Risk insurance (subject to Tenant’s rights to the insurance proceeds to make the repairs as required above, and Tenant’s rights to amounts that exceed the Tenant Improvement Allowance in the event that the Lease is terminated by either party hereto in accordance with the terms of Paragraph 19 of the Lease). All property insurance maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance and that any other insurance maintained by Landlord is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2(b) of this Tenant Improvement Agreement.
          4.2.3 Governmental Compliance. The Tenant Improvements shall comply in all respects with the following: all local, state, and federal laws, codes, ordinances and regulations and customary interpretations thereof.
          4.2.4 Inspection by Landlord. Landlord shall have the right to inspect the Tenant Improvements at all times; provided, however, that Landlord’s failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same. Should Landlord identify any work that does not materially conform to the Approved Working Drawings or Approved Design-Build Drawings, Landlord shall notify Tenant in writing of such non-conforming work and shall specify the non-conforming work. Any such material deviation from the Approved Working Drawings or Approved Design-Build Drawings shall be rectified by Tenant at no expense to Landlord. If Tenant disputes Landlord’s assertion of non-conforming work, the parties shall diligently endeavor in good faith to resolve the dispute. If, despite their diligent good faith efforts, the parties are unable to resolve the dispute within twenty (20) business days after Tenant receives notice of such alleged non-conforming work, then either party may submit the dispute to binding arbitration in accordance with Paragraph 34 of the Lease.
          4.2.5 Meetings. Commencing within thirty (30) days after approval of the Architect and the Contractor, Tenant shall hold regular meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Tenant Improvements, which meetings shall be held at a location designated by Tenant, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend (in person or by telephone), all such meetings. In addition, any minutes that may be taken at all such meetings by Tenant or its agents shall be promptly delivered to Landlord.
     4.3 Notice of Completion; Copy of Record Set of Plans. Within ten (10) days after completion of construction of the Tenant Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. At the conclusion of construction, (a) Tenant shall cause the Contractor or Architect to deliver to Landlord two (2) CD ROMS of as-built drawings in accordance with standard CAD format requirements and (b) Tenant shall deliver to Landlord a copy of all warranties and guaranties relating to the improvements, equipment, and systems in the Premises.

Exhibit C, Page 12

     4.4 Commencement Date.
          4.4.1 Delay in Commencement Date. Tenant shall use reasonable efforts (without requiring any overtime or after-hours work, or work to be performed on weekends or holidays generally recognized by the City of San Jose) to cause the Tenant Improvements to be constructed in accordance with the provisions of this Tenant Improvement Agreement, and to achieve substantial completion of the Tenant Improvements as soon as reasonably practicable. If the Substantial Completion of the Tenant Improvements is delayed beyond September 1, 2010, and such delay would not have occurred but for a Landlord Delay and/or Force Majeure Delay, then the Commencement Date shall be delayed one (1) day for each day that the Substantial Completion Date has not occurred as a result of such Landlord Delay and/or Force Majeure Delay. Further, if Tenant is occupying or conducting business in any portion of the Premises as of the Commencement Date set forth in the Summary of Lease Terms, notwithstanding that the Substantial Completion Date has not occurred, then the Commencement Date shall not be delayed with respect to the portion of the Premises so occupied or used by Tenant.
          4.4.2 Delay Damages. Landlord acknowledges that (i) Tenant is moving its corporate headquarters to the Premises, which will involve physically relocating a substantial number of employees, and substantial amounts of equipment, furniture, files, and other items of Tenant’s property; and (ii) that such move must be planned well in advance and must be coordinated with the Substantial Completion of the Tenant Improvements in order to avoid substantially disrupting Tenant’s business operations and to avoid substantial costs in relocating Tenant’s property and obtaining temporary space or in holding over in Tenant’s existing leased premises. Further, the calculation of damages due to a delay in Substantial Completion of the Tenant Improvements would be extremely difficult to fix and to prove. Therefore, Landlord and Tenant agree to liquidate such damages as follows: If the Substantial Completion Date has not occurred on or before October 1, 2010, and such delay would not have occurred but for a Landlord Delay, then Tenant shall be entitled to a credit against Basic Rental hereunder equal to Twenty Thousand Dollars ($20,000.00) (“Delay Damages”) for each day that the Substantial Completion Date is delayed beyond October 1, 2010 due to such Landlord Delay. Notwithstanding the foregoing provision to the contrary, Tenant agrees that if it occupies a portion of the Premises on or before October 1, 2010, whether or not Substantial Completion has occurred with respect to such portion of the Premises, Tenant shall not be entitled to Delay Damages for such occupied portion of the Premises. Both Landlord and Tenant acknowledge that such amount is presently reasonable considering all of the circumstances existing as of the date of this Lease, including, without limitation, the range of harm to Tenant that reasonably could be anticipated and the anticipation that proof of actual damages would be extremely difficult and impracticable, and that the payment of such liquidated damages is not intended as a forfeiture or penalty, but is intended to constitute liquidated damages. By executing this provision where indicated below, each party specifically confirms the accuracy of the statements made above and the fact that each party fully understood the consequences of these liquidated damages provisions at the time this Lease was made.

Landlord’s Initials: _________	Tenant’s Initials: _________
          4.4.3 Definitions.
               (a) For purposes of this Tenant Improvement Agreement, “Substantial Completion” shall mean the date on which the Tenant Improvements have been substantially completed (except for minor “punch list” items) and Tenant is legally permitted to occupy the Premises (as evidenced by a temporary or final certificate of occupancy, or final inspection and sign-off on the job card for the Tenant Improvement Work, or reasonable equivalent). The “Substantial Completion Date” shall mean the date when Substantial Completion has occurred. Tenant shall promptly notify Landlord that Substantial Completion has occurred and provide copies of the certificate of occupancy or other evidence thereof. Promptly thereafter, Landlord and Tenant shall set a mutually convenient time for Tenant, Landlord, the Contractor and the Architect to inspect the Premises and the Tenant Improvements.

Exhibit C, Page 13

               (b) For purposes of this Tenant Improvement Agreement, “Force Majeure Delay” shall mean any actual delay in Substantial Completion of the Tenant Improvements that would not have occurred but for (i) fire, earthquake, or other acts of God, or unusually severe weather conditions, (ii) strikes, lockouts, or labor disputes beyond Tenant’s reasonable control, (iii) war, terrorism, riot, or act of a public enemy, or (iv) delay occasioned by inability to obtain labor or materials (or reasonable substitutes therefor) on an industry-wide basis and excluding any long lead items of a specialized nature ordered by Tenant, (v) the undue and prolonged delay by any governmental authority to process and issue necessary permits within the typical and reasonable time period for the issuance of same, except to the extent such delay is attributable to the acts or omission of Tenant, the Architect, the Contractor, the Design-Build Subcontractors or any other of Tenant’s agents or employees, (vi) any other delays specifically identified as Force Majeure Delays under this Tenant Improvement Agreement, or (vii) any delay caused by the discovery, investigation and/or remediation of any Preexisting Hazardous Substances discovered at the Premises during prosecution of the Tenant Improvements. Notwithstanding the foregoing, if Tenant fails to provide Landlord with written notice of a Force Majeure Delay within ten (10) business days after the commencement thereof, the period of any Force Majeure Delay shall be reduced for the period of time prior to the delivery of such notice.
               (c) For purposes of this Tenant Improvement Agreement, “Landlord Delay” shall have the meaning provided in Paragraph 2.2(b) of the Lease and shall also mean any actual delay in Substantial Completion of the Tenant Improvements that would not have occurred but for (i) Landlord’s failure to timely respond to Tenant’s requests for approvals as provided in this Tenant Improvement Agreement, (ii) Landlord’s failure to pay the Tenant Improvement Allowance when due as provided in Section 2.2.2 above, (iii) Landlord’s failure to timely complete the Corrective Work, if any, required to be performed by Landlord pursuant to Paragraph 2.2(d) of this Lease, or (iv) unreasonable interference with the performance of the Tenant Improvements by Landlord, its employees, agents or contractors. Notwithstanding the foregoing, no Landlord Delay shall be deemed to have occurred unless and until Tenant provides Landlord with written notice specifying the action or inaction that Tenant asserts constitutes a Landlord Delay, and such action or inaction is not cured within one (1) business day after Landlord receipt of such notice. If such action or inaction is not cured within one (1) business day after Landlord’s receipt of notice, then a Landlord Delay, as set forth in the notice, shall be deemed to have occurred commencing as of the date of such notice and continuing for the number of days Substantial Completion of the Tenant Improvements is in fact delayed solely as a result of such action or inaction.
          4.4.4 Casualty or Eminent Domain. Notwithstanding the foregoing or any provision in this Tenant Improvement Agreement to the contrary, if at any time prior to or after the Commencement Date, the Building is damaged by fire or other casualty, or any portion of the Building is taken by right of eminent domain or conveyed in lieu thereof, then the provisions of Sections 19 and 20, respectively, of the Lease shall control, and Landlord and Tenant shall be entitled to exercise all of their respective rights and required to perform all of their respective obligations thereunder.
SECTION 5
MISCELLANEOUS
     5.1 Tenant’s Representative. Tenant has designated Charles Bonasera as its sole representative with respect to the matters set forth in this Tenant Improvement Agreement, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Improvement Agreement.
     5.2 Landlord’s Representative. Landlord has designated Mark Brannan as its sole representative with respect to the matters set forth in this Tenant Improvement Agreement, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Improvement Agreement.

Exhibit C, Page 14

     5.3 Time. Time is of the essence in this Tenant Improvement Agreement. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days.
     5.4 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in this Lease, if a default beyond an applicable notice and cure period as described in this Lease or this Tenant Improvement Agreement has occurred at any time on or before the completion of the Tenant Improvements, then (a) in addition to all other rights and remedies granted to Landlord pursuant to this Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Tenant Improvements (in which case, Tenant shall be responsible for any delay in the construction of the Tenant Improvements caused by such work stoppage), and (b) all other obligations of Landlord under the terms of this Tenant Improvement Agreement shall be forgiven until such time as such default is cured pursuant to the terms of this Lease (in which case, Tenant shall be responsible for any delay in the construction of the Tenant Improvements caused by such inaction by Landlord).
     5.5 Ownership of Tenant Improvements. The Tenant Improvements shall be deemed, effective upon installation, to be a part of the Building and shall be deemed to be the property of Landlord (subject to Tenant’s right to use the same during the Lease Term), and shall be surrendered at the expiration or earlier termination of the Lease Term; provided, however, that (i) the foregoing shall not affect Tenant’s removal obligations expressly set forth in Paragraph 21.3 (Removal of Property), Paragraph 24.3 (Lines), Paragraph 27.1 (Signs) and Paragraph 31.6 (Generator) of the Lease, and in Paragraph 8 of Exhibit B-2 (Rooftop Installations) (“Required Removal Items”), (ii) Landlord reserves the right to require Tenant to remove the Tenant Improvements described in any Change Orders, if Landlord notifies Tenant in writing of such removal obligation as part of Landlord’s written notice to Tenant of Landlord’s approval of the Change Order at issue; and (iii) Tenant shall retain ownership of all furniture, equipment, business and trade fixtures, free-standing cabinet work, and other articles of personal property owned by Tenant or installed or placed by Tenant in the Premises as part of the Tenant Improvements, and Tenant shall remove such property from the Premises upon the expiration or earlier termination of this Lease in accordance with Paragraph 21.3 of this Lease.

Exhibit C, Page 15